UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material under 240.14a-12
Tandem Diabetes Care, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TANDEM
Diabetes Care

Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

Angie
diganosed 1994

positively different

Notice of Annual Meeting of Stockholders DATE May 22, 2024 TIME 3:00 p.m. Pacific Time MEETING WEB ADDRESS www.virtualshareholdermeeting.com/TNDM2024
Dear Stockholders:
You are cordially invited to attend the 2024 Annual Meeting of Stockholders of Tandem Diabetes Care, Inc., or the Annual Meeting, which will be held on Wednesday, May 22, 2024 at 3:00 p.m., Pacific Time. The Annual Meeting will be held virtually by live internet webcast at www.virtualshareholdermeeting.com/TNDM2024.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying Proxy Statement:
1.To elect nine directors for a one-year term expiring at the 2025 annual meeting of stockholders.
2.To approve the Company’s 2013 Employee Stock Purchase Plan, as Amended, to Increase the Number of Shares Authorized for Issuance Under the Plan.
3.To approve the Company’s 2023 Long-Term Incentive Plan, as Amended, to Increase the Number of Shares Authorized for Issuance Under the Plan.
4.To approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the accompanying Proxy Statement.
5.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
6.To transact such other business as may properly be brought before the Annual Meeting and at any adjournment or postponement thereof.
Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, we encourage you to read the accompanying Proxy Statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail, and the additional information in the accompanying Proxy Statement. If you asked to receive printed proxy materials, you may also refer to the instructions on the proxy card enclosed with those materials.
By Order of the Board of Directors,

John Sheridan President and Chief Executive Officer San Diego, California Approximate Date of Mailing of Notice of Internet Availability of Proxy Materials: April 12, 2024

Proxy Summary
Proxy Summary

Our Annual Meeting of Stockholders Will Take Place Virtually DATE May 22, 2024 TIME 3:00 p.m. Pacific time MEETING WEB ADDRESS www.virtualshareholdermeeting.com/TNDM2024
This summary provides highlights of information contained in this Proxy Statement. It does not contain all of the information that you should consider before voting. We encourage you to read the entire Proxy Statement. For more complete information regarding our 2023 financial and operating performance, please read our 2023 Annual Report on Form 10-K, or the Annual Report.
Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, we encourage you to submit your proxy or voting instructions as soon as possible. You may submit your proxy by internet, telephone or mail.

To vote by the internet before the meeting, visit www.proxyvote.com.
Vote by 11:59 p.m. Eastern Time on May 21, 2024 for shares held directly and by 11:59 p.m. Eastern Time on May 20, 2024 for shares held in a Plan. To vote by the internet during the meeting, visit www.virtualshareholdermeeting.com/TNDM2024.
Have your notice or proxy card on hand and follow the instructions.

To vote by telephone, call 1-800-690-6903 by 11:59 p.m. Eastern Time on May 21, 2024 for shares held directly and by 11:59 p.m. Eastern Time on May 20, 2024 for shares held in a Plan. Have your notice or proxy card on hand and follow the instructions.

To vote by mail, mark, sign, date and return your proxy card in the postage-paid, pre-addressed envelope we have provided, or send it to Vote Processing,
c/o Broadridge,
51 Mercedes Way, Edgewood,
NY 11717.

Items to be Considered and Board Recommendations

	Item	Board’s Voting Recommendation	Page Reference

PROPOSAL 1	To elect nine directors for a one-year term expiring at the 2025 annual meeting of stockholders.	FOR	7
PROPOSAL 2	To approve the Company’s 2013 Employee Stock Purchase Plan, as Amended, to increase the number of shares authorized for issuance under the Plan.	FOR	13
PROPOSAL 3	To approve the Company’s 2023 Long-Term Incentive Plan, as Amended, to increase the number of shares authorized for issuance under the Plan.	FOR	19
PROPOSAL 4	To approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.	FOR	27
PROPOSAL 5	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.	FOR	29

Tandem Diabetes Care	1	2024 Proxy Statement

Proxy Summary
Board Nominees

Name	Age	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Privacy and Security Subcommittee

Rebecca Robertson	63	■		■
Dick Allen	79	■	■		■
Myoungil Cha	47	■		■
Peyton Howell	57	■		■
Joao Malagueira	58	■	■
Kathleen McGroddy-Goetz	60	■			■	■
John Sheridan	68
Rajwant Sodhi	50	■			■	■
Christopher Twomey	64	■	■
Board Diversity as of March 31, 2024

Male	Female
Director Qualifications and Experience

Corporate Strategy	Digital Technology & Innovation	Global Market Development & Expansion	Market Access	Data Science

Medical Device Executive Leadership	Consumer Technology Experience & Insights	Financial Expert	Data Privacy & Cybersecurity

Tandem Diabetes Care	2	2024 Proxy Statement

Proxy Summary

~$750* MILLION worldwide sales ~7% INCREASE worldwide customer base	2023 Business Highlights

•Grew worldwide in-warranty installed base to approximately 450,000 customers.
•Received U.S. Food and Drug Administration (“U.S. FDA”) clearance and began an initial, limited release of Tandem Mobi, the world’s smallest durable Automated Insulin Delivery (“AID”) system in the United States
•Achieved first-to-market launch with multiple, next-generation continuous glucose monitoring (“CGM”) sensor integrations.
•Launched Tandem Source, a new diabetes management platform for customers and healthcare providers in the United States.
•Completed the onboarding of our European distributors to a distribution center in the Netherlands.

*Annual sales for 2023 and 2022 include the effect of sales deferrals of $25.1 million and $3.5 million, respectively. This relates to the accounting treatment associated with the Tandem Choice Program offering, which began in September 2022 to provide a pathway to eligible t:slim X2 customers to ownership of our newest hardware platform, Tandem Mobi, for a fee when available.

Tandem Diabetes Care	3	2024 Proxy Statement

Proxy Summary
Executive Compensation Practice Highlights

We Pay for Performance	We Seek to Mitigate Compensation Risk

•Mix of diversified long- and short-term performance metrics to incentivize and reward the achievement of our operational and long-term business strategy objectives	•Annual compensation assessment; retain independent compensation consultant; independent compensation committee

•Long-term equity incentive awards feature a three-year vesting schedule, with the CEO’s mix of awards being 50% restricted stock units and 50% performance stock units	•Clawback policy covering both cash and equity incentive compensation

•No single-trigger cash severance or automatic vesting of equity awards based solely upon a change of control of the Company	•Stock ownership guidelines for directors and members of executive management
For additional information, see the “Compensation Discussion and Analysis” section of this Proxy Statement, as well as the Summary Compensation Table and related compensation tables, notes and narrative discussion.

Tandem Diabetes Care	4	2024 Proxy Statement

General Information
GENERAL INFORMATION
These proxy materials are being furnished in connection with the solicitation of proxies by the Board of Directors of Tandem Diabetes Care, Inc. for use during the 2024 annual meeting of stockholders, or the Annual Meeting, to be held on Wednesday, May 22, 2024, at 3:00 p.m. Pacific time, and at any adjournment or postponement thereof. Tandem Diabetes Care, Inc. is sometimes referred to herein as “we,” “us,” “our” or the “Company.”
Notice of Internet Availability of Proxy Materials
This Proxy Statement, together with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, or the Annual Report, filed with the U.S. Securities and Exchange Commission, or SEC, on February 21, 2024, is being made available to stockholders at www.proxyvote.com. The Annual Report is not a part of the proxy solicitation material. This Proxy Statement is being made available to stockholders on or about April 12, 2024. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice before May 8, 2024. We may send you a proxy card, along with a second Notice, on or after April 22, 2024.
Under SEC’s “notice and access” rules, we are providing access to the proxy materials for the Annual Meeting via the internet. Accordingly, on or about April 12, 2024, we mailed a Notice of Internet Availability of Proxy Materials, or Notice, to each of our stockholders. The Notice contains instructions on how to access our proxy materials how to vote your shares through the internet, by telephone, or by mail. Please review the proxy materials prior to voting.
Stockholders Entitled to Vote
Stockholders at the close of business on March 25, 2024 (the “Record Date”) are entitled to notice of, and to attend and vote at, the Annual Meeting and at any adjournment or postponement thereof. As of the Record Date, 64,563,476 shares of our Common Stock were outstanding. Each stockholder is entitled to one vote for each share of Common Stock owned at the Record Date.
How to Vote
If you are a stockholder of record, you may vote by proxy through the internet, by mail, or by telephone as described below:
•By Internet - go to www.proxyvote.com and follow the instructions provided on the website. You will need the QR code provided on your proxy card, or your unique 16-digit control number on the Notice or, if you requested to receive printed proxy materials, the control number from the proxy card that was mailed to you.
•By telephone, call toll-free 1-800-690-6903 from any touch-tone telephone and follow the instructions. You will need the 16-digit control number from the Notice or, if you requested to receive printed proxy materials, the control number on the proxy card that was mailed to you.
•By Mail - complete, date, sign your proxy card and mail it in the postage-paid envelope provided. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as an officer of a corporation, guardian, executor, or trustee), you must indicate your name and title or capacity.
If you vote through the internet or by telephone, they are both available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on Tuesday, May 21, 2024 for shares held directly and until 11:59 p.m. Eastern Time on Monday, May 20, 2024 for shares held in a Plan.
You may also vote during the virtual Annual Meeting through the internet at www.virtualshareholdermeeting.com/TNDM2024. At this site you will be able to vote electronically.
You are considered to be a stockholder of record if your shares were registered directly in your name on the Record Date. If your shares are held in a brokerage account or by a bank, broker or other nominee, and not in your name, you are considered to be the beneficial owner of shares held in street name.
The nominee holding your shares is considered the holder of record for purposes of voting at the virtual Annual Meeting. As a beneficial owner, you have the right to direct your nominee on how to vote the shares in your account. The nominee will provide you with instructions that you must follow to have your shares voted. Please contact your nominee directly if you have any questions about voting your shares.
As a beneficial owner of shares held in street name, you are invited to attend the Annual Meeting virtually. However, because you are not the holder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid “legal proxy” or a 16-digit control number from your nominee. Please contact your nominee for additional information about attending the Annual Meeting virtually.
Change of Vote or Revocation of Proxy
Stockholders of Record: If you are a stockholder of record, you may revoke your proxy or change your vote at any time before the polls are closed at the Annual Meeting by:
•Timely delivery of a valid, later-dated proxy or later-dated vote by internet or telephone; or
•Written notice to the Corporate Secretary of Tandem Diabetes Care, Inc., 12400 High Bluff Drive, San Diego, CA 92130; or
•Voting during the virtual Annual Meeting.
Beneficial Owners: If you are a beneficial owner of shares held in street name and you have instructed your bank, broker or other nominee to vote your shares, you may change your vote by following the instructions provided to you by your nominee.
Your latest-dated internet or telephone proxy, or proxy card, will be the one that is counted at the Annual Meeting. If you revoke your proxy via the internet or by telephone, please make sure to do so by the deadline as described above. If you send a written notice of revocation, please make sure to do so with enough time for it to arrive by mail prior to the Annual Meeting.

Tandem Diabetes Care	5	2024 Proxy Statement

General Information
Attending the Annual Meeting
The Annual Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/TNDM2024. You will be able to attend the Annual Meeting online, submit your questions, and vote your shares during the meeting. In order to attend and participate in the Annual Meeting, stockholders will need either the QR code provided on your proxy card, or your unique 16-digit control number located on your Notice, on your proxy card (if you received a printed copy of the proxy materials) or within the instructions that accompanied your proxy materials. The webcast will begin promptly at 3:00 p.m. Pacific time on Wednesday, May 22, 2024.
We will answer as many stockholder questions during the Annual Meeting as time permits and in accordance with our rules for the meeting. However, we reserve the right to exclude questions that are not pertinent to the Annual Meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
Technical Assistance for the Annual Meeting
Online access will begin at approximately 2:45 p.m. Pacific Time on the day of the meeting to provide you ample time to log in, test your device, and review the rules and procedures for the meeting. We encourage you to access the webcast prior to the designated start time. If you experience any technical difficulties accessing the meeting website, a toll-free technical support number will be posted on the meeting website for assistance.
Quorum, Abstentions and Broker Non-Votes
A quorum of stockholders is required to hold the Annual Meeting. A quorum exists when at least a majority of the outstanding shares of our Common Stock entitled to vote at the meeting as of the close of business on the Record Date, or 32,281,739 shares, are present or represented by proxy at the Annual Meeting (even if not voting). Virtual attendance at the Annual Meeting constitutes presence for purposes of a quorum at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned by the chair of the meeting or by the vote of a majority of the shares present virtually or represented by proxy at the Annual Meeting, in accordance with our Amended and Restated Bylaws (“Bylaws”), and applicable law, to permit the further solicitation of proxies.
Votes withheld from any director, nominee, abstentions and broker “non-votes” are counted as present or represented by proxy for purposes of determining the presence or absence of a quorum for the Annual Meeting. A broker “non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner has not received instructions from the beneficial owner regarding the voting of the shares and does not have discretionary authority to vote the shares for certain non-routine matters.
If you are a beneficial owner of shares held in street name and do not provide the nominee that holds your shares with specific voting instructions, the nominee may generally vote in its discretion on “routine” matters. However, if the nominee that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, it will be unable to vote your shares on that matter. Whether a particular matter is considered “routine” or “non-routine” is determined pursuant to applicable stock exchange rules.
Cost of Soliciting Proxies
The cost of soliciting these proxies is being paid by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and other employees of the Company, personally, by telephone or by other means of communication. While we have not retained a proxy solicitor to assist in the solicitation of proxies, we may do so in the future, and do not believe the cost of any such proxy solicitor will be material. The Company will, upon request, reimburse brokers and other nominees for their reasonable out-of-pocket expenses in forwarding these proxy materials to beneficial owners of shares held in street name by such persons.
Announcement of Voting Results
In accordance with SEC rules, final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting, unless final results are not known at that time, in which case preliminary voting results will be published within four business days of the Annual Meeting and final voting results will be published once they are known by us.
Contact Information for Questions
If you have additional questions about this Proxy Statement or the Annual Meeting, please contact the Corporate Secretary, Tandem Diabetes Care, Inc., 12400 High Bluff Drive, San Diego, CA 92130 or by telephone at (858) 366-6900.
Caution Concerning Forward-Looking Statements
This Proxy Statement contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may relate to our future financial performance, business operations, and executive compensation decisions, or other future events. You can identify forward-looking statements by the use of words such as “may,” “will,” “could,” “anticipate,” “expect,” “intend,” “believe,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements include the assumptions underlying or relating to such statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, results of operations and financial condition.
The outcomes of the events described in these forward-looking statements are subject to risks, uncertainties and other factors described in the section entitled “Risk Factors” in our Annual Report, as well as other filings we make with the SEC from time to time. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could materially differ from those expressed or implied in the forward-looking statements. The forward-looking statements made in this Proxy Statement relate only to events as of the date of this Proxy Statement. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

Tandem Diabetes Care	6	2024 Proxy Statement

Proposal 1 >> Election of Directors
MANAGEMENT PROPOSALS
PROPOSAL 1
Election of Directors
To elect nine directors for a one-year term expiring at the 2025 annual meeting of stockholders.

Board Structure and Membership
Nine directors are to be elected to serve until the next annual meeting of stockholders, all of whom are currently members of our Board of Directors. All of the nominees for director have consented to being named in this proxy statement and to serve if elected. We have no reason to believe that any nominee will be unable to serve as director. If any nominee is unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may nominate, or the size of the Board may be reduced.
Kim Blickenstaff, who has served on our Board of Directors since 2007, will not be standing for reelection at our 2024 annual meeting of stockholders. Our Board of Directors has approved a reduction in the Board size from ten members to nine members effective at the 2024 annual meeting of stockholders. Proxies cannot be voted for a greater number of persons than the number of nominees named. In recognition of Mr. Blickenstaff’s distinguished service to the Company, he will be named Chair Emeritus effective upon the expiration of his current term, at which point he will serve in the role of Chair Emeritus for one year, during which time he will not be a director and will not have the associated rights or responsibilities.
Directors may only be removed for cause by the affirmative vote of a majority of the outstanding shares entitled to vote upon an election of directors, voting together as a single class. Any vacant directorships may be filled by an appointee of the directors then in office.
Majority Voting Standard
Under the majority voting standard, in uncontested elections, directors will be elected by the affirmative vote of a majority of the votes cast by the shares of Common Stock present or represented by proxy and entitled to vote on the proposal at the Annual Meeting. In contested elections, which are elections where the number of director nominees exceeds the number of directors to be elected at a meeting of the stockholders, directors will be elected by a plurality of the votes cast at the meeting.
Under our Bylaws, if an incumbent director nominee in an uncontested election fails to receive the affirmative vote of a majority of the votes cast in his or her election, such director must promptly tender his or her resignation to our board of directors, and our board of directors must accept or reject the tendered resignation no later than 90 days following certification of the election results. Our board of directors will also publicly disclose its decision regarding the tendered resignation and the rationale behind its decision. Any director who tenders his or her resignation under this provision of our Bylaws may not participate in the decision of the board of directors with respect to his or her resignation. This director will continue to serve as a director after submitting his or her resignation unless and until our board of directors accepts such resignation, or until his or her earlier death, resignation (for reasons other than such director’s failure to receive the required vote) or removal. If this director’s resignation is accepted by our board of directors after the director failed to receive the required vote, or if a nominee for director is not elected and the nominee is not an incumbent director, then our board of directors, in its sole discretion, may fill any resulting vacancy or decrease the size of our board of directors in accordance with our Bylaws.

Tandem Diabetes Care	7	2024 Proxy Statement

Proposal 1 >> Election of Directors
Required Vote
The election of our director nominees at the Annual Meeting requires the affirmative vote of a majority of the votes cast by the shares of our Common Stock present virtually or represented by proxy and entitled to vote on the proposal at the Annual Meeting. A “majority of the votes cast” means the number of shares voted “For” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election.
This proposal is considered a non-routine matter under applicable stock exchange rules. A bank, broker or other nominee may not vote without instructions on this matter, so there may be broker non-votes in connection with this proposal. Abstentions and broker non-votes are not counted as votes “For” or “Against” a director nominee and will have no effect on the election of directors. If no contrary indication is made, returned proxies will be voted “For” each of the director nominees, or in the event that any nominee is unable to serve as a director at the time of the election, returned proxies will be voted “For” any nominee who is designated by our board of directors to fill the vacancy.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES
Nominees for Director
The following table lists the persons recommended by our nominating and corporate governance committee, and nominated by our board of directors, to be elected as directors, including relevant information on their role served on our board, business experience, qualifications, attributes, skills and other directorships as of the date of this Annual Meeting Notice. Ages provided are as of March 31, 2024.
NOMINEES FOR RE-ELECTION TO OUR BOARD OF DIRECTORS FOR A ONE-YEAR TERM EXPIRING AT THE 2025 ANNUAL MEETING OF STOCKHOLDERS.

REBECCA ROBERTSON
Ms. Robertson has served as Chair of our board of directors since March 2023, and as a member of our board of directors since January 2019. Ms. Robertson is a founder and General Partner at Versant Ventures where she has specialized in investing in the areas of medical devices and diagnostics since 1999. In addition, through Longridge Business Advisors, she has provided business advisory services and board services since April 2017. Prior to Versant, she served as Senior Vice President at Chiron Diagnostics, a division of Chiron Corporation, where she had responsibility for the critical care business unit in addition to leading the division’s business development efforts. Prior to joining Chiron, Ms. Robertson was a co-founder and Vice President at Egis, a consumer products company, and held senior management positions in operations and finance at Lifescan, a Johnson & Johnson Company. Ms. Robertson holds a B.S. in Chemical Engineering from Cornell University.
We believe Ms. Robertson’s extensive experience in management positions in the medical technology industry provides her with key skills in working with directors, understanding board process and functions and working with financial statements. We also believe she brings to our board of directors her long-term investing experience with numerous companies in the healthcare and medical device industries, all of which qualify her for service on our board of directors.

Chair, Board of Directors Member, Compensation Committee Age: 63 Director since: 2019

Tandem Diabetes Care	8	2024 Proxy Statement

Proposal 1 >> Election of Directors

DICK ALLEN
Mr. Allen has served as a member of our board of directors since July 2007. He previously served as Lead Independent Director from March 2019 to February 2023, and as Chair of our board of directors from August 2007 to January 2013 and from January 2016 to February 2019. Mr. Allen is directly engaged in the diabetes community through his personal involvement with JDRF, a nonprofit diabetes research organization, and the Mary & Dick Allen Diabetes Center at Hoag Memorial Hospital Presbyterian. Mr. Allen served as a member of the International Board of Directors of JDRF from July 2008 to June 2014, and as its Chair from July 2012 to June 2014. Mr. Allen has more than 50 years of experience in the health care industry and was previously the President of DIMA Ventures, Inc., a private investment firm providing seed capital and board-level support for start-up companies in the healthcare field. He was a co-founder and Vice President of Caremark, Inc., a home infusion therapy company later acquired by Baxter International. He was also a co-founder and director of Pyxis Corporation, later acquired by Cardinal Health, Inc. Mr. Allen holds a B.S. (cum laude) in Industrial Administration from Yale University and an MBA from Stanford University Graduate School of Business where he served on the faculty as a Lecturer in Strategic Management for 13 years.
We believe Mr. Allen’s background in management of companies in the healthcare industry and his service on boards of directors of companies and other entities in the healthcare industry, as well as his long-term investing experience in the healthcare industry, brings to our board of directors critical skills related to financial oversight of complex organizations, strategic planning, and corporate governance, all of which qualify him for service on our board of directors.

Chair, Nominating and Corporate Governance Committee Member, Audit Committee Age: 79 Director since: 2007

MYOUNGIL CHA
Mr. Cha has served on our board of directors since June 2022. He has more than 19 years of global experience across the healthcare value chain. Mr. Cha currently serves as Chief Product Officer at Verily where he leads product development. Prior to joining Verily in March 2024, he served as President and Chief Strategy Officer at Carbon Health from June 2021 to February 2024. He served as Head of Health Strategic Initiatives at Apple from August 2015 to May 2021 where he developed and led product initiatives and global strategic partnerships. Earlier in his career, Mr. Cha was a Principal and Co-Leader of the West Coast Strategy and Corporate Finance Practice as well as Co-Leader of the Healthcare Investor Practice at McKinsey & Company. Mr. Cha holds a JD from Harvard Law School, an MBA from Harvard Business School and an AB in Biochemical Sciences from Harvard College.
We believe Mr. Cha’s experience as a healthcare and consumer technology executive developing and leading global and strategic initiatives and partnerships, while maximizing the value of data and using analytics to drive enhanced customer experiences and better clinical outcomes, brings to the Board critical skills related to advancing the Company’s ecosystem of data-driven products and services, which qualify him to serve as one of the Company’s directors.

Director Member, Compensation Committee Age: 47 Director since: 2022

Tandem Diabetes Care	9	2024 Proxy Statement

Proposal 1 >> Election of Directors

PEYTON HOWELL
Ms. Howell joined our board of directors in August 2020 and brings more than 30 years of clinical research organization and healthcare experience. Effective May 2024, Ms. Howell is Chief Executive Officer and member of the Board of Directors at Parexel International, a leading global clinical research organization servicing the life sciences industry. She previously served as the company’s Chief Operating and Growth Officer since September 2022, and as its Chief Commercial and Strategy Officer since May 2018. Prior to joining Parexel, Ms. Howell’s experience includes senior leadership positions with AmerisourceBergen (now Cencora), a Fortune 20 company, most recently as President for Health Systems and Specialty Care Solutions. Prior to AmerisourceBergen, Ms. Howell was a founder of Lash Group and served as President for nearly 10 years following its acquisition by AmerisourceBergen.
Ms. Howell currently serves as chairperson of the Association of Clinical Research Organizations (ACRO). She holds a B.A. in Speech Communication from the University of Illinois at Urbana-Champaign and a Master’s of Health Administration from The Ohio State University.
We believe Ms. Howell’s experience in reimbursement, health insurance and patient access, and in serving as executive management of companies in the healthcare industry brings to our board of directors critical skills relating to scaling complex organizations and strategic planning that qualify her to serve on our board of directors.

Director Chair, Compensation Committee Age: 57 Director since: 2020

JOAO MALAGUEIRA
Mr. Malagueira has served on our board of directors since June 2022. He brings more than 25 years of experience in diabetes, medical devices and diagnostics solutions businesses with global corporations. Mr. Malagueira is currently President for three divisions at Hologic and responsible for the entire portfolio in the EMEA. Prior to starting this role in October 2023, he served as International Vice President, for EMEA for the three divisions at Hologic, since January 2019, and as International Vice President, for EMEA and Canada, for the Hologic Diagnostics Solutions division, from June 2015 to December 2018. He possesses extensive experience and proven success of go-to-market models and strategies in Europe, Africa, CIS, and the Middle East. Prior to Hologic, Mr. Malagueira enjoyed more than 15 years at Johnson & Johnson, in commercial leading roles across EMEA, where he led successful turnarounds and market share growth of the diabetes solutions businesses, LifeScan and Animas. Mr. Malagueira holds an MBA and an Advanced Degree in Marketing from Catolica Lisbon School of Business and Economics. He holds a MS in Pharmaceutical Sciences and Clinical Analysis from University of Lisbon.
We believe Mr. Malagueira’s experience in diabetes and medical devices across global organizations with extensive knowledge of international go-to-market models and strategies brings to the Board critical skills related to advancing the Company’s global reach and expansion of its global technology offerings, which qualifies him to serve as one of the Company’s directors.

Director Member, Audit Committee Age: 58 Director since: 2022

Tandem Diabetes Care	10	2024 Proxy Statement

Proposal 1 >> Election of Directors

KATHLEEN MCGRODDY-GOETZ, PH.D.
Dr. McGroddy-Goetz has served on our board of directors since June 2020. She has more than 25 years of experience leading global teams across business development, strategy, research and development, and product management. She has commercialized pioneering technologies spanning from microelectronics through cloud, advanced data analytics, artificial intelligence, hardware, software, and middleware with an emphasis on healthcare and life sciences applications. From October 2018 through June 2021, Dr. McGroddy-Goetz served as the Global Head of Strategic Partnerships at Medidata Solutions, a Dassault Systemès Company, where she also concurrently held other strategy, alliances and marketing executive roles. Previously, she held various leadership positions at IBM beginning in 1992, and most recently was Vice President, Strategy and Innovation, IBM Watson Health. Dr. McGroddy-Goetz holds a B.S. in Physics from SUNY Binghamton and a Ph.D. in Molecular Biophysics from Cornell University.
We believe Dr. McGroddy-Goetz’s experience in managing and commercializing pioneering technologies spanning microelectronics, cloud-based technologies, advanced data analytics, artificial intelligence, hardware, software and middleware with an emphasis on healthcare and life sciences applications, brings to our board of directors critical skills related to digital health, scaling complex organizations, and strategic planning that qualify her to serve on our board of directors.

Director Member, Nominating and Corporate Governance Committee, and Privacy and Security Subcommittee Age: 60 Director since: 2020

JOHN SHERIDAN
Mr. Sheridan has served on our board of directors since June 2019 and as our President and Chief Executive Officer since March 2019. Prior to that, Mr. Sheridan served as our Executive Vice President and Chief Operating Officer since April 2013. Prior to joining us, Mr. Sheridan served as Chief Operating Officer of Rapiscan Systems, Inc., a provider of security equipment and systems, from March 2012 to February 2013. Mr. Sheridan served as Executive Vice President of Research and Development and Operations for Volcano Corporation, a medical technology company, from November 2004 to March 2010. From May 2002 to May 2004, Mr. Sheridan served as Executive Vice President of Operations at CardioNet, Inc., a medical technology company, now operating as BioTelemetry, Inc. (Nasdaq: BEAT). From March 1998 to May 2002, he served as Vice President of Operations at Digirad Corporation, a medical imaging company. Mr. Sheridan has served as a director of Acutus Medical, Inc. (Nasdaq: AFIB), an arrhythmia management company since March 2021. Mr. Sheridan holds a B.S. in Chemistry from the University of West Florida and an MBA from Boston University.
We believe Mr. Sheridan brings to our board of directors valuable perspective and experience as our former Executive Vice President and Chief Operating Officer, and as our current President and Chief Executive Officer. Mr. Sheridan has extensive experience at the management level of various healthcare companies, as well as leadership skills, industry experience and knowledge, all of which qualify him for service on our board of directors.

President and Chief Executive Officer Director Age: 68 Director since: 2019

Tandem Diabetes Care	11	2024 Proxy Statement

Proposal 1 >> Election of Directors

RAJWANT SODHI
Mr. Sodhi has served on our board of directors since January 2021. He has more than 25 years of experience in global informatics, software service technology and ecommerce business solutions, across the healthcare, financial, and telecom industries. Previously he served as the President of ResMed’s software as a service (SaaS) business from July 2017 to August 2021, and prior to that as President of Healthcare Informatics (HI) leading the development of ResMed’s HI solutions and ResMed itself to its current standing as a global digital health leader, with an expanding portfolio of device- and SaaS-based offerings. He joined ResMed in 2012 through the acquisition of Umbian Inc. of which he was co-founder and President. Before ResMed and Umbian, Mr. Sodhi worked in the financial services industry, designing, developing and managing SaaS solutions. He was Senior Vice President of Business Development and Chief Technology Officer for Skipjack Financial Services from 2005 to 2009, and co-founder and Chief Technology Officer of TransActive Ecommerce Solutions from 2000 to 2005. Mr. Sodhi is on the board of directors of Forefront Dermatology and EyeCare Partners. Mr. Sodhi holds an MBA and a B.S. in Mathematics and Statistics from Dalhousie University in Halifax, Nova Scotia.
We believe Mr. Sodhi’s experience in global informatics, software service technology and e-commerce business solutions across the healthcare, financial, and telecom industries brings to our board of directors critical skills related to our ecosystem of data-driven products and services, all of which qualify him for service on our board of directors.

Director Member, Nominating and Corporate Governance Committee, and Privacy and Security Subcommittee Age: 50 Director since: 2021

CHRISTOPHER TWOMEY
Mr. Twomey has served on our board of directors since July 2013. Mr. Twomey has served as a director and chair of the audit committee of Bionano Genomics (Nasdaq: BNGO), a life sciences genome analysis instrumentation company since July 2018. From March 1990 until his retirement in 2007, Mr. Twomey held various positions with Biosite, most recently serving as Senior Vice President, Finance and Chief Financial Officer. From 1981 to 1990, Mr. Twomey worked for Ernst & Young LLP, where he served as an Audit Manager. He previously served as a director and chair of the audit committee for public companies, such as Senomyx and Cadence Pharmaceuticals, prior to their acquisitions. Mr. Twomey holds a B.A. in Business Economics from the University of California, Santa Barbara.
We believe Mr. Twomey’s experience in senior financial management and on boards of directors of companies in the life sciences industry, as well as his extensive accounting and auditing experience, brings to our board of directors critical skills related to financial oversight of complex organizations, strategic planning, and corporate governance, all of which qualify him for service on our board of directors.

Director Chair, Audit Committee Age: 64 Director since: 2013

Tandem Diabetes Care	12	2024 Proxy Statement

Proposal 2 >> Approval of the 2013 ESPP as Amended
PROPOSAL 2
2013 Employee Stock Purchase Plan, as Amended
To approve the Company’s 2013 Employee Stock Purchase Plan, as amended, to increase the number of shares under the plan.

Summary
We are seeking stockholder approval to amend the 2013 Employee Stock Purchase Plan (“2013 ESPP”) to increase the number of shares of our Common Stock reserved for issuance under our 2013 ESPP by 3,000,000 shares as discussed in further detail below. Our board of directors has approved the amendments to our 2013 ESPP, subject to stockholder approval at the Annual Meeting.
The purpose of our 2013 ESPP is to enhance our ability to attract and retain the services of employees upon whose judgment, initiative and efforts the successful conduct and development of our business largely depends, and provide additional incentives to these employees to devote their utmost effort and skill to our advancement by providing them with an opportunity to participate in the ownership of our Common Stock and thereby have an interest in the success and increased value of the Company. Without stockholder approval of this proposal, we believe our ability to attract and retain the services of employees would be negatively impacted, and our recruiting, retention and incentive efforts would become more difficult.
Our 2013 ESPP generally authorizes the issuance of shares of our Common Stock in accordance with purchase rights granted to our eligible employees. We had an aggregate of 453,984 shares of our Common Stock reserved for issuance under our 2013 ESPP as of December 31, 2023.
The number of shares of our Common Stock remaining available for issuance under our 2013 ESPP is not sufficient for the expected levels of ongoing participation in our 2013 ESPP and the utility of our 2013 ESPP will be limited. Our 2013 ESPP plan does not include an evergreen provision. Our board of directors believes it is in the best interest of our stockholders to seek an increase in the number of shares of our Common Stock reserved for issuance under our 2013 ESPP so that we can continue to motivate and incentivize our employees, offer our employees the opportunity to acquire or increase their ownership interests in the Company, and fulfill the objectives of our compensation strategy.
In considering our recommendation to increase the number of shares of our Common Stock reserved for issuance under our 2013 ESPP by 3,000,000 shares, our board of directors considered a number of factors, including: the historical and projected participation level under our 2013 ESPP by our eligible employees, including the level of payroll deductions anticipated to be authorized by eligible employees; the number of shares of our Common Stock purchased under our 2013 ESPP since its inception; and the significant reduction in the trading price, and increased volatility, of our Common Stock in recent years, which has resulted in an overall diminution in the value of our previously issued equity awards.
We estimate that the shares authorized for issuance under our 2013 ESPP following the amendment would be sufficient to continue to make offerings for approximately three years. However, our actual share usage is dependent on a number of important variables, including the future trading price of our Common Stock; the rate of participation by our eligible employees; the specific terms of any offerings under the 2013 ESPP; and the level of payroll deductions authorized by our eligible employees. As a result, the share reserve under our 2013 ESPP could last for a longer or shorter period of time than we currently expect.

Tandem Diabetes Care	13	2024 Proxy Statement

Proposal 2 >> Approval of the 2013 ESPP as Amended
We relied on the advice of WTW (formerly known as Willis Towers Watson), our Compensation Committee’s independent compensation consultant, as well as consulting services and data modeling tools made available by certain proxy advisory services, to assist us in developing the size of the share reserve for the 2013 ESPP. Based on this advice, we believe that our share reserve request is appropriate and within industry standards.
The general description of the 2013 ESPP set forth above is qualified in its entirety by reference to the text of the 2013 ESPP, which is attached as Appendix A to this Proxy Statement. A more detailed summary of the material features of the 2013 ESPP is included below in the section entitled “Material Features of the 2013 ESPP.”
The Board recommends that you vote FOR this proposal because it believes that granting equity-based incentive awards to eligible participants encourages performance that drives stockholder value over the long term, gives participants a meaningful equity stake in our business and aligns directly with the creation of stockholder value and pay-for-performance compensation philosophy.
Material Features of the 2013 ESPP
The following summary of the material terms of the 2013 ESPP, as amended, is qualified in its entirety by reference to the full text of the 2013 ESPP, as amended, which is attached as Appendix A to this Proxy Statement. Capitalized terms used but not defined herein have the meanings ascribed to them in the 2013 ESPP, as amended.
Plan Administration
Our board of directors administers our 2013 ESPP and has the final power to construe and interpret both our 2013 ESPP and the purchase rights granted under it. Our board of directors has the power, subject to the provisions of our 2013 ESPP, to determine when and how purchase rights to purchase our Common Stock will be granted, and the provisions of each offering of such purchase rights (which offerings need not be identical). Our board of directors has the power to delegate administration of our 2013 ESPP to a committee composed of not fewer than one member of our Board. Our Board has delegated administration of our 2013 ESPP to the compensation committee. Our board of directors and our compensation committee are considered to be the “plan administrator” for purposes of this proposal.
Offerings
Our 2013 ESPP is implemented by offerings of purchase rights to all eligible employees from time to time. When an eligible employee elects to join an offering period, he or she is granted a purchase right to acquire shares of common stock on each purchase date within the offering period.
We currently expect that our ESPP offerings will continue to be approximately 24 months long and will consist of four six-month purchase periods. Our board of directors may change the terms and dates of subsequent offerings and purchase periods pursuant to our 2013 ESPP. The provisions of separate offerings need not be identical.
Eligibility and Limitations
Generally, each regular U.S. employee (including officers) employed by us may participate in offerings under our 2013 ESPP, provided that the employee has been continuously employed by us for such period as our board of directors may require, but in no event may the required period of continuous employment be greater than two years. In addition, our board of directors may provide that employees who are customarily employed for less than 20 hours per week or less than five months per calendar year are not eligible to participate in our 2013 ESPP. Our board of directors may also provide in any offering that certain employees who are “highly compensated” as defined in the Code are not eligible to participate in our 2013 ESPP and the 2013 ESPP administrator may establish additional eligibility requirements.
In any event, no employee may participate in our 2013 ESPP if, immediately after an employee is granted a purchase right, the employee would own, directly or indirectly, shares possessing 5% or more of the total voting power or value of our Common Stock (including any shares which the employee may purchase under all outstanding purchase rights and options).
No employee may purchase more than $25,000 worth of our Common Stock (determined at the fair market value of the shares at the time his or her purchase rights are granted) under all of our employee stock purchase plans in any calendar year. The 2013 ESPP is a qualified plan in accordance with IRS Code 423.

Tandem Diabetes Care	14	2024 Proxy Statement

Proposal 2 >> Approval of the 2013 ESPP as Amended
Our officers are eligible to participate in our 2013 ESPP, and have a substantial direct interest in the approval of the amendment to our 2013 ESPP. Non-employee directors are not eligible to participate in our 2013 ESPP.
Participation
Eligible employees enroll in our 2013 ESPP by submitting to us, before the date such employee’s participation is to be effective, an enrollment form or by completing the electronic or other procedures determined by us which authorizes us to automatically deduct after-tax dollars from such employee’s paycheck until such employee instructs us to stop those deductions or until such employee is terminated.
We currently expect that an eligible employee will be allowed to contribute up to 15% of such employee’s earnings paid during each offering. In connection with a future offering under the 2013 ESPP, we may also establish a maximum share or dollar amount that an eligible employee may purchase during a given offering or on a specified purchase date. Contributions are generally made through payroll deductions. Contribution percentages for employees must be a whole percentage of earnings withheld, up to the applicable maximum percentage of earnings. “Earnings” generally means the total cash compensation paid to an employee, including base salary, wages, overtime pay, sales commissions, cash bonuses (whether discretionary or incentive-based) and other cash compensation paid directly to such employee. Earnings exclude special incentive bonuses (including, but not limited to, employee sign-on or spot bonuses), the cost of employee benefits paid for by us, education or tuition reimbursements, travel expenses, business and moving expense reimbursements, contributions made by us on an employee’s behalf under any employee benefit plan, imputed income arising under any group insurance or benefit program of us, and income received in connection with the receipt or exercise of equity incentive awards or the sale of shares of our Common Stock.
Purchase Price
The purchase price per share of our Common Stock purchased for an employee on each purchase date of an offering in which such employee is enrolled will be 85% of the lesser of (i) the fair market value per share of our Common Stock on the offering date (i.e., the first day of the offering), or (ii) the fair market value per share for our Common Stock on the applicable purchase date, in each case rounded up to the nearest whole cent per share.
Payment of Purchase Price; Payroll Deductions
On the purchase date, payroll deductions collected from the participant over the course of the offering are automatically applied to the purchase of common stock in accordance with the terms of the 2013 ESPP and the applicable offering. To the extent permitted in the offering, a participant may increase, reduce or terminate his or her payroll deductions during an offering. All payroll deductions made on behalf of a participant are credited to a bookkeeping account in his or her name under our 2013 ESPP and deposited with our general funds and may be used by us for any corporate purpose, except where applicable law requires that such employee’s contribution be segregated or deposited with a third party.
Unless certain limitations apply, the only funds in an employee’s account at the end of an offering will be the remaining amount of contributions that cannot be used to purchase a whole share of common stock on the purchase date. This amount will be left in such employee’s account and used to purchase our Common Stock in the next offering unless applicable law requires that it be returned to such employee. Unless the employee’s participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the purchase period at the applicable price.
Withdrawal
A participant in an offering under our 2013 ESPP may only withdraw contributions by withdrawing entirely from such offering. An employee can withdraw from the offering and receive a refund of such employee’s contributions at any time, excluding the ten (10) day period immediately preceding a purchase date of that offering (or such shorter or longer period as may be specified by us). Upon withdrawal, contributions will stop, and such employee’s contributions will be returned to the employee, less any amount previously used to purchase shares, without interest. An employee who withdraws from an offering may not re-enroll in the same offering, but may participate in any subsequent offerings under our 2013 ESPP, provided such employee is still eligible to participate and enroll in the subsequent offerings.

Tandem Diabetes Care	15	2024 Proxy Statement

Proposal 2 >> Approval of the 2013 ESPP as Amended
Automatic Termination and Enrollment
If, on the first day of a purchase period during an offering, the fair market value of our Common Stock is less than it was on the offering date for that offering, the offering that would otherwise have continued in effect will immediately terminate and the employees who were enrolled in the terminated offering will automatically be enrolled in the new offering.
Termination of Employment
Unless otherwise specified by our plan administrator, a participant’s purchase rights under any offering under our 2013 ESPP terminate immediately upon cessation of an employee’s employment for any reason, and we will distribute to such employee all of his or her contributions not already used to purchase our Common Stock under our 2013 ESPP, without interest.
Restrictions on Transfer
Purchase rights granted under our 2013 ESPP are not transferable except by will, the laws of descent and distribution, or, if permitted by us, by a beneficiary designation. During the lifetime of the participant, such purchase rights may only be exercised by the participant.
Adjustment Provisions
If certain changes occur to our capitalization (e.g., a stock split or reverse stock split of our Common Stock), our board of directors will appropriately and proportionately adjust our 2013 ESPP share reserve, the outstanding purchase rights, and the type, class, and maximum number of shares and price per share subject to outstanding purchase rights, offerings and purchase limits.
Effect of Certain Corporate Transactions
In the event of a corporate transaction, (a) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding purchase rights under our 2013 ESPP or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the corporate transaction) for those outstanding purchase rights or (b) if any surviving or acquiring corporation (or its parent company) does not assume or continue outstanding purchase rights or does not substitute similar rights for outstanding purchase rights under our 2013 ESPP, then participants’ accumulated contributions will be used to purchase shares of our Common Stock within ten business days prior to the corporate transaction under the outstanding purchase rights, and the outstanding purchase rights will terminate immediately after such purchase.
For purposes of our 2013 ESPP, a “corporate transaction” generally means the occurrence, in a single transaction or in a series of related transactions, the consummation of: (a) a sale or other disposition of all or substantially all of our and our subsidiaries’ assets; (b) a sale or other disposition of at least 50% of our outstanding securities; (c) a merger, consolidation, or similar transaction following which we are not the surviving corporation; or (d) a merger, consolidation, or similar transaction following which we are the surviving corporation but the shares of our Common Stock are converted into other securities, cash, or other property by virtue of the transaction.
Suspension, Termination and Amendment
We may suspend, terminate or amend our 2013 ESPP at any time and from time to time as our board of directors deems necessary or advisable.
Tax Consequences
Purchase rights granted under our 2013 ESPP are intended to qualify for favorable federal income tax treatment associated with purchase rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.
A participant will be taxed on amounts withheld for the purchase of shares of common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right, until disposition of the acquired shares. The taxation upon disposition will depend upon the holding period of the acquired shares.

Tandem Diabetes Care	16	2024 Proxy Statement

Proposal 2 >> Approval of the 2013 ESPP as Amended
If the Common Stock is disposed of more than two years after the beginning of the offering period and more than one year after the Common Stock is transferred to the participant, then the lesser of: (1) the excess of the fair market value of the Common Stock at the time of such disposition over the purchase price, or (2) the excess of the fair market value of the Common Stock as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period) will be treated as ordinary income.
Any further gain or any loss will be taxed as a long-term capital gain or loss. At present, such capital gains generally are subject to lower tax rates than ordinary income.
If the Common Stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the Common Stock on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the Common Stock is later disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the Common Stock on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the Common Stock has been held.
There are no federal income tax consequences to us by reason of the grant or exercise of purchase rights under our ESPP. We are generally entitled to a deduction to the extent amounts are taxed as ordinary income to a participant.
Plan Benefits
Participation in our 2013 ESPP is voluntary and each eligible employee will make his or her own decision regarding whether to participate in the plan, and the level of payroll deductions he or she authorizes. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under our 2013 ESPP. Further, the number of shares of our Common Stock that may be purchased under our 2013 ESPP is determined, in part, by the price of our Common Stock on the first and last day of each offering period or purchase period, as applicable. Accordingly, the actual number of shares of our Common Stock that may be purchased by individual employees or groups of employees is not determinable.
The following table sets forth, for each of the individuals and various groups indicated, the total number of shares of our common stock that have been purchased under our 2013 ESPP as of December 31, 2023.

Name and Position	Number of Purchased Shares of Common Stock	Weighted Average Purchase Price

John Sheridan	5,804	$33.06
Leigh Vosseller	5,756	$33.78
Mark Novara	—	N/A
Elizabeth Gasser	565	$15.47
Susan Morrison	7,006	$29.13
David Berger	5,168	$33.79
Brian Hansen	5,900	$21.96
All named executive officers as a group (7 individuals)	30,199	$29.91
All directors who are not executive officers as a group (0 individuals)(1)	—	N/A
All employees, excluding executive officers, as a group	1,781,472	$33.06
1) Non-employee directors are not eligible to participate in our 2013 ESPP.

Tandem Diabetes Care	17	2024 Proxy Statement

Proposal 2 >> Approval of the 2013 ESPP as Amended
Required Vote
The approval of the 2013 Employee Stock Purchase Program, as amended, requires the affirmative vote of a majority of the outstanding shares of our Common Stock present, whether present virtually or represented by proxy, and entitled to vote on this proposal at the Annual Meeting.
This proposal is considered a non-routine matter under applicable stock exchange rules. A bank, broker or other nominee may not vote without instructions on this matter, so there may be broker non-votes in connection with this proposal. Broker non-votes will have no effect on the outcome of this proposal. Abstentions will have the same effect as a vote against this proposal. If no contrary indication is made, returned proxies will be voted “For” this proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Tandem Diabetes Care	18	2024 Proxy Statement

Proposal 3 >> Approval of the 2023 Long-Term Incentive Plan as Amended
PROPOSAL 3
2023 Long-Term Incentive Plan as Amended
To approve the Company’s 2023 Long-Term Incentive Plan, as amended, to increase the number of shares authorized for issuance under the plan.

Summary
Our board of directors believes that granting long-term incentives in the form of equity-based awards is crucial for promoting our long-term financial growth and stability, thereby enhancing stockholder value. We are asking our stockholders to approve the Tandem Diabetes Care, Inc. 2023 Long-Term Incentive Plan (“2023 Plan”), as amended, to increase the number of shares of our Common Stock authorized for issuance under our 2023 Plan by 3,000,000 shares. Our board of directors has approved the amendments to our 2023 Plan, subject to stockholder approval at the Annual Meeting.
The purpose of our 2023 Plan is to provide us flexibility with respect to our ability to attract and retain the services of qualified employees and directors upon whose judgment, initiative and efforts the successful conduct and development of our business depends, and to provide additional incentives to such persons to devote their effort and skill to our advancement by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in its success and increased value.
Our board of directors believes it is in the best interest of our stockholders to seek an increase in the number of shares of our Common Stock authorized for issuance under our 2023 Plan so that we can continue to motivate and incentivize eligible employees and non-employee directors, fulfill the objectives of our compensation strategy and align the interests of plan participants with those of our stockholders.
In considering our recommendation to increase the number of shares of our Common Stock authorized for issuance under our 2023 Plan by 3,000,000 shares, our board of directors considered a number of factors, including: the number of outstanding shares of our Common Stock; the significant reduction in the trading price and increased volatility of our Common Stock, which has caused the large majority of our outstanding stock options to be “out-of-the-money”; and the need to retain and incentivize our officers and employees. The board of directors also considered that more than 500,000 shares from the 2013 Plan have been canceled since the adoption of our 2023 Plan. In addition, the board of directors considered that the Company completed a share repurchase of approximately 1,100,000 shares in March 2024.
Our board of directors also took into account certain additional criteria relating to the potential impact of the amendments to our 2023 Plan on our stockholders. For instance, our board of directors considered the amount of the share increase relative to both the (i) total number of shares of our Common Stock outstanding, as well as (ii) our fully-diluted shares outstanding. In light of the foregoing, our board of directors believes the additional share request to be appropriate and necessary to meet the objectives of our equity compensation program, and to be in the best interest of our stockholders.
We estimate that the shares authorized for issuance under our 2023 Plan would be sufficient to grant awards for at least one year; any duration beyond that is highly dependent on changes in our stock price. Our actual share usage is dependent on our hiring and promotion activity, our retention needs, and market practices within our industry and geographic region. As a result, the share reserve under our 2023 Plan could last for a longer or shorter period of time than we currently expect.

Tandem Diabetes Care	19	2024 Proxy Statement

Proposal 3 >> Approval of the 2023 Long-Term Incentive Plan as Amended
If stockholder approval of this proposal is not obtained at the Annual Meeting, awards may still be granted under the 2023 Plan until the currently authorized shares are depleted, following which date Tandem will no longer be able to issue customary annual long-term incentive awards and other equity awards. We are therefore asking that the stockholders approve the 2023 Plan, as amended, at the Annual Meeting. Under the 2023 Plan, as amended, we will be able to grant up to 5,602,184 shares of our Common Stock, in the form of new Awards.
The following table provides certain additional information regarding Tandem Diabetes Care, Inc.’s equity compensation plans, including the 2023 Plan:

Use of Shares That May Be Delivered Under the 2013 Stock Incentive and the 2023 Long-Term Incentive Plans	As of March 14, 2024

Outstanding Stock Option Awards Under All Plans	3,838,067
Weighted-Average Exercise Price	$53.90
Weighted-Average Remaining Term (in years)	5.16
Full Value Awards Outstanding Under All Equity Incentive Plans	3,284,139
Number of Shares Available for Grant Under All Equity Incentive Plans	432,610
We relied on the advice of WTW (formerly known as Willis Towers Watson), our Compensation Committee’s independent compensation consultant, as well as consulting services and data modeling tools made available by certain proxy advisory services, to assist us in developing the size of the share reserve for the 2023 Plan, as amended. Based on this advice, we believe that our share reserve request is appropriate and within industry standards.
The general description of the 2023 Plan, as amended, set forth above is qualified in its entirety by reference to the text of the 2023 Plan, as amended, which is attached as Appendix B to this Proxy Statement. A more detailed summary of the material features of the 2023 Plan, as amended, is included below in the section entitled “Material Features of the 2023 Plan.”
The Board recommends that you vote FOR this proposal because it believes that granting equity-based incentive awards to eligible participants encourages performance that drives stockholder value over the long term, gives participants a meaningful equity stake in our business and aligns directly with the creation of stockholder value and pay-for-performance compensation philosophy.
Key Elements of the 2023 Plan
The 2023 Plan, as amended contains the following key elements that are favorable to our stockholders and serve to align the interests of participants in the 2023 Plan, as amended with those of our stockholders. This summary is qualified in its entirety by reference to the full text of the 2023 Plan, as amended, which is attached as Appendix B to this Proxy Statement.

Tandem Diabetes Care	20	2024 Proxy Statement

Proposal 3 >> Approval of the 2023 Long-Term Incentive Plan as Amended

Term	Ten years from the Effective Date of May 24, 2023 (unless terminated earlier by the Board).
Shares Subject to the 2023 Plan	5,602,184 shares; following the increase to the number of shares authorized for issuance under the plan upon approval by stockholders at the Annual Meeting.
Eligible Participants	Approximately 2,400 Employees of the Company or of an Affiliated Company, members of the Board (whether or not employed by the Company or an Affiliated Company), and service providers.
Award Types	Options, Restricted Stock, Restricted Stock Units or Stock Appreciation Rights
Award Expiration	Options and stock appreciation rights expire no later than ten years from the date of grant. The expiration terms of all other Awards are determined at the discretion of the plan administrator.
Minimum Vesting Requirement	Minimum vesting period of at least twelve (12) months for all Awards granted under the 2023 Plan, with an exception for up to 5% of the aggregate number of Shares authorized for issuance under the plan which may be issued pursuant to any, or no, vesting conditions, as the plan administrator determined appropriate.
Director Compensation Limit	The 2023 Plan prohibits grants to non-employee Directors during any single fiscal year in excess of $750,000 in total value as of the grant date (including cash retainer fees), on a per-director basis, subject to the limitation that will apply in the fiscal year in which the non-employee director is initially appointed or elected to the Board, which is $1,000,000.
Awards Subject to Clawback	All Options and Stock Appreciation Rights, or any shares of Common Stock or cash issued or awarded pursuant to the exercise of Options or Stock Appreciation Rights, and all Restricted Stock and Restricted Stock Units will be subject to recoupment in accordance with the Company’s Clawback Policy.
Oversight by Independent Directors	The 2023 Plan will be administered by the members of Board of Directors that meet the independence requirements under the then applicable rules, regulations or listing requirements adopted by the principal exchange on which the Common Stock is then listed.
Material Features of the 2023 Plan
The following summary of the material terms of the 2023 Plan is qualified in its entirety by reference to the full text of the 2023 Plan, as amended, which is attached as Appendix B to this Proxy Statement. Capitalized terms used but not defined herein have the meanings ascribed to them in the 2023 Plan, as amended.
Plan Administration
Authority to control and manage the operation and administration of the 2023 Plan shall be vested in the Board, which may delegate such responsibilities in whole or in part to the Committee. Each of the members shall meet the independence requirements under the then applicable rules, regulations or listing requirements adopted by The Nasdaq Stock Market LLC or the principal exchange on which the Common Stock is then listed or admitted to trading. Members of the Committee may be appointed from time to time by, and shall serve at the pleasure of, the Board. The Board may limit the composition of the Committee to those persons necessary to comply with the requirements of Section 16 of the Exchange Act. As used herein, the term “Administrator” means the Board or, with respect to any matter as to which responsibility has been delegated to the Committee, the term Administrator shall mean the Committee.
Award Limitations
Any Award granted under the 2023 Plan shall be granted subject to a minimum vesting period of at least twelve (12) months, such that no such Awards shall vest prior to the first anniversary of the applicable grant date. Notwithstanding the foregoing, (i) up to 5% of the aggregate number of Shares authorized for issuance under the 2023 Plan (as described in Section 4.1 of the 2023 Plan) may be issued pursuant to Awards subject to any, or no, vesting conditions, as the Administrator determines appropriate, and (ii) the Administrator may accelerate the vesting of awards before the first anniversary of the applicable grant date.

Tandem Diabetes Care	21	2024 Proxy Statement

Proposal 3 >> Approval of the 2023 Long-Term Incentive Plan as Amended
Subject to adjustment as to the number and kind of shares under Section 4.2 of the 2023 Plan, for grants to Participants that are non-employee directors of the Company, the aggregate grant date fair value of Awards granted during any one fiscal year of the Company, together with the value of any cash compensation paid to the non-employee director during such fiscal year, may not exceed $750,000 (on a per-director basis); provided however that the limitation that will apply in the fiscal year in which the non-employee director is initially appointed or elected to the Board shall instead be $1,000,000. For purposes of this limitation, the grant date fair value of an Award shall be determined in accordance with the assumptions that the Company uses to estimate the value of share-based payments for financial reporting purposes. For the sake of clarity, neither Awards granted, nor compensation paid, to an individual for his or her service as an employee or consultant but not as a non-employee director, shall count towards this limitation.
Shares Subject to the 2023 Plan
The maximum number of shares of Common Stock reserved and available for issuance under the 2023 Plan following the amendment shall be 5,602,184 shares, subject to adjustment as to the number and kind of shares under Section 4.2 of the 2023 Plan. If (a) all or any portion of any Options or Stock Appreciation Rights granted under the 2023 Plan can no longer under any circumstances be exercised, (b) any shares of Common Stock are reacquired by the Company pursuant to an Option Agreement, or (c) all or any portion of any Restricted Stock Units or Restricted Stock granted under the 2023 Plan are forfeited or can no longer under any circumstances vest, the shares of Common Stock allocable to or covered by the unexercised or unvested portion of such Options, Stock Appreciation Rights, Restricted Stock Units or Restricted Stock or the shares of Common Stock so reacquired shall again be available for grant or issuance under the 2023 Plan. In addition, to the extent shares of Common Stock covered by a Full Value Award are retained or are otherwise not issued by the Company to satisfy withholding obligations for Tax-Related Items in connection with the Full Value Award, such shares of Common Stock shall again be available for grant or issuance under the 2023 Plan. The following shares of Common Stock may not again be made available for issuance as Awards under the 2023 Plan: (x) the gross number of shares of Common Stock subject to outstanding Stock Appreciation Rights settled in exchange for shares of Common Stock, (y) shares of Common Stock used to pay the Exercise Price related to outstanding Options, or (z) previously issued and outstanding shares of Common Stock used to pay withholding taxes related to outstanding Options, Stock Appreciation Rights or Restricted Stock Units. The shares available for issuance under the 2023 Plan may be authorized but unissued shares of Common Stock or shares of Common Stock reacquired by the Company. Subject to this overall limitation, the maximum aggregate number of shares of Common Stock that may be issued in the form of Incentive Options shall not exceed 5% of the aggregate number of Shares authorized for issuance under the 2023 Plan.
Changes in Capital Structure
In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, reverse stock split, reclassification, stock dividend, or other similar change in the capital structure of the Company, then appropriate adjustments shall be made to the aggregate number and kind of shares subject to the 2023 Plan, the number and kind of shares and the price per share subject to or covered by outstanding Award Agreements and the limit on the number of shares under Section 3.3 of the 2023 Plan, all to preserve, as nearly as practical, but not to increase, the benefits to Participants.
Stock Options
The Administrator shall have the right to grant under the 2023 Plan, Options subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant. Such conditions may include, but are not limited to, continued employment or the achievement of specified performance goals or objectives established by the Administrator with respect to one or more Performance Criteria, which require the Administrator to certify whether and the extent to which such Performance Criteria were achieved. The term and provisions for termination of each Option shall be as fixed by the Administrator, but no Option may be exercisable more than ten (10) years after the date it is granted. An Incentive Option granted to a person who is a 10% Stockholder on the date of grant shall not be exercisable more than five (5) years after the date it is granted.

Tandem Diabetes Care	22	2024 Proxy Statement

Proposal 3 >> Approval of the 2023 Long-Term Incentive Plan as Amended
Restricted Stock Units
The Administrator shall have the right to grant under the 2023 Plan Restricted Stock Units subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant. Such conditions may include, but are not limited to, continued employment or the achievement of specified performance goals or objectives established by the Administrator with respect to one or more Performance Criteria, which require the Administrator to certify whether and the extent to which such Performance Criteria were achieved. Each Restricted Stock Unit shall vest in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goals or objectives established with respect to one or more Performance Criteria as shall be determined by the Administrator.
Restricted Stock
The Administrator shall have the right to issue shares of Restricted Stock subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant. Such conditions may include, but are not limited to, continued employment or the achievement of specified performance goals or objectives established by the Administrator with respect to one or more Performance Criteria, which require the Administrator to certify whether and the extent to which such Performance Criteria were achieved. The Purchase Price of Restricted Stock (which may be zero) shall be determined by the Administrator. Each share of Restricted Stock shall vest in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goals or objectives established with respect to one or more Performance Criteria as shall be determined by the Administrator.
Stock Appreciation Rights
The Administrator shall have the right to grant under the 2023 Plan, Stock Appreciation Rights subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant. Such conditions may include, but are not limited to, continued employment or the achievement of specified performance goals or objectives established by the Administrator with respect to one or more Performance Criteria, which require the Administrator to certify whether and the extent to which such Performance Criteria were achieved. The Base Price per share of Common Stock covered by each Stock Appreciation Right shall be determined by the Administrator and will be not less than 100% of Fair Market Value on the date the Stock Appreciation Right is granted. The term and provisions for termination of each Stock Appreciation Right shall be as fixed by the Administrator, but no Stock Appreciation Right may be exercisable more than ten (10) years after the date it is granted.
Performance Criteria
The Administrator may select from time to time for purposes of establishing the performance goals or objectives applicable to the vesting of any Incentive Option, Non-qualified Option, Restricted Stock Units, Restricted Stock or Stock Appreciation Rights granted under the 2023 Plan, which may include, but is not limited to, any of the following (which may be applicable to the Company, an Affiliated Company, a division, business unit or product of the Company or any Affiliated Company, or any combination of the foregoing, and which may be stated as an absolute amount, a target percentage over a base percentage or absolute amount, or the occurrence of a specific event): revenue or sales, gross profit (loss), operating income (loss), earnings (loss) before interest, taxes, depreciation and amortization (EBITDA); net income (loss) (either before or after interest, taxes, depreciation and/or amortization), cash flow, cash or working capital balance, changes in the market price of the Common Stock, earnings (loss) per share of Common Stock (EPS), product development or regulatory milestones, acquisitions or strategic transactions, return on capital, assets, equity, or investment, total stockholder return, expense amount or reduction, operating efficiency, number of customers and customer satisfaction, recruiting and maintaining personnel, improvement in workforce diversity, fostering health and well-being, furthering climate positive actions, and other environmental, social or governance objectives, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

Tandem Diabetes Care	23	2024 Proxy Statement

Proposal 3 >> Approval of the 2023 Long-Term Incentive Plan as Amended
Deferrals
To the extent permitted by Applicable Law, the Administrator, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made only in accordance with Section 409A of the U.S. Internal Revenue Code of 1986, as amended from time to time (the “Code”).
No Dividends on Unvested Awards
The Administrator may not provide for the current payment of dividends or dividend equivalents with respect to any shares of Common Stock subject to an outstanding Award granted under the 2023 Plan (or portion thereof) that has not vested. For any such Award, the Administrator may provide only for the accrual of dividends or dividend equivalents that will not be payable to the Participant unless and until, and only to the extent that, such Award vests. No dividends or dividend equivalents shall be paid on Options or Stock Appreciation Rights.
Clawback/Recovery
All Options and Stock Appreciation Rights, or any shares of Common Stock or cash issued or awarded pursuant to the exercise of Options or Stock Appreciation Rights, and all Restricted Stock and Restricted Stock Units will be subject to recoupment in accordance with the Company’s clawback policy and any future clawback or recovery policy that the Company adopts in accordance with the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of an event constituting Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.
Amendment and Termination
The Board may from time to time alter, amend, suspend, or terminate the 2023 Plan in such respects as the Board may deem advisable. No such alteration, amendment, suspension, or termination shall be made which shall substantially affect or impair the rights of any Participant under an outstanding Award Agreement without such Participant’s consent. The Board may alter or amend the 2023 Plan to comply with requirements under the Code relating to Incentive Options or other types of options which give Optionees more favorable tax treatment than that applicable to Options granted under the 2023 Plan as of the Effective Date. Upon any such alteration or amendment, any outstanding Option granted hereunder may, if the Administrator so determines and if permitted by Applicable Law, be subject to the more favorable tax treatment afforded to an Optionee under such terms and conditions. The Board may also adopt amendments of the 2023 Plan relating to certain nonqualified deferred compensation under Section 409A of the Code and/or ensuring the 2023 Plan or any Awards granted under the 2023 Plan are exempt from, or compliant with, the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of Applicable Law. Unless the 2023 Plan shall theretofore have been terminated, the 2023 Plan shall terminate on the tenth (10th) anniversary of the Effective Date and no Awards may be granted under the 2023 Plan thereafter, but Award Agreements then outstanding shall continue in effect in accordance with their respective terms.
Foreign Participants
The Board may from time to time adopt such procedures, terms and conditions and sub-plans as are necessary or appropriate to facilitate participation in the 2023 Plan by Service Providers who are foreign nationals or employed or providing services outside the United States (provided that Board approval will not be necessary for immaterial modifications to the 2023 Plan or any Award Agreements that are required or advisable for compliance with the laws of the relevant foreign jurisdiction).

Tandem Diabetes Care	24	2024 Proxy Statement

Proposal 3 >> Approval of the 2023 Long-Term Incentive Plan as Amended
Tax Treatment
The Company or any Affiliated Company, as applicable, shall have the authority and the right to deduct or withhold, or to require a Participant to remit to the Company or one or more of its Affiliated Companies, the amount of any Tax-Related Items concerning a Participant arising as a result of the Participant’s participation in the 2023 Plan or to take such other action as may be necessary or appropriate in the opinion of the Company or an Affiliated Company, as applicable, to satisfy such Tax-Related Items. The Company may defer making payment of an Award if any such Tax-Related Items may be pending unless and until indemnified to its satisfaction, and neither the Company nor any Affiliated Company shall have any liability to any Participant for exercising the foregoing right. Although the Company may endeavor to (a) qualify an Award under the 2023 Plan for favorable or specific tax treatment under the laws of the United States or jurisdictions outside of the United States or (b) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, anything to the contrary in the 2023 Plan, including Section 13.2 thereof, notwithstanding. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the 2023 Plan. Nothing in the 2023 Plan or in an Award Agreement shall provide a basis for any person to take any action against the Company or any Affiliated Company based on matters covered by Section 409A of the Code, including the tax treatment of any Awards, and neither the Company nor any Affiliated Company will have any liability under any circumstances to the Participant or any other party if the Award that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Administrator with respect thereto.
New Plan Benefits
Future benefits under the 2023 Plan are discretionary for our employees, including executive officers, and therefore are not currently determinable.
Equity awards for our non-employee directors would be made under the 2023 Plan, as amended, if approved by stockholders, pursuant to the director compensation program. Under the director compensation program, on the date of each annual meeting, each person who continues to serve as a non-employee member of the Board of Directors following such annual meeting will be granted an equity award with the intended equity value of $180,000. The number or quantity of shares (rounded down to the nearest whole number of shares) is determined by dividing $180,000 by the average of the daily closing market price of the Company’s common stock during the calendar month immediately preceding the month of grant. Because our closing stock price typically changes on a daily basis, it is therefore, not possible to determine the number of shares subject to each such stock award at this time. For additional information regarding our compensation policy for non-employee directors, see the section entitled, “Director Compensation.”

Tandem Diabetes Care	25	2024 Proxy Statement

Proposal 3 >> Approval of the 2023 Long-Term Incentive Plan as Amended
Plan Benefits
The following table shows, for each of the individuals and the various groups indicated, the number of shares of our common stock underlying awards that have been granted (even if not currently outstanding) under the 2023 Plan since its approval by our stockholders in 2023 and through March 14, 2024.

Name and Position	Number of Awards Granted

John Sheridan	131,318
Leigh Vosseller	26,920
Mark Novara	88,975
Elizabeth Gasser	26,920
Susan Morrison	26,920
David Berger	26,920
Brian Hansen	26,920
All named executive officers as a group (7 individuals)	354,893
All directors excluding CEO, as a group (9 individuals)	39,168
Each Nominee for director (9 persons):
Rebecca Robertson	4,434
Dick Allen	4,434
Myoungil Cha	4,065
Peyton Howell	4,434
Joao Malagueira	4,065
Kathleen McGroddy-Goetz, Ph.D.	4,434
John Sheridan	131,318
Rajwant Sodhi	4,434
Christopher Twomey	4,434
All employees, excluding executive officers & directors, as a group	1,863,955
Required Vote
The approval of the 2023 Long-Term Incentive Plan, as amended, requires the affirmative vote of a majority of the outstanding shares of our Common Stock present, whether virtually or represented by proxy, and entitled to vote on this proposal at the Annual Meeting.
This proposal is considered a non-routine matter under applicable stock exchange rules. A bank, broker or other nominee may not vote without instructions on this matter, so there may be broker non-votes in connection with this proposal. Broker non-votes will have no effect on the outcome of this proposal. Abstentions will have the same effect as a vote against this proposal. If no contrary indication is made, returned proxies will be voted “For” this proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Tandem Diabetes Care	26	2024 Proxy Statement

Proposal 4 >> Say-on-Pay
Proposal 4:
Say-on-Pay
To approve, on a non-binding, advisory basis, the compensation of our named executive officers.

Background
In accordance with applicable SEC rules, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers (“NEOs”) as described in this Proxy Statement, or a “say-on-pay” proposal. We believe it reflects a sound corporate governance practice to seek the views of our stockholders on our executive compensation program.
Summary
The primary objective of our executive compensation program is to compensate our executive officers in a manner that will attract, retain and motivate talented executives with the skills needed to manage a demanding and high-growth business in a rapidly evolving, competitive and highly-regulated industry, while creating long-term value for our stockholders. When designing our 2023 executive compensation program, our Compensation Committee considered a number of factors, including stockholder feedback, feedback and advice from our independent compensation consultant, peer group and market survey data, our business objectives, the 2023 budget that was approved by our board of directors, the intense competition for executive talent within the medical device and technology industries, and the importance of retaining and motivating our employees.
For 2023, we sought to advance our strong pay-for-performance philosophy and align the interests of our executives with those of our stockholders through the adoption of our 2023 performance-based short-term cash incentive program and the grant of equity-based awards, which we balanced with guaranteed elements of compensation such as base salary and standard employee benefits. Our short-term cash incentive program was designed to reward executives for achieving pre-established financial performance objectives, product development milestones, and customer-related objectives that the compensation committee believed were critical to both our short-term success and the creation of long-term stockholder value. We also sought to align the interests of our executives with those of our stockholders by tying a meaningful portion of total compensation to increases in our value through the grant of performance and restricted stock units and stock options that provided a mix of time-based and performance-based vesting.
In 2023, we delivered worldwide sales growth, high customer satisfaction and achieved product development progress, while navigating two unfavorable market dynamics in the U.S., which continued throughout the year. These included continuing challenging economic conditions, including inflation, threat of recession and a highly competitive job market, as well as intensified commercial competition. As a result of these significant headwinds, notwithstanding our notable financial and commercial success during the year, we did not meet our 2023 company goals in their entirety and our NEOs did not earn their targeted compensation for the year. We believe the compensation paid to our NEOs in 2023 reflects our strong pay-for-performance philosophy, and strikes the appropriate balance between retaining and motivating our executives, and limiting compensation-related risk.
For additional information about our executive compensation program, please refer to the section of this Proxy Statement entitled “Compensation Discussion and Analysis” and the related compensation tables, notes and narrative discussion.

Tandem Diabetes Care	27	2024 Proxy Statement

Proposal 4 >> Say-on-Pay
Proposal
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to vote FOR the approval of the following resolution at the Annual Meeting:
“RESOLVED, that our stockholders approve, on a non-binding, advisory basis, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, including the related compensation tables, notes and narrative discussion, in the Proxy Statement for our 2024 Annual Meeting of Stockholders.”
Effect of Proposal
The resolution above reflects a non-binding, advisory proposal. The approval or disapproval of this proposal by stockholders will not require our board of directors or our compensation committee to take any action regarding our executive compensation practices. The final determination of the compensation of our executive officers will continue to be made by our board of directors and our compensation committee. Our board of directors, however, values the opinions of our stockholders as expressed through their votes, as well as through other communications with us. Accordingly, although the resolution is non-binding, our board of directors and our compensation committee will carefully consider the outcome of this advisory vote, as well as stockholder feedback received from other communications, when making future executive compensation decisions.
We expect that we will conduct our next say-on-pay vote at our 2025 annual meeting of stockholders.
Required Vote
The approval of this non-binding proposal requires the affirmative vote of a majority of the outstanding shares of our Common Stock present virtually or represented by proxy and entitled to vote on this proposal at the Annual Meeting.
This proposal is considered a non-routine matter under applicable stock exchange rules. As a result, a bank, broker or other nominee may not vote without instructions on this matter, so there may be broker non-votes in connection with this proposal. Broker non-votes will have no effect on the outcome of this proposal. Abstentions will have the same effect as a vote against this proposal. If no contrary indication is made, returned proxies will be voted “For” this proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Tandem Diabetes Care	28	2024 Proxy Statement

Proposal 5 >> Appointment of Independent Registered Public Accounting Firm
Proposal 5:
Appointment of Independent Registered Public Accounting Firm
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

Summary
Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024. Although not required by applicable law or stock exchange listing standards, or our Amended and Restated Certificate of Incorporation, as a matter of good corporate governance, we are asking our stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Ernst & Young LLP has been auditing our financial statements since 2008.
We expect representatives of Ernst & Young LLP will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders. Additionally, the representatives of Ernst & Young LLP will have an opportunity to make a statement if they so desire.
Effect of Proposal
If our stockholders do not vote to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024, our audit committee will reconsider whether to retain the firm. Even if the selection is ratified, our audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our stockholders’ and our best interests.
Required Vote
The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024, requires the affirmative vote of a majority of the outstanding shares of our Common Stock present virtually or represented by proxy and entitled to vote on this proposal at the Annual Meeting.
This proposal is considered a routine matter under applicable stock exchange rules. As a result, a bank, broker or other nominee may generally vote without instructions on this matter, so we do not expect any broker non-votes in connection with this proposal. Abstentions on this proposal will have the same effect as a vote against this proposal. If no contrary indication is made, returned proxies will be voted “For” this proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Tandem Diabetes Care	29	2024 Proxy Statement

Proposal 5 >> Appointment of Independent Registered Public Accounting Firm
Principal Accounting Fees and Services
The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the fiscal years ended December 31, 2023 and December 31, 2022, and fees billed for other services rendered by Ernst & Young LLP during those periods.

Type of Fee	2023	2022

Audit Fees(1)	$1,595,000	$1,280,000
Audit-Related Fees(2)	11,000	—
Tax Fees(3)	90,411	12,360
All Other Fees(4)	—	—
Total	$1,696,411	$1,292,360
1)Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP, including out-of-pocket expenses. The amounts presented relate to the audit of our annual financial statements, assessment of our internal control over financial reporting, review of our quarterly financial statements and our registration statements, and related services that are normally provided in connection with statutory and regulatory filings or engagements.
2)Audit-Related Fees consist of fees for professional services performed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit of our annual financial statements and are not reported as Audit Fees, including out-of-pocket expenses.
3)Tax Fees consist of fees for professional services performed by Ernst & Young LLP with respect to an Internal Revenue Code Section 382 study and general tax advice and planning.
4)All Other Fees consist of fees billed in the indicated year for other permissible work performed by Ernst & Young LLP that is not included within the above category descriptions.
Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.
Audit Committee Pre-Approval Policies and Procedures
Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. Our audit committee will consider whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to our audit committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All services performed have been pre-approved since the pre-approval policy was adopted.

Tandem Diabetes Care	30	2024 Proxy Statement

Stock Ownership
Stock Ownership
Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. Shares of Common Stock that may be acquired by an individual or group within 60 days of March 14, 2024, pursuant to the exercise of options, warrants or other rights, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the tables below.
Principal Stockholders
The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 14, 2024, for each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.
Information about each person, or group of affiliated persons, that is the beneficial owner of more than 5% of the outstanding shares of Common Stock is generally based on information filed with the SEC by such stockholders. Except as indicated in footnotes to this table, we believe the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock reported to be beneficially owned by them.

Principal Stockholders
Name	Number of Shares Beneficially Owned	Percentage Beneficially Owned(5)

Blackrock, Inc(1)	9,259,187	14.3%
The Vanguard Group(2)	7,021,906	10.9%
Capital World Investors(3)	6,536,778	10.1%
Eminence Capital, LP(4)	5,170,451	8.0%
1)This information is based solely on Amendment No. 2 to Schedule 13G filed on January 23, 2024. Blackrock, Inc. has sole voting power and sole dispositive power with respect to all 9,259,187 shares. The address for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.
2)This information is based solely on Amendment No. 7 to Schedule 13G filed on February 13, 2024. Of the 7,021,906 shares beneficially owned, The Vanguard Group has shared voting power with respect to 23,276 shares, sole dispositive power with respect to 6,929,983 shares and shared dispositive power with respect to 93,923. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
3)This information is based solely on Amendment No. 4 to Schedule 13G filed on February 9, 2024. Of the 6,536,778 shares beneficially owned, Capital World Investors has sole voting power with respect to 6,510,923 shares and sole dispositive power with respect to 6,536,778 shares. The address for Capital World Investors is 333 South Hope Street, 55th FL, Los Angeles, CA 90071.
4)This information is based solely on Schedule 13G, filed on February 14, 2024. Of the 5,170,451 shares beneficially owned, Eminence Capital, LP has no sole voting power, and no sole dispositive power. The address for Eminence Capital, LP is 399 Park Ave, 25th Fl, New York, NY 10022.
5)Percentage of beneficial ownership is based on 64,539,641 shares of Common Stock outstanding as of March 14, 2024.

Tandem Diabetes Care	31	2024 Proxy Statement

Stock Ownership
Directors and Executive Officers
The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 14, 2024, by our directors, the executive officers identified as our NEOs in the "Compensation Discussion and Analysis" section, and the persons who were our executive officers and directors as of December 31, 2023 as a group, except as noted in the footnotes below. The address for each director and NEO listed is: c/o Tandem Diabetes Care, Inc., 12400 High Bluff Drive, San Diego CA 92130.

Directors and Named Executive Officers
Name	Number of Shares Beneficially Owned	Options Exercisable by May 13, 2024	Percentage Beneficially Owned(6)

John Sheridan	29,888	370,723	*
Leigh Vosseller(1)	24,800	161,329	*
David Berger(2)	6,979	161,967	*
Myoungil Cha	1,749	—	*
Elizabeth Gasser	6,423	39,993	*
Brian Hansen	13,290	65,948	*
Joao Malagueira	1,749	—	*
Susan Morrison	15,451	181,967	*
Mark Novara	—	—	*
Dick Allen(3)	47,854	11,700	*
Kim Blickenstaff(4)	218,604	151,414	*
Peyton Howell	12,256	—	*
Kathleen McGroddy-Goetz, Ph.D.	9,032	—	*
Rebecca Robertson	4,962	33,447	*
Rajwant Sodhi	6,700	—	*
Christopher Twomey(5)	19,534	40,832	*
All current directors and executive officers as a group (17 individuals)(7)	421,169	1,030,044	2.2%
* Represents less than 1% of the outstanding shares of our Common Stock.
1)Includes 11,860 shares held by the Leigh A. Vosseller Trust, dated January 17, 2010.
2)Includes 242 shares held by the Berger Family Trust dated April 16, 2008.
3)Consists of (i) 19,962 shares held directly by Mr. Allen, (ii) 21,892 shares held by the Allen Family Trust dated October 12, 1981, (iii) 5,000 shares held by Allen Cornerstone Ventures, L.P., (iv) 1,000 shares held by the Gammon Children’s 2000 Irrevocable Trust FBO Jake Allen Gammon. Mr. Allen is co-trustee of the Allen Family Trust dated October 12, 1981. Mr. Allen is General Partner of Allen Cornerstone Ventures, L.P. and Mr. Allen disclaims beneficial ownership of the shares held by Allen Cornerstone Ventures, L.P., except to the extent of his proportionate pecuniary interest therein. Mr. Allen is co-trustee of the Gammon Children’s 2000 Irrevocable Trust FBO Jake Allen Gammon and has shared voting and investment power over the shares held by the Gammon Children’s 2000 Irrevocable Trust FBO Jake Allen Gammon, and disclaims beneficial ownership of such shares.
4)Consists of (i) 13,414 shares held directly by Mr. Blickenstaff, and (ii) 205,190 shares held by the Kim Blickenstaff Revocable Trust dated April 15, 2010.
5)Consists of (i) 6,854 shares held by Mr. Twomey (ii) 5,112 shares held by the Christopher J. Twomey and Rebecca J. Twomey Family Trust UTD September 20, 2002 and (ii) 7,568 shares held by Twomey Family Investments, LLC. Mr. Twomey is co-trustee of the Christopher J. Twomey and Rebecca J. Twomey Family Trust UTD September 20, 2002 and has shared voting and investment power over the shares held by the Christopher J. Twomey and Rebecca J. Twomey Family Trust UTD September 20, 2002. Mr. Twomey is Co-Manager of Twomey Family Investments, LLC and Mr. Twomey disclaims beneficial ownership of the shares held by Twomey Family Investments, LLC, except to the extent of his proportionate pecuniary interest therein.
6)Percentage of beneficial ownership is based on 64,539,641 shares of Common Stock outstanding as of March 14, 2024.
7)Includes three executive officers who are not named executive officers in the periods presented and excludes two former executive officers.

Tandem Diabetes Care	32	2024 Proxy Statement

Corporate Governance
Corporate Governance
We are committed to reinforcing ethical governance throughout our organization, while maintaining operational excellence. To aid corporate operations and oversight, we believe that corporate governance should be built on a strong foundation set by its Board of Directors in conjunction with supporting committees. In its risk oversight role, our Board has responsibility for ensuring that the risk management processes designed and implemented by management are adequate and functioning as designed.
Corporate Governance Guidelines
We have adopted corporate governance guidelines that apply to our directors. This document is available at https://investor.tandemdiabetes.com/corporate-governance/esg. We expect that any amendment to the corporate governance guidelines, or any waivers of their respective requirements that are applicable to directors, will be disclosed on our website or in our future filings with the SEC.
Codes of Ethics and Conduct
We have adopted a code of ethics that applies to our President and Chief Executive Officer, our Chief Financial Officer, and other senior financial officers performing similar functions, which is designed to meet the requirements of the applicable SEC rules. We have also adopted a code of ethics that applies to all of our employees, officers and directors, which is designed to meet the requirements of applicable Nasdaq rules. Each of these documents is available at https://investor.tandemdiabetes.com/corporate-governance/esg. We expect that any amendment to either code of ethics, or any waivers of their respective requirements that are applicable to executive officers or directors, will be disclosed on our website or in our future filings with the SEC.
Board Role in Risk Oversight
Risk is inherent in every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our business, operations, strategic direction and regulatory environment, as well as legal, financial, compliance, liability, information technology, human capital management, compensation, cybersecurity, environmental, social, governance, and reputational risks. Currently, we are continuing to assess and respond to the substantial operational and commercial risks relating to the growth of our business operations while also navigating impacts related to intensifying competition and global macroeconomic conditions.
Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The role of our board of directors in overseeing the management of our risks is realized primarily through committees of our board of directors, as discussed in greater detail in the descriptions of the roles and responsibilities of each of the committees below.
Management and our board of directors assesses the Company’s risk environment on at least a quarterly basis to ensure we are adequately anticipating future exposure to liability. The board (or the appropriate board committee in the case of risks that are under the purview of a particular committee) works closely with management, and outside advisors (as needed) on the identification, evaluation and management of short-, medium- and long-term risks to ensure they are prioritized on a timely basis. Risks are typically categorized based on the potential probability and severity of the risk and addressed or escalated as appropriate. Our risk assessment process aligns with our disclosure controls and procedures. When a board committee is responsible for evaluating and overseeing the management of particular risks, the chair of the relevant committee typically reports to the full board of directors during the next board meeting. For example, our nominating and corporate governance committee receives updates and its chair makes reports to the full board of directors relating to environmental, social, and governance risks, and to assessments by third-party experts concerning our cybersecurity, information security, and data privacy risks, as well as the mitigation of those risks.

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Corporate Governance
Specifically, with respect to data privacy and cybersecurity, our board of directors approved the formation of the privacy and security subcommittee of the nominating & corporate governance committee to assist in oversight of risk management and compliance functions related to cybersecurity and data privacy inherent in our business and operations.
Director Nomination Process
One of the objectives of our nominating and corporate governance committee is to assemble a well-rounded board of directors that consists of directors with backgrounds that are complementary to one another, reflecting a variety of experiences, skills and expertise appropriate for a company of our scale and maturity, such as:

Corporate Strategy	Digital Technology & Innovation	Global Market Development & Expansion	Market Access	Data Science

Medical Device Executive Leadership	Consumer Technology Experience & Insights	Financial Expert	Data Privacy & Cybersecurity
In considering whether to recommend any candidate for inclusion in the slate of recommended nominees for our board of directors, including candidates recommended by our stockholders, the nominating and corporate governance committee applies the following selection criteria, which are consistent with those set forth in its charter:
•Each director should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity;
•The board of directors should be well-rounded, consisting of directors with backgrounds that are complementary to one another, reflecting a variety and diversity of professional experiences, skills, education, expertise, socio-economic backgrounds, and personal characteristics (including, but not limited to, diversity of gender, ethnicity, race, sexual orientation and age);
•Each director should be free of any conflicts of interest which would violate applicable laws, rules, regulations or listing standards, conflict with any of our corporate governance policies or procedures, or interfere with the proper performance of his or her responsibilities;
•Each director should possess experience, skills and attributes which enhance his or her ability to perform duties on our behalf. In assessing these qualities, the nominating and corporate governance committee will consider the factors listed in the graphic above and other factors such as (i) sales, marketing, manufacturing, corporate governance, (ii) experience in diabetes care, the medical device industry, business model expansion or the healthcare industry generally, (iii) the oversight or performance of clinical research studies, and (iv) experience in global commercial operations of highly regulated industries, as well as other factors that would be expected to contribute to the overall effectiveness of our board of directors;
•Each director should have the willingness and ability to devote the necessary time and effort to perform the duties and responsibilities of board membership; and
•Each director should demonstrate his or her understanding that his or her primary responsibility is to our stockholders, and that his or her primary goal is to serve the best interests of those stockholders, and not his or her personal interests or the interests of a particular group or stockholder.

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Corporate Governance
STOCKHOLDER NOMINEES
Our nominating and corporate governance committee currently has a policy of evaluating director nominees recommended by stockholders in the same manner as it evaluates other director nominees. Under our Bylaws, stockholders wishing to propose a director nominee should send the required information to Tandem Diabetes Care, Inc., 12400 High Bluff Drive, San Diego, CA 92130, Attention: Corporate Secretary.
Board Experience
In recommending director nominees for appointment to our board of directors, our nominating and corporate governance committee values and actively considers the subject matters in which each individual is an expert, as well the experiences of the collective board.

Board Experience Matrix
	Robertson	Sheridan	Allen	Blickenstaff	Cha	Howell	Malagueira	McGroddy-Goetz	Sodhi	Twomey

Corporate Strategy	■	■	■	■	■	■	■	■	■	■
Digital Technology & Innovation					■			■	■
Global Market Development & Expansion			■	■		■	■		■
Market Access					■	■	■	■	■
Data Science						■		■	■
Medical Device Executive Leadership	■	■	■	■			■		■	■
Consumer Technology Experience & Insights					■		■	■
Financial Expert			■	■						■
Data Privacy & Cybersecurity								■	■

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Corporate Governance
Board Diversity
In recommending director nominees for appointment to our board of directors, our nominating and corporate governance committee values and actively considers diversity attributes and characteristics, including but not limited to self-identified characteristics such as gender, ethnicity, race, sexual orientation, and age. In particular, in recent years, input from our stockholders has been supportive of our progression to include greater gender and ethnic diversity on our board of directors, and in leadership positions on our board of directors and its committees. Our independent and highly-qualified nominating and corporate governance committee exercises its judgement in recommending candidates with the most appropriate mix of characteristics, experiences, skills and expertise. As of March 31, 2024, our board of directors consisted of three female members and two members who identify with an underrepresented ethnic community. The chair of our board of directors and the chair of our compensation committee are both female. Effective June 1, 2024, Dr. Kathleen McGroddy-Goetz, Ph.D., a female, has been appointed chair of our nominating and corporate governance committee, and Mr. Rajwant Sodhi, a member of an underrepresented community, has been appointed chair of our privacy and security subcommittee.

Board Diversity Matrix (as of March 31, 2024)
	Robertson	Sheridan	Allen	Blickenstaff	Cha	Howell	Malagueira	McGroddy-Goetz	Sodhi	Twomey

Demographics
Age	63	68	79	71	47	57	58	60	50	64
Male		■	■	■	■		■		■	■
Female	■					■		■
Asian					■				■
White	■	■	■	■		■	■	■		■
Born Outside the U.S.		■			■		■		■
Tenure and Independence
Independence	■		■		■	■	■	■	■	■
Years of Board Service	4	4	16	16	2	3	2	3	3	10
Average Director Tenure: 6 Years
Our Board Diversity Matrix as of December 31, 2022 can be found in the proxy statement for our 2023 Annual Meeting of Stockholders, filed with the SEC on April 12, 2023.

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Corporate Governance
Director Independence, Agreements and Relationships
DIRECTOR INDEPENDENCE
Our board of directors has affirmatively determined that each of Mr. Allen, Mr. Cha, Ms. Howell, Mr. Malagueira, Dr. McGroddy-Goetz, Ms. Robertson, Mr. Sodhi, and Mr. Twomey meet the definition of “independent director” under applicable SEC and Nasdaq rules. Mr. Blickenstaff and Mr. Sheridan do not meet the definition of “independent director” because Mr. Blickenstaff was our employee until March 2020, and Mr. Sheridan is our current employee.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Mr. Cha, Ms. Howell, and Ms. Robertson each served on our compensation committee during the fiscal year ended December 31, 2023. Each of these members was determined to be an independent director under applicable SEC and Nasdaq rules. None of the members of our compensation committee is or has ever been an officer or employee of the Company or any of its subsidiaries. None of the members of our compensation committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K, nor is any such relationship currently contemplated. None of our executive officers currently serves, or in the past year has served, as a member of our board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee. No interlocking relationship exists between any member of our board of directors and any member of the compensation committee (or other committee performing equivalent functions) of any other company.
We have entered into an indemnification agreement with each of our directors, including each of the current members of our compensation committee.
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
Except as set forth below, there are no family relationships between any director, director nominee or executive officer. In addition, there were no transactions or series of similar transactions since January 1, 2023, and there are no currently proposed transactions, to which we were or are a party that are required to be reported in accordance with applicable SEC rules in which:
•the amount involved exceeds $120,000; and
•any of our directors, director nominees, executive officers, any holder of more than 5% of our Common Stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.
Mr. Sheridan, our President and Chief Executive Officer and a member of our board of directors, and Ms. Vosseller, our Executive Vice President, Chief Financial Officer and Treasurer, are involved in a personal relationship and share a primary residence. Our board of directors was informed of the relationship before Mr. Sheridan’s appointment to President and CEO. Ms. Vosseller reports directly to Mr. Sheridan. Due to the direct reporting arrangement, we have taken appropriate actions to ensure compliance with Company policies and procedures. Mr. Sheridan and Ms. Vosseller have not been and will not be involved in setting compensation or benefits for one another, which will continue to be determined by our compensation committee. In addition, in consideration of the circumstances, following Mr. Sheridan’s promotion to President and Chief Executive Officer in 2019, our audit committee implemented certain additional internal controls and procedures.
Mr. Twomey, a member of our board of directors, is the brother-in-law of one of our employees who is a manufacturing engineer whom we have employed since August 2019. Mr. Twomey does not serve on our compensation committee and is not involved in decision-making regarding his brother-in-law’s compensation. For 2023, the aggregate amount of this employee’s annual compensation was approximately $179,000, which includes the employee’s base salary and cash incentive bonus paid in 2023 as well as the value of stock-based compensation granted in 2023. The compensation structure and aggregate compensation amount paid to this employee is commensurate with our other employees with similar titles, skills and levels of experience.

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Corporate Governance
PROCEDURES FOR APPROVAL OF RELATED-PARTY TRANSACTIONS
Our board of directors has adopted a Related-Party Transaction Policy to assist us in identifying, reviewing and approving or rejecting related party transactions. Under the policy, our Compliance Officer (as defined in the policy) is charged with the primary responsibility for determining whether, based on the facts and circumstances, a related person has a direct or indirect material interest in a current or proposed transaction. To assist the Compliance Officer in making this determination, the policy sets forth certain categories of transactions that are deemed not to involve a direct or indirect material interest of the related person. If, after applying these categorical standards and weighing all of the facts and circumstances, the Compliance Officer determines that the related person would have a direct or indirect material interest in the transaction, the Compliance Officer must present the transaction to the audit committee for review or, if impracticable under the circumstances, to the Chair of the audit committee. The audit committee must then either approve or reject the transaction in accordance with the terms of the policy.
LEGAL PROCEEDINGS WITH DIRECTORS AND EXECUTIVE OFFICERS
There are no legal proceedings related to any of the directors, director nominees, or executive officers which require disclosure pursuant to applicable SEC rules.
Board Committees
Our board of directors has three standing committees: the audit committee, the compensation committee, and the nominating and corporate governance (N&CG) committee. The privacy and security subcommittee, formed in 2021, is a standing subcommittee of the N&CG committee, focused on cybersecurity and data privacy oversight. In addition, from time to time, special committees and subcommittees may be established under the direction of our board of directors when necessary to address specific issues. For instance, as needed we have established a pricing committee to determine the offering price and other terms of various financings we have pursued.
Each of the three standing committees and one subcommittee has a written charter that has been approved by our board of directors. A copy of each charter is available at https://investor.tandemdiabetes.com/corporate-governance/esg. However, the information contained on our website is not incorporated by reference in, or considered part of, this Proxy Statement and references in this Proxy Statement to our website are to inactive textual references only.
As of December 31, 2023, the members of each standing committee were as follows:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Privacy and Security Subcommittee

Rebecca Robertson		■
John Sheridan
Dick Allen*	■		Chair
Kim Blickenstaff
Myoungil Cha		■
Peyton Howell		Chair
Joao Malagueira	■
Kathleen McGroddy-Goetz			■	■
Rajwant Sodhi			■	■
Christopher Twomey*	Chair
Number of Meetings	4	8	4	8
*Audit Committee Financial Expert

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Corporate Governance
AUDIT COMMITTEE
During 2023, our audit committee met four times. Each member of the audit committee has been determined to be an “independent director” under applicable SEC and Nasdaq rules. Our board of directors has affirmatively determined that Mr. Twomey and Mr. Allen are designated as “audit committee financial experts.”
Our audit committee’s roles and responsibilities include, among others:
•appointing, terminating, compensating and overseeing the work of any independent auditor engaged to prepare or issue an audit report or to provide other audit, review or attest services;
•reviewing all audit and non-audit services to be performed by the independent auditor, taking into consideration whether the independent auditor’s provision of non-audit services to us is compatible with maintaining the independent auditor’s independence;
•reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and internal controls and the audits of our financial statements;
•establishing and overseeing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by our employees regarding questionable accounting or auditing matters;
•reviewing and discussing any alleged fraud involving management or any employee with a significant role in our internal controls over financial reporting that are disclosed to the audit committee;
•investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisors as the audit committee deems necessary;
•determining the compensation of the independent auditors, and of other advisors hired by the audit committee;
•reviewing and discussing with management and the independent auditor the annual and quarterly financial statements prior to their release;
•monitoring and evaluating the independent auditor’s qualifications, performance and independence on an ongoing basis;
•monitoring periodic reviews of the internal audit function;
•reviewing and assessing, on an annual basis, the adequacy of the audit committee’s formal written charter;
•reviewing related party transactions for potential conflict of interest situations on an ongoing basis, and approving or rejecting such transactions; and
•overseeing such other matters that are specifically delegated to the audit committee by our board of directors from time to time.
COMPENSATION COMMITTEE
During 2023, our compensation committee met eight times. Each member of the compensation committee has been determined to be an “independent director” under applicable SEC and Nasdaq rules.
Our compensation committee’s roles and responsibilities include, among others:
•developing, reviewing, and approving our overall compensation programs, and regularly reporting to the board of directors regarding the adoption of such programs;
•developing, reviewing and recommending to the board of directors or approving our cash and stock incentive plans, including approving individual grants or awards thereunder, and regularly reporting to the board of directors regarding the terms of such plans and individual grants or awards;

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Corporate Governance
•reviewing and approving individual and Company performance goals that may be relevant to the compensation of executive officers and other key employees;
•reviewing, recommending to the board of directors or approving the terms of any employment agreement, severance or change in control arrangements, or other compensatory arrangement with any executive officers or other key employees;
•reviewing and, to the extent deemed necessary or appropriate by the compensation committee, discussing with management the disclosures and narrative discussion regarding executive officer and director compensation to be included in the annual proxy statement;
•reviewing and assessing, on an annual basis, the adequacy of the compensation committee’s formal written charter;
•delegate authority to the Chief Executive Officer or the Chief Financial Officer to grant equity incentive plan awards to our non-executive employees consistent with the parameters approved in advance by the compensation committee; and
•overseeing such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.
Ms. Robertson served as chair of the compensation committee for the first half of 2023. Effective June 1, 2023, Ms. Howell began serving as chair and Ms. Robertson remained a member of the committee.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
During 2023, our nominating and corporate governance committee met four times. Each member of the nominating and corporate governance committee has been determined to be an “independent director” under applicable SEC and Nasdaq rules.
Our nominating and corporate governance committee’s roles and responsibilities include, among others:
•identifying and screening candidates for our board of directors, and recommending nominees for election as directors;
•reviewing and assessing, on an annual basis, the performance of our board of directors and any committee thereof;
•review and discuss with management commercial insurance arrangements, exclusive of employee benefit arrangements;
•reviewing and assessing risk and risk management guidelines with respect to day-to-day operations, including and among other matters, privacy and cybersecurity;
•reviewing environmental, social and governance risks and practices;
•reviewing the structure of our board of directors’ committees and recommending to our board of directors for its approval directors to serve as members of each committee, including each committee’s respective chair, if applicable;
•reviewing and assessing, on an annual basis, the adequacy of the nominating and corporate governance committee’s formal written charter; and
•generally advising our board of directors on corporate governance and related matters.
Mr. Allen served as chair of the nominating and corporate governance committee in 2023. Effective June 1, 2024, Dr. McGroddy-Goetz will serve as chair and Mr. Allen will remain a member of the committee.

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Corporate Governance
PRIVACY AND SECURITY SUBCOMMITTEE
During 2023, our privacy and security subcommittee met eight times. Each member of the privacy and security committee has been determined to be an “independent director” under applicable Nasdaq rules and has relevant expertise and experience in the subject matters over which the committee has purview.
Our privacy and security subcommittee assists the nominating and corporate governance committee in its oversight of risk management and compliance functions related to cybersecurity and data privacy inherent in our business and operations, including, but not limited to, review, discussion and approval (as appropriate) of the following:
•strategic and program goals, as well as our risk profile and risk tolerance;
•the effectiveness of our overall risk management;
•procedures for identifying, measuring and reporting on cybersecurity and data privacy risks, including monitoring and analysis of the threat environment, vulnerability assessments, and third-party risks;
•significant policies, programs, plans, controls, safeguards and insurance coverage, and proposed changes to any of the foregoing, concerning risk management;
•internal controls and procedures to prevent, detect and respond to cyberattacks and other information security incidents that threaten the availability, integrity or confidentiality of our information systems and resources, or that threaten the security of confidential or proprietary information, including personal information of our employees or users of our products and software systems;
•crisis preparedness, incident response plans and disaster recovery capabilities;
•internal programs to comply with applicable legislation and regulations, and related administrative and operational compliance functions;
•significant findings identified by senior management, regulatory agencies or our advisors, concerning risk management or compliance activities and management responses to, and/or remediation of (including timing and compensating controls), such findings;
•the capabilities and qualifications of our cybersecurity and data privacy risk professionals; and
•the appropriateness of the resources allocated to cybersecurity and data privacy risk management.
Mr. Sodhi was named as chair of the privacy and security subcommittee effective June 1, 2024.
Board Meetings
During 2023, our board of directors met nine times (including telephonic meetings). Each director attended 100% of the meetings held by our board of directors and at least 80% of the committee meetings on which he or she served while he or she was a director during the year.
Although we do not have a formal policy regarding attendance by members of our board of directors at each annual meeting of stockholders, we encourage all of our directors to attend in person, or virtually, depending on the meeting format. In 2023, six members of our board of directors attended the annual meeting of stockholders.

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Corporate Governance
Board Leadership Structure
Our board of directors believes it is important to maintain flexibility in our board leadership structure to best serve the interests of our Company and stockholders at any particular time. In determining the appropriate structure, our board of directors considers multiple factors, including our business and strategic needs at the time and the composition of our board. The roles of Chair of our board of directors and Chief Executive Officer are currently separate and distinct. Our board believes separating these positions allows our Chief Executive Officer to focus on the day-to-day management of our business, while allowing our Chair to focus her primary attention on matters involving strategy, corporate governance and board oversight.
Ms. Robertson has served as the Chair of our board of directors since March 2023, and as a member of our board of directors since January 2019. In her role as Chair and as an independent director under applicable SEC and Nasdaq rules, Ms. Robertson leverages her extensive experience in management positions in the medical technology industry, as well as her background working with financial statements and implementing board processes and functions to advise the Company on identified and anticipated risks, and provides oversight of management and our board of directors, drives strategy and agenda setting at the board level, and leads executive sessions of our board of directors when only non-employees are present.
Mr. Blickenstaff, who served as Chair of our board of directors until March 2023, currently serves as a member of our board of directors.
Our board of directors also firmly supports having an “independent director” serve in a board leadership position at all times, and created a Lead Independent Director role in March 2019 primarily because Mr. Blickenstaff, the former Chair of our board of directors, and Mr. Sheridan, our President and Chief Executive Officer, did not qualify as independent directors due to their historical or current employment relationships with us. Mr. Allen served as our Lead Independent Director concurrent with Mr. Blickenstaff’s tenure as Chair of our board of directors, and his designation as Lead Independent Director was removed in March 2023 effective upon Ms. Robertson’s appointment as Chair of our board. Ms. Robertson is an independent director and therefore the Board has decided to no longer designate a separate Lead Independent Director.
While our board structure fulfills the needs of the Company at this time, our board of directors regularly assesses the most appropriate board leadership structure on a regular basis and may make changes to the structure based upon the evolving needs of our business, governance best practices, and other factors deemed relevant by our board of directors.
EXECUTIVE SESSIONS
In accordance with applicable Nasdaq rules, our independent directors meet in regularly scheduled executive sessions at which no employees are present.
Stockholder Engagement
We have consistently demonstrated our commitment to open and interactive dialogue with our stockholders. Our relationship with our stockholders, as the owners of our Company, is an important part of our success, and we seek to engage meaningfully with our stockholders to ensure their views are shared with our board of directors and management team, and actively considered in discussions of our strategy, operational performance, financial results, corporate governance, compensation programs, and related matters.
While our board of directors has a fiduciary duty to our stockholders and represents their interests, our management team is primarily responsible for investor relations. Our management team believes that active stockholder engagement drives increased corporate accountability, improves decision making, and ultimately creates long-term value for our stockholders.

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Corporate Governance
We regularly review and take measures to evolve our executive compensation and governance practices as the Company matures. In alignment with these efforts, we engage in proactive stockholder outreach to solicit feedback on our practices, and to incorporate the feedback into our decision-making processes. For example, in 2023, we conducted a formalized outreach effort to more than 20 of our largest stockholders, representing more than 65% of our outstanding shares, to receive their feedback on our business practices, with a particular focus on environmental, social and governance matters.
Recent Changes in Response to Stockholder Feedback

•Elimination of our classified board structure

•Adopted Corporate Governance Guidelines, including limitations on outside Board memberships

•Increased the performance-based component of our president and CEO’s long-term incentive equity plan and added a relative total shareholder return performance metric. Beginning in 2023, stock options were no longer included in his LTI award structure.

For additional information about executive compensation related changes, see the “Compensation Discussion and Analysis” section of this Proxy Statement.
STOCKHOLDER COMMUNICATIONS WITH OUR BOARD OF DIRECTORS
Stockholders seeking to communicate with our board of directors as a whole may send such communication to: Tandem Diabetes Care, Inc., 12400 High Bluff Drive, San Diego, CA 92130, Attention: Corporate Secretary. Stockholders seeking to communicate with an individual director, in his or her capacity as a member of our board of directors, may send such communication to the same address, to the attention of such individual director. We will generally forward any such stockholder communication to each director to whom such stockholder communication is addressed to the address specified by each such director, unless we determine that the communication is unduly hostile, threatening, illegal or otherwise unsuitable for receipt by the director. Additional information about our stockholder communication policy can be found at https://investor.tandemdiabetes.com/corporate-governance/esg.
Commitment to Environmental, Social and Governance Priorities
We are a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience. We strive to accomplish this mission while providing a safe and inclusive work environment and fostering diversity among our board of directors, executives and employees. Our Nominating and Corporate Governance Committee oversees ESG matters across our business operations in accordance with its charter. Our management team is responsible for developing and driving strategic ESG initiatives and programs across our business and provides regular updates on progress to our Nominating and Corporate Governance Committee.
Our positively different approach to insulin therapy management is reflected in our interactions with customers and healthcare providers, product development initiatives, and commitment to continuous improvement throughout our business. Our governance policies and practices help us appropriately manage risk and live out our corporate values in an ethical, responsible, and sustainable way. Our focus on continuous improvement is prevalent throughout our business, which is evidenced in our efforts to expand and improve our environmental, social, and governance, or ESG, initiatives.

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Corporate Governance

ENVIRONMENTAL	SOCIAL	GOVERNANCE

•Moved headquarters to a LEED certified facility in 2023
•Only rechargeable insulin pumps on the market
•Electronic waste reduction efforts:
•27 million batteries saved
•More than 380,000 remote pumps updated since August 2017
•Refurbishment program for the use of key components
•Monitoring and measurement of electricity consumption, electricity cost and weight of waste
•Ongoing work with external advisors to measure our Scopes 1 and 2 greenhouse gas emissions

•Mission driven to improve the lives of people living with diabetes
•Board gender and ethnic diversity female Board Chair and Compensation Committee Chair appointed 2023
•Focus on workforce diversity, equity and inclusion
•Women hold four of our top six executive management positions.
•Concentrated efforts to maintain strong, health company culture; 90% of employees participated in annual employee engagement survey since 2021
•Corporate charitable giving, contributions and sponsorships
•Robust learning and development program for both emerging and established leaders
•Employee health and wellness programs

•8 out of 10 independent board members
•Separate Chair and CEO positions
•Declassified board structure
•Independent compensation evaluation
•Corporate governance guidelines adopted October 2023
•Stock ownership guidelines
•Insider trading policy; no hedging or pledging Company securities
•Compensation clawback policy updated October 2023
•Majority voting standard for uncontested director elections
•Detailed codes of ethics and compliance policies
•Confidential and anonymous whistleblower hotline

In April 2024, we published our second annual Sustainable Business Report to provide stockholders with an introduction to our ESG efforts, which is posted along with other governance policies and information, on our website at https://investor.tandemdiabetes.com/corporate-governance/esg. For additional information on our policies and programs regarding our environmental impact and sustainability, community outreach and impact, human capital management, our Company culture, diversity, equity and inclusion, organizational development, total rewards, and employee health and safety, please see our Sustainable Business Report under the captions “Environmental Impact and Sustainability,” “Community Outreach and Impact,” and our Annual Report under the caption “Human Capital.” Our Sustainable Business Report, Annual Report, and website, however, are not part of this proxy solicitation material.

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Compensation Discussion and Analysis
Compensation
Discussion and Analysis
This Compensation Discussion and Analysis addresses the compensation philosophy, objectives, policies and arrangements that apply to our NEOs and other senior management personnel. The purpose of this section is to provide stockholders with a thorough understanding of our 2023 executive compensation program. This narrative discussion is intended to be read together with the Summary Compensation Table, and the related tables, footnotes and disclosures set forth below. References throughout this Compensation Discussion and Analysis section and in the accompanying compensation tables to the “Committee” refer to our Compensation Committee.
Executive Summary

NAMED EXECUTIVE OFFICERS In accordance with SEC rules, our NEOs as of December 31, 2023 were:	John Sheridan President and Chief Executive Officer, and member of our board of directors	Leigh Vosseller Executive Vice President, Chief Financial Officer and Treasurer	Mark Novara Executive Vice President and Chief Commercial Officer

	Elizabeth Gasser Executive Vice President and Chief Strategy and Product Officer	Susan Morrison Executive Vice President and Chief Administrative Officer	David Berger Former Executive Vice President and Chief Operating Officer

Brian Hansen Former Executive Vice President and Chief Commercial Officer

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Compensation Discussion and Analysis
2023 BUSINESS HIGHLIGHTS
Since launching our t:slim insulin pump in 2012, we have transformed our Company from a domestic venture-backed insulin pump start-up to a global diabetes technology company. In Tandem’s first decade, we made pump therapy easier for patients with innovations in form factor, user experience and advanced insulin delivery algorithms.
In 2023, we focused on bringing the benefits of our #1 rated AID system to more people living with diabetes worldwide, along with providing customer care excellence and making operational progress throughout our business. We delivered historical highs in our customer renewals and strong retention of our in-warranty customers, which demonstrates the high level of satisfaction customers experience with our technology. It is also a reflection of the overwhelming positive sentiment for our Control-IQ technology by customers and healthcare providers worldwide, with high regard for the immediate and sustained benefits it offers. As a result, we increased our worldwide customer base to new levels and exited the year with more than 450,000 in-warranty customers. This was a record high for our Company, but fell short of the expectations we had for our growth at the beginning of 2023 due to a number of market and one-time dynamics that resulted in it being a transitional year for Tandem.
In the U.S., we operated in a highly competitive environment as we as we prepared for the Company’s next phases of growth through our portfolio of innovation. Our worldwide sales of nearly $750 million were reduced by approximately $25 million in sales deferrals relating to our Tandem Choice program, which offers t:slim X2 customers a pathway to our newest technology, Tandem Mobi. Outside the United States, there were a number of unique, one-time events that pressured our sales by approximately $26 million, encompassing both our transition to using a European Distribution Center to improve supply chain efficiency and an unanticipated change in the French reimbursement structure.
In many ways, our efforts in 2023 focused on building and preparing for the future as we executed on multiple strategic initiatives. We started the year by completing our acquisition of AMF Medical, a developer of novel, rechargeable patch pump technology. We then advanced multiple, internal development efforts throughout the year, reaching the unprecedented accomplishment of being in various stages of launching four new products in the United States at year end. We also focused on driving operational cost savings, while implementing scalable systems and processes to support our global operations and leverage our infrastructure. These key initiatives are helping set the foundation to continue delivering on our mission to bring the benefits of automated insulin delivery to more people around the world with our uniquely flexible portfolio of pumps, partnerships and digital tools.
The information below highlights some of the important progress made in our business during 2023:

Commercial Execution and Financial Growth	Operating Effectiveness and Financial Management	Product Pipeline Advancements

•Increased worldwide installed base ~7% to approximately 450,000 customers.	•Completed the onboarding of our European distributors to a distribution center in the Netherlands.	•Received U.S. FDA clearance and initiated a limited launch of Tandem Mobi, the world’s smallest durable AID system in the United States.

•Achieved 2023 sales of nearly $750* million, including record high renewal pump growth.	•Ended the year with cash and short-term investments of $468 million.	•Achieved first-to-market launch with multiple, next-generation CGM sensor integrations.

•Expanded worldwide insulin pump market with approximately half of new U.S. customers adopting t:slim X2 from using multiple daily injection.	•Drove operational efficiencies by successfully implementing new processes and technology solutions establishing the foundation for improved longer-term leverage of our infrastructure.	•Launched Tandem Source, a new diabetes management platform for customers and healthcare providers in the United States.
*Annual sales for 2023 and 2022 include the effect of sales deferrals of $25.1 million and $3.5 million, respectively. This relates to the accounting treatment associated with our Tandem Choice Program offering, which began September 2022 to provide a pathway to eligible t:slim X2 customers to ownership of our newest hardware platform, Tandem Mobi, for a fee when available.

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Compensation Discussion and Analysis
The following charts illustrate two of our key metrics and financial results during the past four years:
*Annual sales for 2023 and 2022 include the effect of sales deferrals of $25.1 million and $3.5 million, respectively. This relates to the accounting treatment associated with our Tandem Choice Program offering, which began September 2022 to provide a pathway to eligible t:slim X2 customers to ownership of our newest hardware platform, Tandem Mobi, for a fee when available.
2023 COMPENSATION OVERVIEW
We entered 2023 expecting our business to achieve:
•Substantial increases in product shipments and sales, both in the United States and outside the United States;
•Improvement in our operating and gross margins;
•Positive cash flow from operations; and
•Various goals relating to our customer satisfaction and multiple new product launches in the United States.
When designing our 2023 executive compensation program, the Committee considered a number of factors, including the business objectives set forth above, the 2023 budget approved by our board of directors, and the intense competition for talent within the medical device and technology industries, both generally and within the geographic regions in which we operate. In addition, the Committee considered the continued importance of retaining and motivating our employees during a period in which we planned to launch multiple new products.
In making compensation decisions for 2023, the Committee focused on several key factors of our executive compensation program, as follows:
•Stockholder feedback in response to our engagement outreach;
•A peer group analysis performed by our independent compensation consultant;
•Reviewing total NEO compensation compared to the 60th percentile of the peer group;
•Allocating a meaningful proportion of the total cash compensation opportunity to our annual short-term cash incentive plan, under which executives are only eligible to receive cash bonuses upon the achievement of certain predetermined financial and operational performance goals; and
•Allocating a meaningful proportion of the total compensation opportunity to longer-term incentive equity awards aligning with the interests of our stockholders.

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Compensation Discussion and Analysis
In light of 2023 performance outcomes, the 2023 cash bonus paid at 37.5% of target. Additionally, no base salary increases were made for 2023 due to the challenging operating environment. The Committee concluded that these outcomes appropriately aligned pay with performance. Each of these factors and their impacts on our 2023 executive compensation program are explained in more detail on the following pages.
KEY COMPENSATION GOVERNANCE ATTRIBUTES
We have incorporated a number of compensation governance best practices over time, which are discussed in the table below:

What We Do		What We Don’t Do

☑	Pay-for-performance philosophy	✗	Employment agreements
☑	Independent compensation consultant	✗	Excise tax gross up provisions
☑	Compensation committee comprised solely of independent directors	✗	Guaranteed bonuses or equity awards
☑	Comprehensive peer group analysis updated annually	✗	Employee stock plan evergreen provisions
☑	“Double trigger” change-in-control benefits	✗	Hedging or pledging of our securities
☑	Multiple financial and strategic measures used to determine cash incentive payouts to encourage strong performance across the business	✗	Repricing of options or issuance of discounted equity awards
☑	Stock ownership guidelines applicable to executive officers and directors
☑	Clawback policy applicable to cash bonus and equity incentive compensation
☑	Significant amount of incentive compensation as a proportion of total compensation

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Compensation Discussion and Analysis
Executive Officers
The executive officers on our management team, and their respective ages and positions with us as of March 31, 2024, are as follows:

Name	Age	Position

John Sheridan	68	President, Chief Executive Officer
Rick Carpenter	61	Chief Technical Officer
Elizabeth Gasser	48	Executive Vice President and Chief Strategy and Product Officer
Shannon Hansen	58	Executive Vice President, Chief Legal, Privacy & Compliance Officer and Secretary(1)
James Leal	60	Chief Manufacturing Officer
Susan Morrison	44	Executive Vice President and Chief Administrative Officer
Mark Novara	49	Executive Vice President and Chief Commercial Officer
Leigh Vosseller	51	Executive Vice President, Chief Financial Officer and Treasurer
1)Title effective as of April 1, 2024.
Below is information with respect to the business experience of each of our officers who comprised our executive management team in 2023. A biography for Mr. Sheridan can be found in the section entitled “Proposal 1: Election of Directors” above under the caption “Nominees for Director.”
Rick Carpenter has served as our Chief Technical Officer since November 2021. Before joining our Company, Mr. Carpenter served from February 2020 as the Senior Vice President of Engineering at Inseego Corporation, where he led the worldwide engineering team and was responsible for device hardware and software, cloud software, quality assurance, regulatory and product certification and technical account management. From April 2017 to January 2020, he was the General Manager of the IoMT Business and the Senior Director of Engineering at Capsule Technologies, a company that integrates medical devices and wearables into a secure medical grade system that collects data and provides it to healthcare professionals for patient monitoring. Prior to that, from May 2009 until March 2017, Mr. Carpenter served as the Senior Vice President of Engineering at Smith Micro Software. Earlier in his career, he held various engineering development and leadership roles at Nextwave Wireless, Sierra Wireless, General Dynamics, Motorola and Denso. Mr. Carpenter holds a B.S. in Computer Science from The University of Texas Permian Basin, and completed coursework for an MS in Computer Science from The University of Texas at Arlington.
Elizabeth Gasser has served as our Executive Vice President and Chief Strategy and Product Officer since November 2023, and before served as our Executive Vice President and Chief Strategy Officer since June 2021. Ms. Gasser is responsible for the Company’s strategy, corporate development, product management, behavioral sciences, and competitive intelligence functions. She previously served as our Executive Vice President, Strategy and Corporate Development since January 2020. Before joining our Company, Ms. Gasser served from June 2017 as an independent adviser providing strategic and corporate development solutions to boards and executive teams. From January 2016 to June 2017, she was Vice President of Corporate Strategy at QUALCOMM Technologies, Inc. (QTI), a subsidiary of QUALCOMM Incorporated (Nasdaq: QCOM), a global leader in the development and commercialization of technologies and products used in mobile devices and other wireless products. Before that, from November 2012 to January 2016 she was Vice President of Strategic Development at QTI, after serving in other strategic related roles of increasing responsibility beginning in 2006. Ms. Gasser holds a B.A. and an M.A. in Economics from the University of Cambridge.

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Compensation Discussion and Analysis
Shannon Hansen has served as our Executive Vice President, Chief Legal, Privacy & Compliance Officer and Secretary since April 2024, and as our Chief Legal, Privacy & Compliance Officer and Secretary since August 2023. Ms. Hansen joined the Company as Senior Vice President, General Counsel, Chief Compliance Officer and Secretary in January 2022 and throughout her tenure, she has maintained responsibility for the Company's legal, compliance and privacy functions. Before joining our Company, Ms. Hansen served as General Counsel, Corporate Secretary and Chief Privacy Officer at Alto Pharmacy from April 2020 to September 2021, where she oversaw the development of the legal, privacy and compliance functions. Before her role at Alto Pharmacy, she held various leadership roles at Abbott, including Division Vice President & Associate General Counsel, Patents from June 2017 to February 2020, as well as other leadership roles for the Diabetes, Vascular and Structural Heart Divisions from May 2009 to June 2017. In August 2021, Ms. Hansen began serving as an Independent External Audit and Supervisory Board Member for PHC Holdings Corporation. Earlier in her career, she was a partner at Kirkland & Ellis LLP, an Associate Solicitor at the United States Patent and Trademark Office and a process engineer at DuPont. Ms. Hansen holds a B.S. in Chemical Engineering from Carnegie Mellon University, and a J.D. from Stanford Law School.
James Leal, Ph.D. has served as our Chief Manufacturing Officer since April 2023, and before that served as our Senior Vice President, Operations since August 2017. Dr. Leal joined our Company in October 2010 as Vice President, Operations. Previously, Dr. Leal was the Vice President of Manufacturing and Field Support for Volcano Corporation and held Director roles with CardioNet, Inc. and Digirad Corporation. Earlier in his career, he held Senior Engineering roles with FlipChip Technologies and Hughes Aircraft Company. He has won several awards including a Hughes Aircraft Doctoral and Masters Fellowship and was a recognized nominee for Most Promising Hispanic Engineer of the Year Award. Dr. Leal is a University of Arizona graduate holding a B.S. in Metallurgical Engineering, and both an M.S. and a Ph.D. in Materials Science and Engineering.
Susan Morrison has served as an Executive Vice President since December 2017 and as our Chief Administrative Officer since September 2013, and is responsible for the Company’s investor relations, corporate communications, program management, human resources and facilities functions. Before that time, she served in successive leadership positions for our Company since November 2007, including Vice President, Human Resources, Corporate and Investor Relations and Director, Corporate and Investor Relations. Prior to joining our Company, Ms. Morrison held various positions in Corporate and Investor Relations at Biosite from August 2003 through November 2007. Ms. Morrison holds a B.A. in Public Relations from Western Michigan University.
Mark Novara has served as our Executive Vice President and Chief Commercial Officer since November 2023. Mr. Novara is an executive with nearly 25 years of general management, strategy and marketing experience in the medical device, life science and pharmaceutical industries. Before joining our Company, he served as Senior Advisor in the Medical Technology/Life Science practice at McKinsey & Company since February 2023. Before that time, Mr. Novara held executive positions at Becton Dickinson for more than 11 years, most recently as a Worldwide Vice President/General Manager in the Medication Delivery Solutions business unit from June 2020 to December 2022. He also served as Senior Vice President, Global Strategic Marketing for two of BD’s segments, Medical from May 2018 to June 2020, and Life Sciences from December 2015 to May 2018. Mr. Novara was also a Worldwide Vice President/General Manager in the Diabetes Care business unit from November 2013 to December 2015, and Director of Strategic Marketing and Business Development in the Pharmaceutical Systems business unit from July 2011 to November 2013. He also held leadership positions with Hoffman-La Roche and Sanofi-Aventis. Mr. Novara holds a B.S. in Biology from Villanova University and a Master’s in Healthcare Management from Columbia University.
Leigh Vosseller has served as our Executive Vice President, Chief Financial Officer, and Treasurer since June 2018, and served as Senior Vice President, Chief Financial Officer and Treasurer from January 2018 to May 2018. Ms. Vosseller is our principal financial and accounting officer. She joined us as Vice President of Finance in 2013 and was promoted to Senior Vice President of Finance in August 2017. Before that time, she served as Vice President and Chief Financial Officer at Genoptix, beginning in 2011, after initially joining Genoptix in 2008. Before that she held a senior finance position at Biosite where she played a key role in developing the financial and administrative infrastructure for international expansion. Since January 2021, Ms. Vosseller has served as a director and chair of the finance committee of Girls Inc. of San Diego, a non-profit organization that provides STEM-focused, research-based programming to underserved girls in the community. Ms. Vosseller is a certified public accountant (inactive) and holds a B.S. in Accounting from Missouri State University.

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Compensation Discussion and Analysis
Compensation Philosophy and Objectives
The primary objective of our executive compensation program is to attract and retain talented executives with the skills needed to manage and staff a demanding and high-growth business in a rapidly evolving, competitive and highly regulated industry, while motivating them to create long-term value for our stockholders. There is significant competition for talented executives, especially in the medical device and technology industries both generally and in the geographic regions in which we operate. When establishing our executive compensation program, the Committee is guided by the following four principles:
•Attract, retain and motivate executives with the background and experience required for our future growth and success;
•Provide a total compensation package that is competitive with other companies in the medical device and technology industry that are similar to us in size and stage of growth;
•Align the interests of our executives with those of our stockholders by tying a meaningful portion of total compensation to increases in our value through the grant of equity-based awards; and
•Apply a pay-for-performance philosophy by tying a meaningful portion of potential total short- and long-term compensation to the achievement of predetermined objectives that are important to our growth and success, which can increase or decrease to reflect achievement with respect to the objectives.
ROLES AND RESPONSIBILITIES
A well-designed, implemented, and communicated executive compensation program is important to the growth and success of our business. As such, the Committee, together with input from its independent compensation consultant and management, where appropriate, works throughout the year to monitor the effectiveness of the program design. To ensure the process is robust and effective, each group typically has a specific role in the process.
Compensation Committee
The Committee is comprised solely of directors who qualify as “independent directors” under Nasdaq rules and also meet the heightened independence requirements under SEC rules. The Committee is primarily responsible for developing, reviewing and approving our executive compensation program, including the compensation arrangements that apply to our NEOs, and regularly reporting to our board of directors regarding the adoption of such programs. In particular, the Committee is responsible for overseeing our short-term cash and long-term equity incentive plans, including approving individual grants or awards thereunder (subject to the delegation of limited discretion to certain executive officers to approve individual grants or awards to employees below the executive level). The Committee is also responsible for approving performance goals and objectives that are relevant to the compensation of our executive officers and other key employees.
The Committee evaluates the total compensation of our NEOs and other executives relative to available compensation information from companies in our industry that are similar to us based on a number of factors, including size and stage of growth. The Committee’s historical practice has been to benchmark our total executive compensation to just above market at the 60th percentile compared to relevant survey data, in order to compete in the market for talented executives. However, this is only the starting point for the Committee’s determination of compensation, and it retains the discretion to adjust executive compensation based on a number of factors, including changes to our peer group, changing pay practices in our industry, executive retention concerns, individual executive performance, and overall Company performance.
The Committee has not established any formal policies or guidelines for allocating between long-term and short-term compensation, or between cash and equity compensation. In determining the amount and mix of compensation elements and whether each element provides the correct incentives in light of our compensation objectives, the Committee relies on its judgment and experience, as well as significant feedback from its independent compensation consultant, rather than adopting a formulaic approach to compensation decisions.

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Compensation Discussion and Analysis
Management
Historically, our President and Chief Executive Officer, our Executive Vice President and Chief Administrative Officer, and our Chief Human Resources Officer, have provided input and recommendations to the Committee on the compensation of executive officers and other senior management personnel. In addition, representatives from our finance and legal functions have provided information or recommendations to the Committee regarding incentive program design. The Committee reviews this input and information and considers these recommendations. However, all decisions affecting executive officer compensation are made by the Committee, in its sole discretion.
Independent Compensation Consultants
The Committee has sole authority to engage and retain independent compensation consultants and to directly oversee their work and compensation.
WTW (formerly known as Willis Towers Watson) has provided advisory services to the Committee since 2020. In August 2022, the Committee reengaged WTW as its independent compensation consultant, to provide advisory services for 2023. These services included advising the Committee on the selection of an appropriate peer group of other publicly traded healthcare companies, collecting and analyzing compensation data from those companies, and performing an independent review of our compensation practices for our executive officers, as well as our non-employee directors, as compared to the peer group. The Committee selected WTW based on its experience providing expert, strategic and research-driven executive compensation advice to help companies balance talent and governance risks while driving business performance. In addition, the Committee assessed whether work performed or advice rendered by WTW would raise any conflicts of interest and determined that there are no conflicts of interest with respect to this advisor.
KEY CONSIDERATIONS
In designing our 2023 executive compensation program, stockholder feedback and WTW analysis and advisory services were key considerations for the Committee.
Stockholder Advisory Vote on Executive Compensation
At our 2023 annual meeting of stockholders, 81.66% of our stockholders approved, on a non-binding, advisory basis, the compensation of our NEOs (i.e., our “say-on-pay” proposal).
Our board of directors has adopted a policy providing for annual “say-on-pay” votes, which was approved by our stockholders in 2019. Our board of directors believes that allowing our stockholders to vote on our executive compensation practices on an annual basis aligns with market best practices and provides our stockholders with an important opportunity to provide meaningful feedback to us.
A vote on the frequency of future “say-on-pay” votes (commonly known as a “say-on-frequency” vote) is required every six years. Accordingly, we currently expect to hold the next “say-on-frequency” vote at our 2025 annual meeting of stockholders. In 2023, we conducted a formalized outreach effort to more than 20 of our largest stockholders, representing more than 65% of our outstanding shares, to receive their feedback on our business practices, with a particular focus on environmental, social and governance matters, including executive compensation. We took the results from our prior years’ “say-on-pay” advisory votes and the feedback we received from stockholder engagements into consideration in making decisions regarding executive compensation for 2023 and 2024. As a result of shareholder feedback, our LTI program has become increasingly performance-based and a relative TSR performance metric has been added. The Committee will monitor and continue to evaluate our executive compensation program going forward in light of our stockholders’ views and our transforming business needs. The Committee expects to continue to consider the outcome of our “say-on-pay” votes and our stockholders’ views when making future compensation decisions for our NEOs.

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Compensation Discussion and Analysis
Additional Compensation Plan Considerations
In addition to stockholder feedback and independent compensation consultant analysis and input, in designing our executive compensation program the Committee also takes into account various factors, including:
•Overall compensation strategy, philosophy and objectives;
•Criticality of individual roles and positions;
•Historical and current compensation levels;
•Employee tenure;
•Relative compensation levels across the executive team;
•Existing levels of equity ownership;
•Prior equity grants, including associated vesting schedules, inherent economic value and perceived retentive value; and
•Individual factors specific to each NEO, including, but not limited to, experience, performance, leadership and expertise.
In addition, the Committee reviews market factors including peer group and market survey data, as discussed below.
MARKET FACTORS
Peer Group
WTW was engaged by the Committee to develop a set of peer group companies for use as a point of comparison in benchmarking 2023 compensation for executive officers and non-employee directors. Data compiled from this peer group was used as a baseline reference by the Committee to assist it in establishing and assessing target total compensation levels, as well as target compensation levels for individual components of compensation, for our executive officers.
The inputs used to identify the peer group companies reflect the Global Industry Classification Standard and the determination of such companies included review of companies traded on major U.S. stock exchanges, companies classified in the health care equipment and health care services industries, and revenue. The revenue for our 2023 peer group companies generally fell within a range of approximately 0.5x to 2.5x our projected 2023 revenue. However, not every company in our 2023 peer group satisfied each criterion and the Committee applied its judgment and experience in making final determinations for the companies included in the peer group. For example, Dexcom exceeded our target criteria range, but the Committee determined that they should be included in our 2023 peer group because of their strong similarities to our business operations and industry.
Our worldwide sales for 2022 were more than $800 million, an approximately15% increase compared to 2021. This year-over-year growth was considered in determining our 2023 peer group. Based on the factors discussed above, our 2023 peer group was comprised of the 17 companies listed below:

Abiomed (ABMD)	Dexcom (DXCM)	Inogen (INGN)	QuidelOrtho (QDEL)
Artivion (AORT)	Glaukos (GKOS)	Insulet (PODD)	STAAR Surgical (STAA)
AtriCure (ATRC)	Globus Medical (GMED)	iRhythm Technologies (IRTC)
Cardiovascular Systems (CSII)	Haemonetics (HAE)	Masimo (MASI)
CONMED (CNMD)	ICU Medical (ICIU)	Nevro (NVRO)
We consider these companies to be our peers solely for executive and director compensation comparison purposes.

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Compensation Discussion and Analysis
Compensation Survey Data
To supplement data regarding the peer group companies where sufficient information is not available or where the Committee requests further information, the Committee also reviews from Aon Hewitt’s Radford suite of surveys. These surveys include compensation data from medical technology and life sciences companies. WTW has used data specific to our business in terms of industry, size and geographic location when providing this additional information to the Committee. In addition, for prospective new hire candidates, the Committee reviews information from these compensation surveys as a factor in the development of compensation offers.
Compensation Elements
The Committee, with assistance from our independent compensation consultant and management, has developed an executive compensation program consisting of several key components. Each element of compensation has a specific purpose and they work together to advance our overall pay-for-performance compensation philosophy and support our compensation objectives. We believe the compensation elements are generally consistent with those paid to or awarded by our peer group companies.
Based on the information provided by our independent compensation consultants, the executive compensation program for our NEOs generally consists of a:
•Base salary;
•Short-term cash incentive program;
•Long-term equity incentive program; and
•Other benefits.
BASE SALARY
The purpose of this element is to provide a fixed compensation amount to each NEO in return for performance of core job responsibilities. We pay base salaries to attract and retain executives with the necessary experience to contribute to our future growth and success. The Committee establishes base salaries after reviewing peer group compensation data and considering a number of the other factors discussed above, including each executive officer’s title and responsibility level, tenure with us, individual performance and business experience. Salaries are reviewed and potentially adjusted annually, or more frequently if the Committee deems necessary or appropriate.
The 2023 base salary for each NEO was generally shown to be in alignment with benchmark data at the 60th percentile. The base salaries for some of our NEO positions, including our Chief Executive Officer and EVP and Chief Financial Officer were slightly below target. As 2023 was anticipated to be a challenging operating environment, executive management requested no salary increases for the year as part of the team’s commitment to driving greater leverage in the business in advance of new product launches. The Committee was supportive of this approach, recognizing the Company’s operating margin goals.

Name	2023 Base Salary	2022 Base Salary	Percent Change

John Sheridan	$710,700	$710,700	—%
Leigh Vosseller	$437,091	$437,091	—%
Elizabeth Gasser	$437,091	$437,091	—%
Susan Morrison	$437,091	$437,091	—%
Mark Novara(1)	$437,091	N/A	—%
David Berger(2)	$437,091	$437,091	—%
Brian Hansen(3)	$437,091	$437,091	—%
1)Mr. Novara joined Tandem as EVP & Chief Commercial Officer in November 2023.
2)Mr. Berger is our former EVP & Chief Operating Officer. He stepped down from those positions at the end of December 2023.
3)Mr. Hansen is our former EVP & Chief Commercial Officer and served in those positions until the end of December 2023.

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Compensation Discussion and Analysis

SHORT-TERM CASH INCENTIVE PROGRAM
The purpose of this element is to reward executives for achieving pre-established financial and strategic goals that the Committee believes are critical to our short-term success and the creation of long-term stockholder value. Target short-term incentive opportunities are expressed as a percent of base salaries and reviewed as part of the Committee’s annual compensation analysis, which includes an assessment of each NEO’s title and level of responsibility, and perceived ability to impact overall Company results.
2023 SHORT-TERM CASH INCENTIVE PROGRAM TARGETS
In 2023, no changes were made to the short-term incentive bonus percentage targets for the NEOs compared to 2022. The 2023 base salary, target bonus percentage and target cash bonus amount for each NEO was generally shown to be in alignment with benchmark data at the 60th percentile, and is set forth in the table below:

Name	2023 Base Salary	Target Bonus Percentage	Target Cash Bonus
John Sheridan	$710,700	100%	$710,700
Leigh Vosseller	$437,091	60%	$262,255
Elizabeth Gasser	$437,091	60%	$262,255
Susan Morrison	$437,091	60%	$262,255
Mark Novara(1)	$437,091	60%	$43,709
David Berger	$437,091	60%	$262,255
Brian Hansen	$437,091	60%	$262,255
1)Mr. Novara joined Tandem as EVP & Chief Commercial Officer in November 2023. Mr. Novara’s bonus opportunity reflected in the table above is prorated and paid based on 2023 salary paid.
2023 SHORT-TERM CASH INCENTIVE PROGRAM SUMMARY AND RESULTS
The 2023 short-term cash incentive program is referred to as our 2023 Cash Bonus Plan. The 2023 Cash Bonus Plan was designed to reward plan participants for their contributions to our achievement of pre-established financial performance objectives, a product development objective, and a customer-related objective for 2023. Based on stockholder feedback, our plan design has 3 components with minimum and outperformance thresholds for each component of the plan. In addition, payments for outperformance achievements are capped at 200% for each component of the plan. The metrics were approved by the Committee as representative measures of overall corporate performance for the fiscal year in February 2023 and were consistent with the 2023 budget approved by our board of directors at that time. These metrics were determined to be appropriately rigorous as an interim step toward meeting our longer-term growth and financial objectives.
2023 Cash Bonus Plan Components and Weighting

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Compensation Discussion and Analysis
The goals associated with each component of the 2023 Cash Bonus Plan were set at the beginning of the year, and the Company’s performance against these goals was reviewed with the Committee periodically throughout 2023. For the financial performance objectives, a minimum threshold of 90% of the revenue target had to be achieved for 50% bonus to be earned. For achievement of 110% or greater of the revenue target, up to 200% of the bonus may be earned. For the portion of the cash bonuses that relates to product development, multiple new product launches must commence in 2023. In addition, there is a predefined number of product launches serving as a minimum threshold for achieving 50% payout and outperformance threshold for achieving up to 200% payout under this component of the plan. For the portion of the cash bonuses that relates to customer satisfaction, an annual metric must be achieved with predefined metrics serving as a minimum threshold for achieving 50% payout and outperformance threshold for achieving up to 200% payout under this component of the plan.
The following table shows each of the components of the 2023 Cash Bonus Plan, their respective weightings, our level of achievement for each component as determined by the Committee, and the calculation of the payout for each component:

Component	Weighting	Metrics	Level of Achievement Compared to Target	Weighted % of Total Payout
Financial Performance Objective	80%	Minimum target not achieved	—%	—%
Product Development Objective	10%	Commenced launch of 4 new products	200%	20%
Customer Satisfaction	10%	Actual customer satisfaction key performance indicator scores compared to target	175%	17.5%
Payout Percentage Under 2023 Cash Bonus Plan				37.5%
Based on these achievements, the Committee approved cash bonuses to our NEOs in March 2024 in the amounts set forth opposite their names in the table below:

Name	Total 2023 Cash Bonus (1)

John Sheridan	$266,513
Leigh Vosseller	$98,345
Elizabeth Gasser	$98,345
Susan Morrison	$98,345
Mark Novara(2)	$11,348
David Berger(3)	$98,345
Brian Hansen(4)	$98,345
1)Bonus calculations are based on 2023 salaries paid.
2)Mr. Novara joined Tandem as EVP & Chief Commercial Officer in November 2023, and his bonus opportunity was prorated and paid based on 2023 salary paid.
3)Mr. Berger is our former EVP & Chief Operating Officer. He stepped down from those positions at the end of December 2023. Pursuant to a Transition and Consulting Agreement between Mr. Berger and the Company, Mr. Berger remained eligible to receive his 2023 corporate performance bonus. See “Employment Severance Agreements” below.
4)Mr. Hansen is our former EVP & Chief Commercial Officer and served in those positions until the end of December 2023. Pursuant to a Separation Agreement between Mr. Hansen and the Company, Mr. Hansen remained eligible to receive his 2023 corporate performance bonus. See “Employment Severance Agreements” below.
The performance-based cash bonuses paid to our NEOs pursuant to the 2023 Cash Bonus Plan were directly aligned with our financial performance and the achievement of critical strategic and operational objectives. Overall, the Committee believes the cash bonuses reflect our strong pay-for-performance philosophy.

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Compensation Discussion and Analysis
LONG-TERM INCENTIVE EQUITY COMPENSATION PROGRAM
We leverage long-term incentive (“LTI”) equity as a component of our executive compensation program to align the interests of our executives with those of our stockholders by tying a meaningful portion of total compensation to increases in the value of our Company through the grant of equity-based awards. The executives’ interests are aligned with those of our stockholders because, as the value of our Company increases over time, the value of the executives’ equity grants increases as well. The Committee also believes that granting equity awards that vest upon the achievement of long-term performance metrics supports our pay-for-performance philosophy, while granting equity awards that vest over time promotes the retention of our executives.
Long-Term Incentive Equity Progression
Our board of directors and stockholders have approved our 2023 Plan, which allows for the issuance of equity awards to our officers, directors and employees in the form of stock options, restricted stock awards, stock appreciation rights, and restricted stock units (“RSUs”). Since 2019, the Compensation Committee has continued to evolve the long-term incentive equity programs for our NEOs to reflect incentives aligned with the Company’s maturation and evolving governance practices in response to stockholder feedback. For example, in 2020, the Committee evolved our NEO equity compensation model from issuing predetermined, fixed share-denominated option awards to predetermined, value-denominated equity awards. In 2021, we also began including PSUs, in addition to RSUs and options, and scaled the weighting of the PSUs in 2022. In 2023, we further increased the weighting of the PSU component for Mr. Sheridan's LTI plan and based on stockholder feedback, included a total stockholder return (“TSR”) metric compared to the Russell 3000 index for a portion of his PSU targets. Although awards have not yet been made to our NEOs in 2024, the Committee intends to further increase the weighing of the PSU components for our other NEOs plan to align with our CEO’s plan, and include a TSR metric for a portion of their PSU targets. In addition, in 2024 the Committee approved moving from a three-month trailing average to a one-month trailing average for the Company’s grant calculation process, effective for equity incentive grants starting in May 2024. The Committee plans to continue to evaluate and evolve its compensation practices when appropriate, while attracting, motivating and retaining top executive talent who are dedicated to the future growth and success of our business.
CEO Long-Term Incentive Equity Progression
The Committee considered these allocations appropriate, as performance-orientation is reflected in PSUs (which only have value if the Company achieves certain predetermined goals), while grants of RSUs allow the program to support retention throughout a full business cycle. When determining the type, number and value of equity awards to be granted to each executive, the Committee generally considers several factors, including WTW’s analysis based on data from our peer group companies, the title and level of responsibility of the executive, the executive’s tenure with us, survey information regarding the level of equity ownership by executives with similar titles and levels of responsibility, and other compensation survey data. The Committee also takes into account our achievement of significant milestones during the period prior to the grant date, such as revenue growth achievement, completing or receiving regulatory clearance or approval to commercialize products.

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Compensation Discussion and Analysis
Performance-Based Awards Summary

Performance-Based Awards	Number of Performance Stock Units (#)

Non-vested shares outstanding at December 31, 2020	—
Granted	25,674
Vested (Earned)	—
Forfeited	—
Non-vested shares outstanding at December 31, 2021	25,674
Granted	53,662
Vested (Earned)	—
Forfeited	—
Non-vested shares outstanding at December 31, 2022	79,336
Granted	110,074
Vested (Earned)	—
Forfeited	(25,888)
Non-vested shares outstanding at December 31, 2023	163,522
2023 LTI Equity Compensation Program
In May 2023, in light of the various factors described above, and based on data provided by WTW, the Committee approved equity award values to each of our NEOs pursuant to our 2023 Plan as set forth in the table below:

Name	Aggregate Value of Performance Stock Units ($)	Aggregate Number of Performance Stock Units (#)	Aggregate Value of Restricted Stock Units ($)	Aggregate Number of Restricted Stock Units (#)

John Sheridan	$1,726,175	65,659	$1,726,175	65,659
Leigh Vosseller	$233,534	8,883	$474,193	18,037
Elizabeth Gasser	$233,534	8,883	$474,193	18,037
Susan Morrison	$233,534	8,883	$474,193	18,037
David Berger	$233,534	8,883	$474,193	18,037
Brian Hansen	$233,534	8,883	$474,193	18,037
Each of the PSUs has a grant date fair value of $26.29 per share and vests based on three-year criteria that correlate with a 3-year compound annual growth rate (CAGR), which will be measured at the end of 2025 and paid in 2026.

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Compensation Discussion and Analysis
When establishing the plan design for the PSUs issued as part of the Company’s 2023 LTI equity program, the Committee identified that delivering on revenue growth was a key driver of long-term stockholder value, and in support of the Company’s additional priorities to improve gross margin and operating margin. We consider the revenue CAGR targeted to be commercially sensitive, and so are not disclosing the forward-looking goal due to risk of competitive harm, but will disclose the number retrospectively following the close of performance period. The PSU component of our 2023 LTI plan is as follows:

Target Metric	CEO Weighting	Other NEO Weighting

Revenue CAGR in the three-year period between 2023 and 2025	30%	33%
TSR performance compared to the Russell 3000 index in the three-year period between 2023 and 2025	20%	—%
Performance determination for all NEOs under the 2023 LTI plan is as follows:

Revenue CAGR in the 3-year period between 2023 - 2025	Payout Factor*

Maximum	200%
Target 3-year Revenue CAGR	100%
Threshold	50%
Below Threshold	—%
*The payout factor is prorated on a straight-line basis (i.e., by linear interpolation) for performance that falls between the performance targets set forth in the table above. In addition, the payout factor cannot exceed 200%
Performance determination for the President and CEO under the 2023 LTI plan is as follows:

TSR performance compared to the Russell 3000 index in the three-year period between 2023 and 2025	Performance as a Percent to Target	Payout Factor*

Maximum	75th percentile rank	200%
Tandem Diabetes Care TSR Performance	100%	100%
Threshold	25th percentile rank	50%
Below Threshold	Less than 85%	—%
*The payout factor is prorated on a straight-line basis (i.e., by linear interpolation) for performance that falls between the performance targets set forth in the table above. In addition, the payout factor cannot exceed 200%
The balance of the equity awarded under the 2023 LTI Plan to our NEOs were RSUs. RSUs represented 50% of our CEO’s 2023 LTI Plan and 67% for our other NEOs. Each of the RSUs has a grant date fair value of $26.29 per share and vests over a period of 36 months, with 33% of the shares vesting on the date that is 12 months following the grant date, and the remaining 67% of the shares vesting in equal quarterly installments over the remaining 24 months, subject to continued employment and the terms of the 2023 Plan.

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Compensation Discussion and Analysis
BROAD-BASED BENEFIT PROGRAMS
All full-time employees may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability and life insurance, our employee stock purchase plan and our 401(k) plan.
We have adopted a defined contribution 401(k) plan for the benefit of our employees. U.S. employees are eligible to participate in the plan beginning on the first day of the calendar quarter following their date of hire. Under the terms of the plan, U.S. employees may make voluntary contributions as a percent of compensation. In 2019, we began offering a Registered Retirement Savings Plan (RRSP) match of 100% of the first 5% of salary contributed by participating employees in Canada, which is 100% vested after two years of plan participation. In 2022, we began offering a 401(k) match of 50% of the first 4% of salary contributed by participating U.S. employees, which is 50% vested on the first anniversary of employment and 100% vested on the second anniversary of employment, a feature we did not offer historically.
We also offer a standard benefits package that we believe is necessary to attract and retain key executives. Our NEOs are eligible to participate in our health and welfare benefit programs on terms consistent with those of our other employees, including employer-sponsored disability and life insurance.
Compensation Governance
COMPENSATION RISK ASSESSMENT
We assess whether our compensation programs and strategy encourage undue or inappropriate risk taking by our executive officers and other employees. We believe that, although a portion of the compensation provided to our executive officers and other employees is subject to the achievement of specified Company performance criteria, our executive compensation program does not encourage excessive or unnecessary risk-taking. We do not believe our compensation programs are reasonably likely to have a material adverse effect on us.
STOCK INCENTIVE PLANS
As of December 31, 2023, the number of shares reserved for issuance, number of shares issued, number of shares underlying outstanding stock options, weighted-average exercise price of outstanding options, and number of shares remaining available for future issuance under our 2013 Stock Incentive Plan and 2023 Plan are set forth in the table below. Over the past 3 years, we have maintained an annual burn rate of 3.5% or less. For fiscal year 2023, our three-year average burn rate was 2.4% calculated in accordance with the value adjusted burn rate methodology. In 2023, we made changes to our grant practices to further reduce our use of shares. Historically, we had granted incentive equity to employees at all levels of the organization. In alignment with benchmark practices, we have stopped granting incentive equity to certain employee levels in the organization.
As of December 31, 2023, the number of shares reserved for issuance, number of shares issued, and number of shares remaining available for future issuance under our 2013 Employee Stock Purchase Plan (“ESPP”), are also set forth in the table.
We do not have any stock incentive plans that have not been approved by our stockholders.

Name	Number of Shares Reserved for Issuance	Number of Shares Issued	Number of Shares Underlying Outstanding Awards	Weighted-Average Exercise Price of Outstanding Options (per share)	Number of Shares Remaining Available for Future Issuance

2013 Plan	11,725,694	6,554,137	5,171,557	$40.95	—
2023 Plan	2,602,184	—	1,900,606	N/A	701,578
ESPP	2,264,725	1,810,741	—	$—	453,984

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Compensation Discussion and Analysis
2006 Stock Incentive Plan
Our 2006 Plan was originally approved by our board of directors in September 2006, was subsequently approved by our stockholders in July 2007 and was amended in April 2013. All outstanding awards under the 2006 Plan expired in 2023.
2013 Stock Incentive Plan
Our 2013 Plan was originally approved by our board of directors and our stockholders in November 2013 and was amended in May 2018 and May 2020.
There were no shares of our Common Stock reserved for issuance under our 2013 Plan as of December 31, 2023. More than 500,000 shares from the 2013 Plan have been canceled since the adoption of our 2023 Plan. As of December 31, 2023, 5,171,557 shares of our Common Stock were underlying outstanding awards under our 2013 Plan.
2023 Long-Term Incentive Plan
Our board of directors adopted, and in May 2023 our stockholders approved, our 2023 Long-Term Incentive Plan, or 2023 Plan. Our 2023 Plan provides us flexibility with respect to our ability to attract and retain the services of qualified employees, officers, directors, consultants and other service providers upon whose judgment, initiative and efforts the successful conduct and development of our business depends, and to provide additional incentives to such persons to devote their effort and skill to the advancement of our Company, by providing them an opportunity to participate in the ownership of our Company and thereby have an interest in its success and increased value.
In April 2024, our board of directors adopted an amendment to our 2023 Plan and in this proxy statement we are asking our stockholders to approve the amendment to the 2023 Plan at the Annual Meeting. Our board of directors believes that granting long-term incentives in the form of equity-based awards is crucial for promoting our long-term financial growth and stability, thereby enhancing stockholder value. Under the 2023 Plan, if our stockholders approve Proposal 3 at the Annual Meeting, we will be able to grant up to 5,602,184 shares of our Common Stock, in the form of new awards.
2013 Employee Stock Purchase Plan
Our board of directors previously adopted and our stockholders previously approved our 2013 ESPP. In April 2024, our board of directors adopted an amendment to our 2013 ESPP to increase the ESPP’s share reserve, and in this proxy statement we are asking our shareholders to approve the ESPP amendment. The purpose of our 2013 ESPP is to retain the services of new employees and secure the services of new and existing employees while providing incentives for such individuals to exert efforts toward our growth and success. Our 2013 ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code.
Our 2013 ESPP authorizes the issuance of shares of our Common Stock in accordance with purchase rights granted to our employees or to employees of any of our designated affiliates. We had an aggregate of 453,984 shares of our Common Stock reserved for issuance under our 2013 ESPP as of December 31, 2023.
HEDGING AND PLEDGING POLICY
Our insider trading policy prohibits our directors, employees, and officers, including our NEOs, from engaging in transactions to “hedge” ownership of our Common Stock, including short sales or trading in any derivatives involving our Common Stock (or securities convertible or exchangeable for our Common Stock). We believe this policy is consistent with good corporate governance and with our pay-for-performance compensation model. Our policies also prohibit the pledging of our Common Stock. There are no outstanding pledged shares.

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Compensation Discussion and Analysis
CLAWBACK POLICY
In accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required, as a result of misconduct, to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they received as a result of the material noncompliance.
In 2020, our board of directors adopted a clawback policy to create greater accountability for our executive officers and employees. This policy established the circumstances under which we will seek recoupment of cash or equity bonus or incentive compensation paid to or received by, and to recover profits realized from the sale of shares of our Common Stock by, executive officers and certain other employees in the event we are required to restate any of our publicly reported financial statements. Under the 2020 policy.
If our audit committee determines that fraud or intentional misconduct by an executive officer caused or substantially caused an accounting restatement, we will seek to recover from that executive officer the amount or value of any incentive compensation the executive officer received during the three years preceding the restatement that exceeds that amount or value of incentive compensation the executive officer would have received on the basis of the restated financial statements. We will also seek to recover from such executive officer any net profits the executive officer realized from sales of our Common Stock during the 12-month period preceding the publication of the restated financial statements. Similar recoupment provisions apply with respect to non-executive officer employees.
Effective October 2, 2023, we amended our clawback policy to comply with Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder (“Rule 10D-1”),and Nasdaq Listing Rule 5608. The amended policy applies to incentive compensation received by a covered officer on or after October 2, 2023. The terms of the policy prior to October 2, 2023 continue to apply to any incentive compensation received by a covered officer prior to October 2, 2023.
Our board of directors believes the adoption of our clawback policy is consistent with our executive compensation philosophy and objectives, and in furtherance of the board of directors’ intention to follow sound corporate governance practices.
STOCK OWNERSHIP GUIDELINES
In August 2020, our board of directors adopted stock ownership guidelines, which were then amended in February 2022. These guidelines require all executive officers and directors to own a significant ownership interest in our Common Stock, subject to a phase-in period, to align their interests with those of our stockholders and in furtherance of the board of directors’ intention to follow sound corporate governance practices. The holding requirements are as follows:
•President and Chief Executive Officer - 3x base salary
•All executive vice presidents - 1x base salary
•Any other executive officers - 1x base salary
•Non-employee directors - 3x annual director cash retainer (excluding committee service retainer)
The holding requirements are subject to a three-year phase-in period for executive officers and a five-year phase in period for directors. In addition to unvested stock options, unvested shares of restricted stock, and unvested performance stock units, which were previously not included for purposes of calculating the holding requirements, the amended guidelines also do not include vested, unexercised stock options. The Committee evaluates compliance with our stock ownership guidelines annually. Currently, all executive officers and directors are in compliance with the holding requirements or are within the applicable phase-in periods.

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Compensation Discussion and Analysis
TAX AND ACCOUNTING CONSIDERATIONS
In making executive compensation decisions, the Committee considers the impact of the provisions of Section 162(m) of the Code. This section generally limits the deductibility of compensation paid by a publicly held company to “covered employees” for a taxable year to $1.0 million, except for certain “performance-based compensation” payable pursuant to written contracts that were in effect on November 2, 2017 and that are not modified in any material respect on or after that date. “Covered employees” generally include our Chief Executive Officer, Chief Financial Officer and other highly compensated executive officers. Thus, our tax deduction with regard to compensation of these officers is limited to $1.0 million per taxable year with respect to each such officer. With respect to cash and equity awards that were in effect on November 2, 2017, and that are not modified in any material respect on or after that date, the Committee is mindful of the benefit to us and our stockholders of the full deductibility of compensation, it believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy that requires that all compensation be deductible. Instead, the Compensation Committee intends to compensate our executive officers in a manner consistent with the best interests of our company and our stockholders.
The Committee also considers the impact of Section 409A of the Code, and in general, our executive plans and programs are designed to comply with the requirements of that section so as to avoid possible adverse tax consequences that may result from noncompliance.
Although we review and consider the tax and accounting laws, rules, and regulations that may impact our executive compensation program, we believe it is not in the best interests of our stockholders to restrict the Committee’s discretion and flexibility in developing appropriate compensation programs and thus also consider the competitiveness of our program in our market and the importance to our stockholders of incentivizing and rewarding executives for reaching desired performance levels and other goals.
EMPLOYMENT AGREEMENTS
We have not entered into employment agreements detailing any guaranteed term of employment or future compensation, beyond their offer letter for employment, with any of our current executive officers.
EMPLOYMENT SEVERANCE AGREEMENTS
Our board of directors has approved employment severance agreements with all of our senior management personnel, including each of our NEOs. Our board of directors believes it is important to provide our executive officers with severance benefits under limited circumstances to provide them with enhanced financial security and sufficient incentive and encouragement to remain employed by us in the event of a potential change-in-control transaction.
Under the terms of each of the severance agreements, if within three months before or 12 months following a change of control (as defined in the severance agreements), the executive officer’s employment is terminated as a result of (i) an involuntary termination or (ii) a resignation for good reason (each as defined in the severance agreements), then the executive will continue to receive salary at the salary amount in effect at the time of such termination (less applicable withholdings and deductions) for the applicable severance period beginning immediately following such termination, as well as the executive’s target bonus for the year in which the termination occurs. The executive will also vest in and have the right to exercise all outstanding options, restricted stock awards and stock appreciation rights (“SARs”) (in each case, as applicable) that were unvested as of the date of such termination. Additionally, all of our repurchase rights with respect to any vested and unvested restricted stock will lapse and any right to repurchase any of our Common Stock will terminate.
If, within 12 months following a change of control, the executive officer’s employment is terminated as a result of voluntary resignation, termination for cause, disability or death, then the executive officer will not be entitled to receive severance change of control benefits except for those as may be established under our then-existing severance and benefit plans and practices or under other written agreements between us and such executive officer.

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Compensation Discussion and Analysis
Under the terms of each of the severance agreements, upon the termination of the executive officer’s employment for any reason, we will pay the executive:
•Any unpaid base salary due for periods prior to the termination date; and
•All expenses reasonably and necessarily incurred and submitted on proper expense reports in connection with our business before the termination date.
The severance agreements are substantially identical for each of our current NEOs except that the severance period for Mr. Sheridan is 24 months and the severance period for each of the other NEOs is 18 months.
The benefits payable under the severance agreements may be immediately terminated in certain circumstances, including the unauthorized use by an executive officer of our material confidential information or any prohibited or unauthorized competitive activity undertaken by an executive officer.
The Company entered into two agreements in 2023, the key details of which have been previously filed on Form 8-K with the SEC and are included below.
On August 18, 2023, following discussions with the Board, the Company and Mr. Hansen entered into a Separation Agreement under which Mr. Hansen will remain employed with the Company with his base salary until June 28, 2024, with administrative leave beginning December 29, 2023. This structure was agreed upon as it allowed time for the Company to perform a thorough recruitment process with Mr. Hansen as a participant, followed by the cross-over transition of his role to his successor. In addition, Mr. Hansen agreed to provide reasonably requested transition services on an as needed basis during the administrative leave period. This structure ensured a smooth transition of a key leadership function at our Company during a critical commercial period as we ended 2023 with four new products in various stages of launch. Mr. Hansen received 35% of his target cash bonus award, as determined based on the Company’s achievements under the previously filed 2023 Sr. Management Cash Bonus Plan. Mr. Hansen is also entitled to COBRA premiums for up to six months following December 31, 2023. In addition, equity awards held by Mr. Hansen as of December 31, 2023 will continue to vest through June 28, 2024. Mr. Hansen did not receive any cash severance or equity acceleration.
On December 5, 2023, the Company and Mr. Berger entered into a transition and consulting agreement (“DB Agreement”) with the Company, pursuant to which, beginning January 1, 2024, Mr. Berger will remain a part-time employee of the Company, providing advisory services to the Company at a base salary rate of $29,139 per month, paid in accordance with the Company’s regular payroll schedule, until June 30, 2024, unless terminated earlier by either party (such date, the “Separation Date,” and such period, the “Advisory Period”). Mr. Berger will also receive a one-time retention payment of $43,709 if he remains employed by the Company until June 30, 2024 and provides the Company with a timely and effective release and waiver of claims following the Separation Date and complies with his obligations under the DB Agreement. Mr. Berger will be entitled to continued vesting of all outstanding equity awards during the Advisory Period and received his 2023 corporate performance bonus.
If the Company terminates Mr. Berger’s employment without Cause (as defined in the DB Agreement) or due to Mr. Berger’s death or disability before the end of the Advisory Period, (i) all remaining payments in the Advisory Period (which, for clarity, does not include the retention payment described above) will be accelerated and paid to Mr. Berger, (ii) the vesting of all of Mr. Berger’s outstanding equity awards will be accelerated as to the number of shares that would have vested as of June 30, 2024, and (iii) Mr. Berger will be entitled to continuing health insurance coverage through the Separation Date and COBRA premium payments from the Separation Date until December 31, 2024 (collectively, the “Severance Benefits”). Mr. Berger’s right to receive the Severance Benefits are subject to the DB Agreement becoming effective before the Separation Date and Mr. Berger complying with his obligations under the DB Agreement, including providing the Company with an effective general release of claims in favor of the Company.
Beginning on the Separation Date and continuing through December 31, 2024, unless terminated earlier by either party (the “Consulting Period”), Mr. Berger will provide consulting services to the Company on a part-time basis. As consideration for Mr. Berger’s consulting services during the Consulting Period, Mr. Berger will be eligible to vest as to any performance-based equity awards, but all time-based vesting for his outstanding equity awards will cease as of the Separation Date. Mr. Berger did not receive any cash severance or equity acceleration.

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Compensation Discussion and Analysis
Executive Compensation Tables
SUMMARY COMPENSATION TABLE
The following table provides a summary of the compensation of our NEOs for the fiscal years ended December 31, 2023, 2022, and 2021, as applicable:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

John Sheridan President and Chief Executive Officer	2023	$710,700	$3,663,250	$—	$266,513	$11,140	$4,651,603
	2022	$710,700	$3,452,202	$1,700,348	$359,418	$155,847	$6,378,515
	2021	$690,000	$2,069,974	$2,069,998	$905,370	$4,540	$5,739,882
Leigh Vosseller Executive Vice President, Chief Financial Officer and Treasurer	2023	$437,091	$707,727	$—	$98,345	$7,946	$1,251,109
	2022	$437,091	$732,050	$360,598	$132,628	$95,714	$1,758,081
	2021	$424,360	$424,312	$424,335	$339,403	$878	$1,613,288
Elizabeth Gasser Executive Vice President, Chief Strategy and Product Officer	2023	$437,091	$707,727	$—	$98,345	$7,478	$1,250,641
	2022	$437,091	$732,050	$360,598	$132,628	$37,110	$1,699,477
	2021	$424,360	$424,312	$424,335	$339,403	$878	$1,613,288
Susan Morrison Executive Vice President, Chief Administrative Officer	2023	$437,091	$707,727	$—	$98,345	$2,770	$1,245,933
	2022	$437,091	$732,050	$360,598	$132,628	$105,040	$1,767,407
	2021	$424,360	$424,312	$424,335	$339,403	$585	$1,612,995
Mark Novara(1) Executive Vice President, Chief Commercial Officer	2023	$57,480	$2,547,354	$—	$11,348	$100,773	$2,716,955
David Berger Former Executive Vice President, Chief Operating Officer	2023	$437,091	$707,727	$—	$98,345	$7,946	$1,251,109
	2022	$437,091	$732,050	$360,598	$132,628	$100,457	$1,762,824
	2021	$424,360	$424,312	$424,335	$339,403	$1,346	$1,613,756
Brian Hansen Former Executive Vice President, Chief Commercial Officer	2023	$437,091	$707,727	$—	$98,345	$26,305	$1,269,468
	2022	$437,091	$732,050	$360,598	$132,628	$80,469	$1,742,836
	2021	$424,360	$424,312	$424,335	$339,403	$17,456	$1,629,866
1)Mr. Novara joined the Company in November 2023.
2)Amounts listed reflect the grant date fair value of stock awards granted during 2023, 2022 and 2021 calculated in accordance with FASB ASC 718, including the value of granted restricted stock units as well as performance stock units not yet deemed earned. In particular, amounts in the “Stock Awards” column include the grant date fair value of PSUs granted to our named executive officers, assuming that the target level of the Corporate Performance Metric was probable of being achieved on the date of grant.
3)Amounts listed reflect the grant date fair value of certain options awarded to each of our NEOs calculated in accordance with FASB ASC 718 (without regard to estimates of forfeitures related to service-based vesting). Information regarding assumptions made in valuing the stock option awards can be found in Note 8 of the “Notes to Financial Statements” included in Item 8 of our Annual Report. The amounts disclosed do not necessarily reflect the dollar amounts of compensation actually realized, or that may be realized, by our NEOs with respect to the options. For more information about equity awards granted in 2022, please see the section of this Proxy Statement entitled “Compensation Discussion and Analysis - 2022 LTI Equity Compensation Program.”

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Compensation Discussion and Analysis
4)Amounts listed reflect the amounts earned and paid under the cash bonus plan for the respective years stated, based on our achievement related to certain pre-established financial performance objectives, product development milestones and customer-related objectives for 2023, 2022 and 2021. Our 2023 Cash Bonus Plan is described in the section of this Proxy Statement entitled “Compensation Discussion and Analysis - 2023 Short-Term Cash Incentive Program Summary and Results.”
5)During fiscal year 2023, Mr. Hansen participated in our incentive award trip for selected members of our executive and sales teams. The amount listed for Mr. Hansen in the table below include the incremental costs to us of meals, entertainment and other expenses of $11,628, as well as statutory tax with respect to the imputed income associated with the trip of $5,561. The remaining amounts for each of our NEOs reflect the value of sign-on bonuses, premiums paid by us for group term life insurance for the benefit of our NEOs and matching contributions on the NEO’s behalf under our 401(k) Plan as listed in the table below.

Name	Other Travel Expenses	Sign-on Bonus		Group Term Life Insurance	401(k) Employer Contributions	2023 All Other Compensation
John Sheridan	$—	$—		$4,540	$6,600	$11,140
Leigh Vosseller	$—	$—		$1,346	$6,600	$7,946
Elizabeth Gasser	$—	$—		$878	$6,600	$7,478
Susan Morrison	$—	$—		$585	$2,185	$2,770
Mark Novara	$—	$100,000	(1)	$101	$672	$100,773
David Berger	$—	$—		$1,346	$6,600	$7,946
Brian Hansen	$17,189	$—		$2,516	$6,600	$26,305
1)Mr. Novara’s signing bonus served primarily as a replacement of approximately $100,000 in forfeited compensation opportunities from his prior employment. The sign-on bonus for Mr. Novara is deemed fully-earned after 24 months of continuous active employment. Should his employment terminate for any reason, including involuntarily for performance, before he has completed twelve (12) months of continuous active employment, 100% of the bonus is required to be repaid to the Company. Should his employment with the Company terminate for any reason after twelve (12) months but before completing twenty-four (24) months of continuous active employment, a prorated portion of the bonus would be required to be repaid to the Company.

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Compensation Discussion and Analysis
GRANTS OF PLAN-BASED AWARDS
The following table presents, for each of our NEOs, information concerning grants of plan-based awards made during the fiscal year ended December 31, 2023. This information supplements the information about these awards set forth in the Summary Compensation Table above.

Name	Grant Date	Estimated Possible Payouts Under 2023 Cash Bonus Plan(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of RSUs Granted (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)
		Minimum(2)	Target	Maximum	Threshold	Target	Maximum

John Sheridan		$—	$710,700	$1,421,400
	5/25/2023				32,829	65,659	131,318	65,659	$3,663,250
Leigh Vosseller		$—	$262,255	$524,510
	5/25/2023				4,441	8,883	17,766	18,037	$707,727
Elizabeth Gasser		$—	$262,255	$524,510
	5/25/2023				4,441	8,883	17,766	18,037	$707,727
Susan Morrison		$—	$262,255	$524,510
	5/25/2023				4,441	8,883	17,766	18,037	$707,727
Mark Novara(6)		$—	$43,709	$87,418
	12/15/2023							88,975	$2,547,354
David Berger		$—	$262,255	$524,510
	5/25/2023				4,441	8,883	17,766	18,037	$707,727
Brian Hansen		$—	$262,255	$524,510
	5/25/2023				4,441	8,883	17,766	18,037	$707,727
1)Amounts listed reflect the target and maximum amount of payouts under the 2023 Cash Bonus Plan. The 2023 Cash Bonus Plan was designed to reward plan participants for their individual contributions to our achievement of pre-established financial performance objectives and significant product development milestones and customer-related objectives for 2023. The actual amounts paid to our NEOs pursuant to the plan are set forth in the Summary Compensation Table above. For more information about the terms of the 2023 Cash Bonus Plan, including the calculation of the actual amounts paid pursuant to the plan, please see the section of this Proxy Statement entitled “Compensation Discussion and Analysis - 2023 Short-Term Cash Incentive Program Summary and Results.”
2)Each of the three components of the 2023 Cash Bonus Plan may be earned independent of one another. If the Company does not achieve any portion of the Cash Bonus Plan, no payouts will be made unless the Compensation Committee, in its sole discretion, determines that there are other factors that merit consideration in the determination of bonus awards, which may be determined on an individual basis.
3)For more information about PSU equity awards granted in 2023, please see the section of this Proxy Statement entitled “Compensation Discussion and Analysis - 2023 LTI Equity Compensation Program.”
4)Amounts listed reflect the RSU awards granted to our NEOs in 2023. Each of these RSUs vest over a period of 36 months, with 33% of the shares vesting on the date that is 12 months following the date of grant, and the remaining 67% of the shares vesting in equal quarterly installments over the remaining 24 months. For more information about equity awards granted in 2023, please see the section of this Proxy Statement entitled “Compensation Discussion and Analysis - 2023 LTI Equity Compensation Program.”
5)Amounts listed reflect the grant date fair value of the stock awards (RSUs and PSUs) granted to each of our NEOs in 2023, calculated in accordance with FASB ASC 718 (without regard to estimates of forfeitures related to service-based vesting).
6)Mr. Novara joined the Company in November 2023. The bonus amounts reflected above are prorated based on his start date. Mr. Novara’s stock award was approved by the Compensation Committee following a recommendation based on benchmark data for his position provided by WTW, our independent compensation consultant. To attract Mr. Novara to the Company, his offer included a new hire equity incentive grant valued at approximately 400% of his annual salary, or approximately $1.7 million. Consistent with the Company’s grant calculation process, Mr. Novara’s award was calculated by dividing the grant value by the three-month trailing average Company stock price to arrive at the quantity of shares granted. In the three-month period before Mr. Novara’s grant, the Company’s stock price decreased significantly. As a result, the price used to calculate the quantity of shares was $19.65 per share. The fair market value on the date of Mr. Novara’s grant was $28.63 per share, which was used for reporting the fair value of the award in the above table in accordance with ASC 718. In the future, his annual grants are anticipated to be in-line with our other NEOs serving in the role of executive vice president. Mr. Novara’s equity grant vests over a period of 36 months, with 33% of the shares vesting on the date that is 12 months following the grant date, and the remaining 67% of the shares vesting in equal quarterly installments over the remaining 24 months, subject to continued employment and the terms of the 2023 Plan.

Tandem Diabetes Care	67	2024 Proxy Statement

Compensation Discussion and Analysis
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following two tables summarize the outstanding RSU and stock option awards held by our NEOs as of December 31, 2023:

	Restricted Stock Units			Performance Stock Units

Name	Grant Date(1)	Number of Shares That Have Not Vested	Market Value of Shares That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested(3)

John Sheridan	5/27/2020	1,639	$48,482	N/A	N/A
	5/18/2021	4,755	$140,653	8,620	$254,980
	5/25/2022	13,418	$396,904	26,047	$770,470
	5/25/2023	65,659	$1,942,193	65,659	$1,942,193
Leigh Vosseller	5/27/2020	813	$24,049	N/A	N/A
	5/18/2021	975	$28,841	1,767	$52,268
	5/25/2022	2,846	$84,185	5,523	$163,370
	5/25/2023	18,037	$533,534	8,883	$262,759
Elizabeth Gasser	5/27/2020	745	$22,037	N/A	N/A
	5/18/2021	975	$28,841	1,767	$52,268
	5/25/2022	2,846	$84,185	5,523	$163,370
	5/25/2023	18,037	$533,534	8,883	$262,759
Susan Morrison	5/27/2020	813	$24,049	N/A	N/A
	5/18/2021	975	$28,841	1,767	$52,268
	5/25/2022	2,846	$84,185	5,523	$163,370
	5/25/2023	18,037	$533,534	8,883	$262,759
Mark Novara	12/15/2023	88,975	$2,631,881	N/A	N/A
David Berger	5/27/2020	813	$24,049	N/A	N/A
	5/18/2021	975	$28,841	1,767	$52,268
	5/25/2022	2,846	$84,185	5,523	$163,370
	5/25/2023	18,037	$533,534	N/A	N/A
Brian Hansen	5/27/2020	813	$24,049	N/A	N/A
	5/18/2021	975	$28,841	N/A	N/A
	5/25/2022	2,846	$84,185	N/A	N/A
	5/25/2023	18,037	$533,534	N/A	N/A
1)RSUs granted in 2020 and 2021 vest over a 48-month period from the date of grant as follows: 25% shall vest 12 months from the grant date, and the remaining balance shall vest in 12 quarterly installments thereafter. RSUs granted in 2022 and 2023 vest over a 36-month period from the date of grant as follows: 33% shall vest 12 months from the grant date, and the remaining balance shall vest in 8 quarterly installments thereafter.
2)The market value of unvested RSU awards as of December 31, 2023 is calculated by multiplying the number of shares subject to such awards by the closing price of our Common Stock on December 31, 2023, which was $29.58.
3)Represents PSUs granted, the market value of which is calculated by multiplying the number of shares subject to such awards by the closing price of our Common Stock on December 31, 2023, which was $29.58. PSUs granted in 2021 and 2022 vest on December 31, 2024, and PSUs granted in 2023 shall vest on December 31, 2025.

Tandem Diabetes Care	68	2024 Proxy Statement

Compensation Discussion and Analysis

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date(2)

John Sheridan	5,639	—		$119.20	5/21/2025
	8,460	—		$69.50	2/16/2026
	63,000	—		$18.86	6/14/2028
	105,000	—		$51.50	2/15/2029
	105,000	—		$48.36	2/25/2029
	27,119	3,153	(3)	$82.34	5/27/2030
	25,015	13,718	(4)	$81.63	5/18/2031
	21,263	19,025	(5)	$65.28	5/25/2032
Leigh Vosseller	2,711	—		$119.20	5/21/2025
	3,390	—		$69.50	2/16/2026
	6,780	—		$23.00	12/16/2026
	2,340	—		$9.00	5/17/2027
	15,160	—		$18.86	6/14/2028
	105,000	—		$51.50	2/15/2029
	13,448	1,564	(3)	$82.34	5/27/2030
	5,128	2,812	(4)	$81.63	5/18/2031
	4,509	4,035	(5)	$65.28	5/25/2032
Elizabeth Gasser	19,123	1,594		$89.54	2/18/2030
	6,881	1,433	(3)	$82.34	5/27/2030
	5,128	2,812	(4)	$81.63	5/18/2031
	4,509	4,035	(5)	$65.28	5/25/2032
Susan Morrison	5,639	—		$119.20	5/21/2025
	8,460	—		$69.50	2/16/2026
	16,920	—		$23.00	12/16/2026
	20,000	—		$18.86	6/14/2028
	105,000	—		$51.50	2/15/2029
	13,448	1,564	(3)	$82.34	5/27/2030
	5,128	2,812	(4)	$81.63	5/18/2031
	4,509	4,035	(5)	$65.28	5/25/2032
David Berger	5,639	—		$119.20	5/21/2025
	8,460	—		$69.50	2/16/2026
	16,920	—		$23.00	12/16/2026
	105,000	—		$51.50	2/15/2029
	13,448	1,564	(3)	$82.34	5/27/2030
	5,128	2,812	(4)	$81.63	5/18/2031
	4,509	4,035	(5)	$65.28	5/25/2032
Brian Hansen	40,000	—		$51.50	2/15/2029
	13,448	1,564	(3)	$82.34	5/27/2030
	5,128	2,812	(4)	$81.63	5/18/2031
	4,509	4,035	(5)	$65.28	5/25/2032
1)Stock options are granted with an exercise price equal to the closing price of our Common Stock on the grant date.
2)The expiration date of the option awards is ten years from the date of grant.
3)Amount listed reflects options to purchase shares of our Common Stock that were granted on May 27, 2020 and remained unvested as of December 31, 2023. The shares underlying these options shall vest as to 25% of the shares on May 27 2021, the first anniversary of the grant date, and thereafter the remaining shares vest in 36 equal monthly installments until February 25, 2023, provided that the option holder continues to provide services to us through such dates.
4)Amount listed reflects options to purchase shares of our Common Stock that were granted on May 18, 2021 and remained unvested as of December 31, 2023. The shares underlying these options shall vest as to 25% of the shares on May 18 2022, the first anniversary of the grant date, and thereafter the remaining shares vest in 36 equal monthly installments until May 18, 2025, provided that the option holder continues to provide services to us through such dates.
5)Amount listed reflects options to purchase shares of our Common Stock that were granted on May 25, 2022 and remained unvested as of December 31, 2023. The shares underlying these options shall vest as to 33% of the shares on May 15 2023, and thereafter the remaining shares vest in 24 equal monthly installments until May 15, 2025, provided that the option holder continues to provide services to us through such dates.

Tandem Diabetes Care	69	2024 Proxy Statement

Compensation Discussion and Analysis
OPTION EXERCISES AND STOCK VESTED AT FISCAL YEAR END

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

John Sheridan	—	$—	19,866	$578,932
Leigh Vosseller	—	$—	5,120	$147,419
Elizabeth Gasser	—	$—	4,985	$143,733
Susan Morrison	—	$—	5,120	$147,149
David Berger	10,000	$223,284	5,120	$147,419
Brian Hansen	—	$—	5,120	$147,419
1) In accordance with applicable SEC rules, the amounts in this column reflect the aggregate dollar amount realized upon exercise of the options, determined by taking the difference between the market price of our Common Stock at exercise and the exercise price of the options.
POTENTIAL PAYMENTS UPON CHANGE OF CONTROL
The following table summarizes the potential payments and benefits that would have been paid or provided to our NEOs if a termination of employment had occurred on December 31, 2023, provided that such termination was a result of an involuntary termination or a resignation for good reason and occurred within three months before or 12 months following a change of control. The amounts reflected in the table are in addition to amounts that would have been payable for accrued but unpaid base salary and reimbursement of expenses, all of which would be paid upon termination of employment for any reason. Except as noted above, no payments or benefits will be provided to our NEOs in connection with a termination of employment as a result of a voluntary resignation or a termination for cause.

Involuntary Termination or Resignation for Good Reason in Connection with a Change of Control
	Type of Payment or Benefit:

Name	Severance(1)	Accelerated Stock Options(2)	Accelerated RSUs(2)

John Sheridan	$2,842,800	$—	$5,615,940
Leigh Vosseller	$1,049,018	$—	$1,173,616
Elizabeth Gasser	$1,049,018	$—	$1,171,605
Susan Morrison	$1,049,018	$—	$1,173,616
Mark Novara	$1,049,018	$—	$2,631,881
David Berger(3)	$1,049,018	$—	$1,173,616
Brian Hansen(4)	$1,049,018	$—	$1,173,616
1)Amount listed reflects 18 months’ worth of base salary plus target bonus for the year ended December 31, 2023 for each of Ms. Vosseller, Ms. Gasser, Ms. Morrison, Mr. Novara, and Mr. Berger, and 24 months’ worth of base salary plus target bonus for the year ended December 31, 2023 for Mr. Sheridan.
2)Amount listed reflects acceleration of RSUs based on the closing price of our Common Stock on December 31, 2023 of $29.58.
3)On December 5, 2023, the Company and Mr. Berger entered into a transition and consulting agreement. For additional information, see the section entitled, “Employment Severance Agreements.”
4)On August 18, 2023, the Company and Mr. Hansen entered into a separation agreement. For additional information, see the section entitled, “Employment Severance Agreements.”

Tandem Diabetes Care	70	2024 Proxy Statement

Compensation Discussion and Analysis
PAY RATIO DISCLOSURE
In accordance with applicable SEC rules, we determined that the 2023 annualized total compensation of the median compensated employee of all our employees who were employed as of November 1, 2023, other than our Chief Executive Officer at that time, Mr. Sheridan, was $86,799. Mr. Sheridan’s 2023 annualized total compensation was $4,651,603. Among other items, total compensation includes base salary, cash incentive awards and equity-based compensation awards (valued based on the grant date fair value of awards granted during 2023), calculated as of December 31, 2023. As calculated in this manner, Mr. Sheridan’s 2023 annual total compensation was approximately 51 times that of the 2023 annualized total compensation of our median compensated employee.
To identify the median compensated employee consistent with SEC rules, we used base salary for 2023 as a measure of annual total compensation. As of November 1, 2023, we had 2,402 employees who were employed and not on leaves of absence, consisting of 2,326 U.S. employees, and 76 employees located in Canada and Europe. As permitted by applicable SEC rules, we did not include any of our 76 employees located outside the United States, consisting of approximately 3% of our total employee population, pursuant to the de minimis exemption for foreign employees. Except for these foreign employees, we did not exclude from the calculation of the median employee any other employees pursuant to any other permitted exemptions. We did not apply any cost-of-living adjustments as part of the calculation.
We believe the pay ratio is a reasonable estimate calculated in a manner consistent with applicable SEC rules based on our internal payroll and employment records and the methodology described above.
However, because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies (including other companies within our peer group) may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
PAY VERSUS PERFORMANCE TABLE
The table below sets forth key pay versus performance metrics for the past four fiscal years. Compensation Actually Paid (“CAP”) does not represent the value of cash and shares of our Common Stock received by NEOs during the year, but rather is an amount calculated under SEC rules and includes year-over-year changes in the value of unvested equity-based awards. As a result of the calculation methodology required by the SEC, amounts under the caption CAP below differ from compensation actually received by our NEOs and the compensation decisions described in the “Compensation Discussion and Analysis” section above.

					Value of initial fixed $100 investment based on:
Year	Summary Compensation Table Total for PEO(1)	CAP to PEO(1)(3)	Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average CAP to Non-PEO NEOs(2)(3)	Total Shareholder Return(4)	Peer Group Total Shareholder Return TSR(4)	Net Income (loss) ($ in millions)(5)	Sales ($ in millions)(6)
2023	$4,651,603	$1,510,100	$1,497,536	$1,086,227	$49.62	$106.34	$(222.6)	$747.7
2022	$6,378,515	$(8,343,937)	$1,746,125	$(3,175,063)	$75.41	$99.81	$(94.6)	$801.2
2021	$5,739,882	$16,412,581	$1,616,639	$5,058,736	$252.51	$125.43	$15.6	$702.8
2020	$3,790,739	$11,403,151	$1,956,362	$6,027,149	$160.51	$130.04	$(34.4)	$498.8
1)John F. Sheridan, our Chief Executive Officer, was our PEO for each year reported.
2)The non-PEO NEOs, for each year reported were as follows:
•2023: David B. Berger, Elizabeth A. Gasser, Brian B. Hansen, Susan M. Morrison, Mark D. Novara and Leigh A. Vosseller.
•2022: David B. Berger, Elizabeth A. Gasser, Brian B. Hansen, Susan M. Morrison and Leigh A. Vosseller.
•2021: David B. Berger, Elizabeth A. Gasser, Brian B. Hansen, Susan M. Morrison and Leigh A. Vosseller.
•2020: David B. Berger, Brian B. Hansen, Susan M. Morrison and Leigh A. Vosseller.

Tandem Diabetes Care	71	2024 Proxy Statement

Compensation Discussion and Analysis
3)SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine CAP as reported in the table above. For purposes of the equity award adjustments shown below, no equity awards were cancelled due to a failure to meet vesting conditions. The following table details the adjustments that were made to determine the CAP for the PEO and the average for non-PEO NEOs in 2023:

Year	Executive(s)	Summary Compensation Table Total	Deduct: Stock Awards Granted in Year	Add: Year-End Fair Value of Unvested Equity Awards Granted in Year*	Add: Change in Year-End Fair Value of Unvested Equity Awards Granted in Prior Years	Add: Change in Year-End Fair Value of Equity Awards Granted in Prior Years Which Vested in Year	CAP
2023	PEO	$4,651,603	$(3,663,250)	$3,884,386	$(2,114,206)	$(1,248,433)	$1,510,100
	Non-PEO NEOs	$1,497,536	$(707,727)	$1,102,225	$(467,234)	$(338,573)	$1,086,227
*The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
4)For the relevant fiscal year, represents the cumulative TSR of our common stock and the NASDAQ Health Care Index (IXHC) at the end of each fiscal year. TSR is determined based on the value of an initial fixed investment of $100 on December 31, 2019.
5)The dollar amounts reported represent the amount of net loss reflected in the Company’s audited financial statements for the applicable year.
6)As required by Item 402(v) of Regulation S-K, we have determined that Sales is the Company-Selected Measure.
Relationship Between Pay and Performance
We believe CAP in each of the years reported above and over the four-year cumulative period is reflective of the Committee’s emphasis on “pay-for-performance.” The chart below shows how PEO and non-PEO NEO CAP fluctuated year-over-year, primarily due to the result of our varying levels of achievement against pre-established performance goals under our short-term cash incentive plan (“STIP”).

Compensation Actually Paid (CAP) vs Sales*
$20
$10
$0
$-10
$-20
CAP (in Millions)
$1,000
$750
$500
$250
$0
Sales (in Millions)
$499
$703
$801
$748
2020
2021
2022
2023
Average non-PEO NEO CAP
PEO CAP
Sales

*Annual sales for 2023 and 2022 include the effect of sales deferrals of $25.1 million and $3.5 million, respectively. This relates to the accounting treatment associated with our Tandem Choice Program offering, which began September 2022 to provide a pathway to eligible t:slim X2 customers to ownership of our newest hardware platform, Tandem Mobi, for a fee when available.

Tandem Diabetes Care	72	2024 Proxy Statement

Compensation Discussion and Analysis

Compensation Actually Paid (CAP) vs Net Income (Loss)
$16
$(34)
$(95)
$(223)
$20
$10
$0
$-10
$-20
CAP ($ in Millions)
$—
$(50)
$(100)
$(150)
$(200)
Net Income (Loss) (in Millions)
2020
2021
2022
2023
Average non-PEO NEO CAP
PEO CAP
Net Income (Loss)

Comparison of Cumulative TSR
$253
$161
$75
$50
Cumulative TSR
$200.00
$100.00
$0.00
CAP ($ in millions)
$40.00
$20.00
$0.00
2020
2021
2022
2023
Average Non-PEO NEO CAP
PEO CAP
Tandem Diabetes Care, Inc
NASDAQ Health Care Index

Tandem Diabetes Care	73	2024 Proxy Statement

Compensation Discussion and Analysis
PERFORMANCE MEASURES USED TO LINK COMPANY PERFORMANCE AND COMPENSATION
ACTUALLY PAID TO THE NEOS

The most important financial performance measures used by the company to link CAP to the company’s NEOs for the most recently completed fiscal year to the company’s performance are set forth below.
Please see the section entitled “Compensation Discussion and Analysis” for additional information regarding the metrics used in the Company’s executive compensation program.

Most Important Performance Measures Used to Link CAP to Company Performance:

Sales
Adjusted EBITDA Margin*
Regulatory submission timing
Customer satisfaction
*EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin are a non-GAAP financial measure. GAAP refers to accounting principles generally accepted in the United States of America. EBITDA is defined as net income (loss) excluding income taxes, interest and other non-operating items and depreciation and amortization. Adjusted EBITDA further adjusts to exclude the change in fair value of common stock warrants, non-cash stock-based compensation expense, acquired in-process research and development, and adjustments for the Tandem Choice program. In particular, since the launch of Tandem Choice Program in September 2022,the Company began deferring a portion of sales for each eligible t:slim X2 pump shipped in the United States. Such deferrals will be recognized on a customer-by-customer basis following the commercial launch of the Company’s new hardware platform, Tandem Mobi. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by non-GAAP sales (GAAP sales excluding adjustments for Tandem Choice program).
Please see the section entitled “Compensation Discussion and Analysis” for additional information regarding the metrics used in the Company’s executive compensation program.
All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.
Director Compensation
DIRECTOR COMPENSATION OVERVIEW
Our director compensation program is intended to provide a total compensation package that enables us to attract and retain diverse, qualified and experienced individuals to serve as our directors, and to align our directors’ interests with those of our stockholders.
DIRECTOR COMPENSATION PROGRAM FOR 2023
During 2023, our non-employee directors earned a cash retainer for service on our board of directors and an additional amount for service on each committee of which the director was a member. The Chair of our board of directors earned a higher annual retainer for such service (which was in lieu of, and not in addition to, director annual retainers), and the chair of each committee earned a higher annual retainer for such service (which was in lieu of, and not in addition to, member annual retainers). The annual cash retainers for directors and committee members were pro-rated based on the period of time during which service was provided during the year and generally were paid on a quarterly basis.

Tandem Diabetes Care	74	2024 Proxy Statement

Compensation Discussion and Analysis
Under the director compensation program, the annual fees non-employee directors earned for service on our board of directors, and for service on each committee of our board of directors of which the director was a member, during 2023 were consistent with 2022 as follows:

	Member Annual Retainer	Chair Annual Retainer

Board of Directors	$53,000	$103,000
Audit Committee	$10,000	$23,000
Compensation Committee	$9,000	$19,000
Nominating and Corporate Governance Committee	$6,300	$16,300
Cybersecurity and Data Privacy Subcommittee	$5,000	N/A
In 2023, Mr. Allen’s annual cash compensation for serving as our Lead Independent Director was $25,000, which was in addition to his participation in our director compensation program. Following the appointment of Rebecca Robertson, an independent member of the Board of Directors, to Board Chair in March 2023, Mr. Allen ceased to serve in the additional role of Lead Independent Director.
For 2023, each non-employee director who commenced service on our board of directors was eligible to receive an onboarding award consisting of either stock options with an aggregate Black-Scholes value of $300,000, or restricted stock awards with an aggregate grant date fair value of $300,000. The form of the award was determined by our board of directors (or a designated committee thereof) at the time of each grant. Initial onboarding grants are anticipated to be issued in the form of restricted stock awards, which vest in equal annual installments over a three-year period, subject to the director’s continued service.
In addition, on the date of the 2023 annual meeting of stockholders, each non-employee director continuing to serve as a director following the annual meeting was granted restricted stock awards in such number or quantity of shares (rounded down to the nearest whole number of shares) determined by dividing $180,000 by the average of the daily closing market price of the Company’s common stock during the three calendar months immediately preceding the month of grant. These annual grants, which in 2023 were issued in the form of restricted stock awards, were prorated based on the number of full months of service on our board of directors since the prior annual meeting of stockholders, and vest annually.

Tandem Diabetes Care	75	2024 Proxy Statement

Compensation Discussion and Analysis
DIRECTOR COMPENSATION TABLE
The following table provides a summary of the compensation of our non-employee directors for the fiscal year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards($)(1)	Total

Dick Allen	$89,717	$124,950	$214,667
Kim Blickenstaff	$73,833	$124,950	$198,783
Myoungil Cha	$62,000	$114,552	$176,552
Peyton Howell	$65,333	$124,950	$190,283
Joao Malagueira	$63,000	$114,552	$177,552
Kathleen McGroddy-Goetz	$64,300	$124,950	$189,250
Rebecca Robertson	$97,834	$124,950	$222,784
Rajwant Sodhi	$64,300	$124,950	$189,250
Christopher Twomey	$76,000	$124,950	$200,950
1)Amounts listed reflect the grant date fair value of RSUs granted during 2023, computed in accordance with FASB ASC 718. A discussion of our valuation assumptions can be found in Note 8 of the “Notes to Financial Statements” included in Item 8 of our Annual Report.
The following table summarizes the aggregate number of shares subject to outstanding equity awards held by our non-employee directors as of December 31, 2023:

Name	Aggregate Number of RSU Awards	Aggregate Number of Option Awards

Dick Allen	4,434	11,700
Kim Blickenstaff	4,434	151,414
Myoungil Cha	7,563	—
Peyton Howell	4,434	—
Joao Malagueira	7,563	—
Kathleen McGroddy-Goetz	4,434	—
Rebecca Robertson	4,434	33,447
Rajwant Sodhi	5,504	—
Christopher Twomey	4,434	40,832

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Compensation Committee Report
Compensation
Committee Report
The compensation committee of the board of directors of Tandem Diabetes Care, Inc. reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement, including the related compensation tables, notes and narrative discussion. Based on our review and discussion, we recommended to the board of directors that the Compensation Discussion and Analysis section, including the related compensation tables, notes and narrative discussion, be included in this Proxy Statement and incorporated into the Company’s Annual Report for the fiscal year ended December 31, 2023.
The foregoing report has been furnished by the compensation committee.
Respectfully submitted,
COMPENSATION COMMITTEE
Peyton Howell, Chair
Rebecca Robertson
Myoungil Cha
This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

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Audit Committee Report
Audit Committee Report
The audit committee oversees our financial reporting process on behalf of the Company’s board of directors, but management has the primary responsibility for the financial statements and the reporting process, including the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.
The audit committee reviewed and discussed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including Auditing Standard No. 1301, “Communications with Audit Committees” of the Public Company Accounting Oversight Board. In addition, the audit committee has discussed with Ernst & Young LLP, its independence from management and the Company, has received from Ernst & Young LLP the written disclosures and the letter required by Public Company Accounting Oversight Board Rule 3526 “Communication with Audit Committees Concerning Independence,” and has considered the compatibility of non-audit services with the auditors’ independence.
We met with Ernst & Young LLP to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. Ernst & Young LLP, as the Company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the Company’s reporting. Our meetings with Ernst & Young LLP were held with and without management present. Members of the audit committee are not employed by the Company, nor does the audit committee provide any expert assurance or professional certification regarding the Company’s financial statements. We rely, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the Company’s independent registered public accounting firm.
In reliance on the reviews and discussions referred to above, we recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report for the fiscal year ended December 31, 2023.
Subject to stockholder approval, we and the Company’s board of directors also recommended the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.
The foregoing report has been furnished by the audit committee.
Respectfully submitted,
AUDIT COMMITTEE
Christopher Twomey, Chair
Dick Allen
Joao Malagueira
This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

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Additional Information
Additional Information
Proposals for Inclusion in our 2025 Proxy Materials
If you would like to submit a proposal for inclusion in the proxy materials for our 2025 annual meeting, the proposal must be received by our Corporate Secretary at 12400 High Bluff Drive, San Diego CA 92130 on or before December 13, 2024. For any proposal to be included in the proxy statement and form of proxy for such meeting it must meet the requirements set forth in applicable SEC rules.
Under our Bylaws, a stockholder who wishes to make a proposal at the annual meeting of stockholders to be held in 2025, without including the proposal in our proxy statement and form of proxy relating to that meeting, must notify us no earlier than the close of business on January 22, 2025 and no later than the close of business on February 21, 2025. Our Bylaws specify certain requirements regarding any such notice and the inclusion of any proposal for such meeting must meet the requirements set forth in our Bylaws.
In addition to satisfying the foregoing requirements under our Bylaws, the notice given by any stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees must comply with any additional requirements of Rule 14a-19 under the Securities Exchange Act of 1934, as amended.
Householding of Proxy Materials
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if you are receiving duplicate copies of these materials and wish to have householding apply, please notify your broker or the Company. Direct your written request to Tandem Diabetes Care, Inc., Attn: Corporate Secretary, 12400 High Bluff Drive, San Diego, California 92130 or contact our Corporate Secretary at (858) 336-6900.
Annual Report
A copy of our proxy materials, including this Proxy Statement and the Annual Report, are available online at www.proxyvote.com. Please see the section entitled “General Information” above for additional information. The Annual Report, however, is not part of this proxy solicitation material.
Any person who was our stockholder on the Record Date may request a copy of our Annual Report, and it will be furnished without charge. Requests should be directed in writing to Tandem Diabetes Care, Inc., 12400 High Bluff Drive, San Diego CA 92130, Attention: Corporate Secretary, or by telephone to (858) 366-6900.

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Additional Information
Additional Business
We do not know of any business other than that described in this Proxy Statement that will be submitted for consideration by our stockholders at the Annual Meeting. If, however, any other business is properly brought before the Annual Meeting, or at any adjournment or postponement thereof, the shares of our Common Stock represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes.
By Order of the Board of Directors,
John Sheridan
President and Chief Executive Officer
San Diego, California
April 12, 2024

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Appendix A
TANDEM DIABETES CARE, INC.

2013 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

As approved by the Board of Directors on April 5, 2024

ARTICLE 1

PURPOSE

The purposes of the Plan are to (a) amend the 2013 Employee Stock Purchase Plan, originally adopted by the Board on October 29, 2013, and amended in March 2018 (b) to enhance the Company’s ability to attract and retain the services of Eligible Employees upon whose judgment, initiative and efforts the successful conduct and development of the Company’s business largely depends, (c) to provide additional incentives to Eligible Employees to devote their utmost effort and skill to the advancement and betterment of the Company, by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company. This Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

ARTICLE 2

DEFINITIONS

For purposes of the Plan, terms not otherwise defined herein shall have the meanings indicated below:

2.1“Administrator” means the Board or, with respect to any matter as to which responsibility has been delegated to the Committee, the term Administrator shall mean the Committee.

2.2“Board” means the Board of Directors of the Company.

2.3“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto).

2.4“Change in Control” means:

(a) The acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company; provided, however, that a Change in Control shall not result upon such acquisition of beneficial ownership if such acquisition occurs as a result of a public offering of the Company’s securities or any financing transaction or series of financing transactions;

(b) A merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold as a result of holding Company securities prior to such transaction, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity (or the parent of the surviving entity) immediately after such merger or consolidation;

(c) A reverse merger in which the Company is the surviving entity but in which the holders of the outstanding voting securities of the Company immediately prior to such merger hold, in the aggregate, securities possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or of the acquiring entity immediately after such merger; or

(d) The sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, except for a transaction in which the holders of the outstanding voting securities of the

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Appendix A
Company immediately prior to such transaction(s) receive as a distribution with respect to securities of the Company, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the acquiring entity immediately after such transaction(s).

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code.

The Administrator shall have full and final authority to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.5“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6“Committee” means a committee of two or more members of the Board appointed to administer the Plan as set forth in Section 12.1.

2.7“Common Stock” means the Common Stock of the Company and such other securities of the Company that may be substituted for Common Stock pursuant to Article 9.

2.8“Company” means Tandem Diabetes Care, Inc., a Delaware corporation.

2.9“Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.

2.10 “Director” means a member of the Board.

2.11 “Effective Date” means October 29, 2013.

2.12 “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

2.13 “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period.

2.14 “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

2.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.16 “Fair Market Value” on any given date means the value of one share of Common Stock, determined as follows:

(a) If the Common Stock is then listed or admitted to trading on The NASDAQ Stock Market or another stock exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price on the date of valuation on The NASDAQ Stock Market or principal stock exchange on which the Common Stock is then listed or admitted for trading, or, if no closing sale price is quoted on such day, then the Fair Market Value shall be the closing sale price of the Common Stock on The NASDAQ Stock Market or such exchange on the next preceding day on which a closing sale price is reported.

(b) If the Common Stock is not then listed or admitted to trading on The NASDAQ Stock Market or a stock exchange which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the Common Stock in the over-the-counter market on the date of valuation.

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Appendix A

(c) If neither (a) nor (b) is applicable as of the date of valuation, then the Fair Market Value shall be determined by the Administrator in good faith using any reasonable method of evaluation in a manner consistent with the valuation principles under Section 409A of the Code, which determination shall be conclusive and binding on all interested parties.

2.17 “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Administrator for that Offering.

2.18 “Offering Date” means a date selected by the Administrator for an Offering to commence.

2.19 “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

2.20 “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

2.21 “Plan” means this 2013 Employee Stock Purchase Plan of the Company, as amended.

2.22 “Purchase Date” means one or more dates during an Offering selected by the Administrator on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

2.23 “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

2.24 “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

2.25 “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company (to the extent established in the future), as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

2.26 “Securities Act” means the Securities Act of 1933, as amended from time to time.

2.27 “Share” means a share of Common Stock.

2.28 “Trading Day” means any day on which The NASDAQ Stock Market, or another stock exchange on which shares of Common Stock are then listed or admitted to trading, is open for trading.

ARTICLE 3

SHARES SUBJECT TO THE PLAN

3.1Number of Shares. Subject to Article 9, the aggregate number of Shares that may be issued or transferred pursuant to Purchase Rights granted under the Plan shall not exceed 5,264,724 Shares, which number is the sum of (i) 2,264,724 Shares initially available for issuance or transfer under the Plan, plus (ii) an additional 3,000,000 Shares that were approved at the Company’s 2024 Annual Meeting of Stockholders. If any Purchase Right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such Purchase Right shall again become available for issuance under the Plan.

3.2Shares Distributed. The Shares available for issuance under the Plan may be authorized but unissued Shares or Shares reacquired by the Company.

ARTICLE 4

ELIGIBILITY

4.1Employees. Purchase Rights may be granted only to Employees of the Company or, as the Administrator may designate in accordance with Section 12.2, to Employees of a Related Corporation. Except as provided in Section 4.2, an Employee shall not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the

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Appendix A
Company or the Related Corporation, as the case may be, for such continuous period preceding such Offering Date as the Administrator may require, but in no event will the required period of continuous employment be equal to or greater than two (2) years. In addition, the Administrator may provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company or the Related Corporation is more than twenty (20) hours per week and more than five (5) months per calendar year or such other criteria as the Administrator may determine consistent with Section 423 of the Code.

4.2Eligible Employee. The Administrator may provide that each person who, during the course of an Offering, first becomes an Eligible Employee shall, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right shall thereafter be deemed to be a part of that Offering. Such Purchase Right shall have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(a) the date on which such Purchase Right is granted shall be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(b) the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(c) the Administrator may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she shall not receive any Purchase Right under that Offering.

4.3Five-Percent Owners. No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 4.3, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

4.4Limitation on Purchase of Common Stock. As specified in Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which exceeds $25,000 of the Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

4.5Officers and Highly Compensated Employees. Officers of the Company and any Related Corporation, to the extent they are otherwise Eligible Employees, shall be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Administrator may provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

ARTICLE 5

PARTICIPATION; WITHDRAWAL; TERMINATION

5.1Enrollment. An Eligible Employee may elect to authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified in the Offering, an enrollment form provided by the Company for such purpose (which may be similar to the form attached hereto as Exhibit A) or following an electronic or other enrollment procedure determined by the Administrator. The enrollment form or procedure shall include a means to specify the amount of Contributions not to exceed the maximum amount specified by the Administrator, which amount shall be fifteen percent (15%) of a Participant’s earnings in the absence of any such specification. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll shall be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions; provided, however, that the Administrator may limit the number of changes a Participant may make to his or her Contributions during each Offering, and in the absence of any specific limitation by the Administrator, a Participant shall be allowed one (1) change to his or her Contributions during each Offering. Any such change to a Participant’s Contributions shall be effective with the first full payroll period following five (5) business days after the Company’s receipt of the enrollment form provided by the Company or the completion of the electronic or other procedure

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Appendix A
determined by the Administrator (or such shorter or longer period as may be specified by the Administrator). In the event a Participant reduces his or her Contributions to zero, such Participant’s Contributions prior to such reduction shall be applied to the purchase of Shares on the next occurring Purchase Date and shall not be paid to such Participant unless he or she withdraws from the Offering in accordance with Section 5.2. If specifically provided in the Offering, in addition to making Contributions by payroll deductions, a Participant may make Contributions through the payment by cash or check prior to a Purchase Date.

5.2Withdrawal. During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a withdrawal form provided by the Company for such purpose (which may be similar to the form attached hereto as Exhibit B) or following an electronic or other withdrawal procedure determined by the Administrator. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering shall immediately terminate and the Company shall distribute to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering shall have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant shall be required to deliver a new enrollment form or follow an electronic or other enrollment procedure determined by the Administrator to participate in subsequent Offerings.

5.3Termination of Purchase Rights. Purchase Rights granted pursuant to any Offering under the Plan shall terminate immediately if the Participant either (a) is no longer an Employee for any reason or for no reason (subject to Section 5.5 and any post-employment participation period required by law) or (b) is otherwise no longer eligible to participate. The Company shall distribute to such individual all of his or her accumulated but unused Contributions.

5.4Decrease or Suspension of Payroll Deductions. To comply with Section 423(b)(8) of the Code and Section 4.4 or the other limitations set forth in the Plan, a Participant’s Contributions may be decreased or suspended by the Administrator at any time during an Offering. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 4.4 or the other limitations set forth in the Plan shall be paid to such Participant as soon as commercially practicable after the next occurring Purchase Date.

5.5Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2), a Participant may continue participation in the Plan by making payments to the Company by cash or check on his or her normal paydays equal to his or her authorized Contributions.

ARTICLE 6

GRANT OF PURCHASE RIGHTS; OFFERINGS

6.1Grant of Purchase Rights. The Administrator may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Administrator. Each Offering shall be in such form and shall contain such terms and conditions as the Administrator deems appropriate, and shall comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights shall have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering shall be effective, which period shall not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in Articles 4, 5 and 7.

6.2Multiple Purchase Rights. If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (a) each form shall apply to all of his or her Purchase Rights under the Plan, and (b) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) shall be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) shall be exercised.

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Appendix A
6.3Offerings. The Administrator shall have the discretion to structure an Offering so that if the Fair Market Value of a Share on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a Share on the Offering Date for that Offering, then (a) that Offering shall terminate immediately as of that first Trading Day, and (b) the Participants in such terminated Offering shall be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

ARTICLE 7

PURCHASE RIGHTS; EXERCISE OF

PURCHASE RIGHTS; PURCHASE PRICE

7.1Purchase Rights. On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, shall be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Administrator, but in either case not exceeding fifteen percent (15%) of such Employee’s earnings (as defined by the Administrator in each Offering) during the period that begins on the Offering Date (or such later date as the Administrator determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering.

7.2Purchase Dates. The Administrator shall establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering shall be exercised and Shares shall be purchased in accordance with such Offering.

7.3Pro Rata Allocation of Shares. In connection with each Offering made under the Plan, the Administrator may specify (a) a maximum number of Shares that may be purchased by any Participant on any Purchase Date during such Offering, (b) a maximum aggregate number of Shares that may be purchased by all Participants pursuant to such Offering and/or (c) a maximum aggregate number of Shares that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of Shares issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any other action by the Administrator, a pro rata allocation (based on each Participant’s accumulated Contributions) of the Shares available shall be made in as nearly a uniform manner as shall be practicable and equitable, as determined by the Administrator.

7.4Exercise of Rights. On each Purchase Date, each Participant’s accumulated Contributions shall be applied to the purchase of Shares, up to the maximum number of Shares permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering.

7.5Fractional Shares. No fractional Shares shall be issued unless specifically provided for in the Offering. If any amount of accumulated Contributions remains in a Participant’s account after the purchase of Shares and such remaining amount is less than the amount required to purchase one (1) Share on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of Shares under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such Offering, in which case such amount will be distributed to such Participant after the final Purchase Date, without interest. If the amount of Contributions remaining in a Participant’s account after the purchase of Shares is at least equal to the amount required to purchase one (1) Share on the final Purchase Date of an Offering, then such remaining amount shall not roll over to the next Offering and shall instead be distributed in full to such Participant after the final Purchase Date of such Offering, without interest.

7.6Limitation on Exercise. No Purchase Rights may be exercised to any extent unless the Shares to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable federal, state, foreign and other securities and other laws applicable to the Plan. If, on a Purchase Date, the Shares are not so registered or the Plan is not in such compliance, no Purchase Rights shall be exercised on such Purchase Date, and the Purchase Date will be delayed until the Shares are so registered and the Plan is in such material compliance, except that the Purchase Date will in no event be more than six (6) months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the Shares are not so registered and the Plan is not in such material compliance, no Purchase Rights shall be exercised and all accumulated but unused Contributions will be distributed to the Participants, without interest. The Company shall have no liability for any failure to grant Purchase Rights and/or to issue and sell Shares upon exercise of such Purchase Rights.

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Appendix A
7.7Purchase Price. The purchase price of Shares acquired pursuant to Purchase Rights shall be not less than the lesser of: (a) an amount equal to eighty-five percent (85%) of the Fair Market Value of the Shares on the Offering Date or (b) an amount equal to eighty-five (85%) of the Fair Market Value of the Shares on the applicable Purchase Date.

ARTICLE 8

DESIGNATION OF A BENEFICIARY;
DEATH OF A PARTICIPANT

8.1Designation of a Beneficiary. The Company may, but is not obligated to, permit a Participant to submit a form or follow an electronic or other procedure determined by the Administrator to designate a beneficiary who will receive any shares and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company for such purpose or made by following an electronic or other procedure determined by the Administrator. The Company shall not recognize and shall be under no duty to recognize any assignment, alienation or designation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder except to the extent of Participant’s compliance with the provisions of this Section 8.1.

8.2Death of a Participant. If a Participant dies, in the absence of a valid beneficiary designation, the Company shall deliver any Shares and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company may deliver such Shares and/or Contributions to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

ARTICLE 9

ADJUSTMENTS UPON CAPITALIZATION
ADJUSTMENT; CHANGE IN CONTROL

9.1Capitalization Adjustment. In the event of a Capitalization Adjustment, the Administrator shall appropriately and proportionately adjust: (a) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3.1, (b) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (c) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Administrator shall make these adjustments, and its determination shall be final, binding and conclusive.

9.2 Change in Control. In the event of a Change in Control, then: (a) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Change in Control) for outstanding Purchase Rights, or (b) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions shall be used to purchase Shares within ten (10) business days prior to the Change in Control under the outstanding Purchase Rights, and the Purchase Rights shall terminate immediately after such purchase.

ARTICLE 10

AMENDMENT; TERMINATION; SUSPENSION

10.1 Amendment. The Administrator may amend the Plan at any time and from time to time in any respect the Administrator deems necessary or advisable, including a determination by the Administrator that the ongoing operation of the Plan may result in unfavorable financial accounting consequences. Notwithstanding the generality of the preceding sentence, except as provided in Section 9.1, approval by a vote of the holders of the outstanding shares of the Company’s capital stock entitled to vote shall be required for any amendment of the Plan for which such approval is required by applicable law or stock exchange listing requirements, including any amendment that (a) materially increases the number of Shares available for issuance under

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Appendix A
the Plan, (b) materially expands the class of individuals eligible to become Participants and receive Purchase Rights, (c) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which Shares may be purchased under the Plan, (d) materially extends the term of the Plan, or (e) expands the types of awards available for issuance under the Plan, but in the case of each of (a) through (e) above, only to the extent such approval is required by applicable law or stock exchange listing requirements.

10.2 Suspension or Termination. The Administrator may suspend or terminate the Plan at any time and from time to time as the Administrator deems necessary or advisable. Upon the termination of the Plan, all accumulated but unused Contributions shall be distributed to the Participants, without interest.

ARTICLE 11

TERM

11.1 Stockholder Approval. This Plan shall be effective as of the approval of the stockholders of the Company. Unless the Plan shall theretofore have been terminated, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

ARTICLE 12

ADMINISTRATION

12.1 Administrator. Authority to control and manage the operation and administration of the Plan shall be vested in the Board, which may delegate such responsibilities in whole or in part to the Committee. Each of the members shall meet the independence requirements under the then applicable rules, regulations or listing requirements adopted by The NASDAQ Stock Market or the principal exchange on which the Shares are then listed or admitted to trading. Members of the Committee may be appointed from time to time by, and shall serve at the pleasure of, the Board. The Board may limit the composition of the Committee to those persons necessary to comply with the requirements of Section 162(m) of the Code and Section 16 of the Exchange Act. As used herein, the term “Administrator” means the Board or, with respect to any matter as to which responsibility has been delegated to the Committee, the term shall mean the Committee.

12.2 Powers of the Administrator. In addition to any other powers or authority conferred upon the Administrator elsewhere in the Plan or by law, the Administrator shall have full power and authority to: (a) determine the persons to whom, and the time or times at which Purchase Rights shall be granted under the Plan and the provisions of each Offering (which need not be identical), (b) interpret the Plan and the rights granted under it, (c) establish, amend and revoke rules and regulations for the administration of the Plan, (d) correct any defect or omission or reconcile any inconsistency in the Plan, (e) amend the Plan as provided in Section 10.1, (f) settle all controversies regarding the Plan and Purchase Rights granted under the Plan, (g) suspend or terminate the Plan at any time as provided in Section 10.2, (h) exercise such powers and perform such acts as the Administrator deems necessary to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code, and (i) make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Any action, decision, interpretation or determination made in good faith by the Administrator in the exercise of its authority conferred upon it under the Plan shall be final and binding on the Company and all Participants.

12.3 Limitation on Liability. No employee of the Company or member of the Board or Committee shall be subject to any liability with respect to duties under the Plan unless the person acts fraudulently or in bad faith. To the extent permitted by law, the Company shall indemnify each member of the Board or Committee, and any employee of the Company with duties under the Plan, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of such person’s conduct in the performance of duties under the Plan.

ARTICLE 13

MISCELLANEOUS

13.1 Restriction upon Assignment. Purchase Rights granted under the Plan shall not be transferable other than by will, applicable laws of descent and distribution, or, if permitted by the Company, by a beneficiary designated in accordance with Section 8.1. During a Participant’s lifetime, Purchase Rights shall be exercisable only by the Participant.

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Appendix A
13.2 Rights as a Stockholder. Participant shall not be deemed to be a holder of, or to have any of the rights of a holder with respect to, Shares subject to a Purchase Right granted under the Plan unless and until (a) such Shares have been issued to the Participant following the exercise of such Purchase Right pursuant to the terms of the Plan, (b) the Company or the transfer agent shall have transferred the Shares to Participant, and (c) Participant’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, Participant shall have full voting, dividend and other ownership rights with respect to such Shares.

13.3 Interest. No interest shall accrue on Contributions.

13.4 Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

13.5 Application of Funds. Each Participant’s Contributions shall be credited to a bookkeeping account for such Participant under the Plan and shall be deposited with the general funds of the Company and may be used by the Company for any corporate purpose, except where applicable law requires that Contributions be segregated or deposited with a third party.

13.6 Reports. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

13.7 No Enlargement of Employee Rights. This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Eligible Employee or Participant to be consideration for, or an inducement to, or a condition of, the employment of any Eligible Employee or Participant. Nothing contained in the Plan shall be deemed to give the right to any Participant to be retained as an employee of the Company or to interfere with the right of the Company to discharge any Eligible Employee or Participant at any time.

13.8 Notice of Disposition of Shares. Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a Purchase Right granted under the Plan if such disposition or transfer is made: (a) within two (2) years after the first day of the Offering during which such Shares were purchased or (b) within one (1) year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

13.9 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

13.10 Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

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Appendix A
EXHIBIT A

TANDEM DIABETES CARE, INC.

2013 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

ENROLLMENT FORM

Original Application	Offering Date:

Change in Payroll Deduction Rate
1.hereby elects to participate in the Tandem Diabetes Care, Inc. 2013 Employee Stock Purchase Plan, as amended (the “Plan”) and subscribes to purchase shares of the Company’s common stock in accordance with this enrollment form and the Plan.
2.I hereby authorize payroll deductions from each paycheck in the amount of % (from 1% to 15%) of my eligible earnings (as provided in the Offering Document) on each payday during the offering in accordance with the Plan. Please note that no fractional percentages are permitted.
3.I understand that the authorized payroll deductions will be accumulated for the purchase of shares of the Company’s common stock at the applicable purchase price determined in accordance with the Plan. I understand that if I do not withdraw from an offering, any accumulated payroll deductions will be used to automatically exercise my purchase rights and purchase common stock under the Plan.
4.I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.
5.I understand that if I dispose of any shares of the Company’s common stock received by me pursuant to the Plan within two (2) years after the first day of the offering during which I purchased such shares or one (1) year after the purchase date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of such shares at the time such shares were purchased by me over the price that I paid for such shares. I hereby agree to notify the Company in writing within thirty (30) days after the date of any disposition of my shares of the Company’s common stock, and I will make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the disposition of my shares of the Company’s common stock, as determined by the Company. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of my shares of the Company’s common stock. If I dispose of my shares of the Company’s common stock at any time after the expiration of the two (2)-year and one (1)-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of such shares at the time of such disposition over the purchase price which I paid for such shares, or (b) fifteen percent (15%) of the fair market value of such shares on the first day of the offering. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.
6.I hereby agree to be bound by the terms of the Plan. The effectiveness of this Enrollment Form is dependent upon my eligibility to participate in the Plan.

Employee’s Social Security Number:

Employee’s Address:

I UNDERSTAND THAT THIS ENROLLMENT FORM WILL REMAIN IN EFFECT FOR THE OFFERING AND ANY SUBSEQUENT OFFERINGS IN WHICH I AM AUTOMATICALLY ENROLLED IN ACCORDANCE WITH THE PLAN UNLESS TERMINATED BY ME.

Dated:
Signature of Employee

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Appendix A
EXHIBIT B

TANDEM DIABETES CARE, INC.

2013 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

NOTICE OF WITHDRAWAL

The undersigned participant in the offering of the Tandem Diabetes Care, Inc. 2013 Employee Stock Purchase Plan, as amended that began on , hereby notifies the Company that he or she hereby withdraws from the offering. He or she hereby directs the Company to pay to the undersigned all the payroll deductions or other amounts credited to his or her account with respect to such offering. The undersigned understands and agrees that all of his or her purchase rights for such offering will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current offering and the undersigned will be eligible to participate in succeeding offerings only by delivering to the Company a new enrollment form.

Name and Address of Participant:

Signature:

Date:

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Appendix B
TANDEM DIABETES CARE, INC.

2023 LONG-TERM INCENTIVE PLAN, AS AMENDED

As approved by the Board of Directors on April 5, 2024

ARTICLE 1. PURPOSES OF THE PLAN

1.1Purposes. The purposes of the Plan are (a) to enhance the Company’s ability to attract and retain the services of qualified employees, officers, directors, consultants and other service providers upon whose judgment, initiative and efforts the successful conduct and development of the Company’s business largely depends, and (b) to provide additional incentives to such persons or entities to devote their utmost effort and skill to the advancement and betterment of the Company, by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company.

ARTICLE 2. DEFINITIONS

For purposes of this Plan, terms not otherwise defined herein shall have the meanings indicated below:

2.1"Administrator" means the Board or, if the Board delegates responsibility for any matter to the Committee, the term Administrator shall mean the Committee. With reference to the duties of the Board (or Committee) under the Plan which have been delegated to one or more persons pursuant to Section 9.2, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation.

2.2"Affiliated Company" means:

(a)with respect to Incentive Options, any “parent corporation” or “subsidiary corporation” of the Company, whether now existing or hereafter created or acquired, as those terms are defined in Sections 424(e) and 424(f) of the Code, respectively, or any successor provisions; and

(b)with respect to Nonqualified Options, Restricted Stock Units, Restricted Stock and Stock Appreciation Rights, any entity described in paragraph (a) of this Section 2.2, plus any other corporation, limited liability company (“LLC”), partnership or joint venture, whether now existing or hereafter created or acquired, with respect to which the Company beneficially owns more than fifty percent (50%) of: (1) the total combined voting power of all outstanding voting securities or (2) the capital or profits interests of an LLC, partnership or joint venture.

2.3"Applicable Law" means any applicable law, including without limitation: (i) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (ii) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (iii) rules of any securities exchange or automated quotation system on which the shares of Common Stock are listed, quoted or traded.

2.4"Awards" means Options, Restricted Stock, Restricted Stock Units or Stock Appreciation Rights granted in accordance with the terms of the Plan.

2.5"Award Agreements" means an Option Agreement, Restricted Stock Agreement, Restricted Stock Units Agreement and/or a Stock Appreciation Rights Agreement, which may be in written or electronic format, in such form and with such terms and conditions as may be specified by the Administrator, evidencing the terms and conditions of the Award. Each Award Agreement is subject to the terms and conditions of the Plan.

2.6"Base Price" means the price per share of Common Stock for purposes of computing the amount payable to a Participant who holds a Stock Appreciation Right upon exercise thereof.

2.7"Board" means the Board of Directors of the Company.

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Appendix B
2.8"Cause" means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct.

2.9"Change in Control" means:

(c)The acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company; provided, however, that a Change in Control shall not result upon such acquisition of beneficial ownership if such acquisition occurs as a result of a public offering of the Company’s securities or any financing transaction or series of financing transactions;

(d)A merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold as a result of holding Company securities prior to such transaction, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity (or the parent of the surviving entity) immediately after such merger or consolidation;

(e)A reverse merger in which the Company is the surviving entity but in which the holders of the outstanding voting securities of the Company immediately prior to such merger hold, in the aggregate, securities possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or of the acquiring entity immediately after such merger; or

(f)The sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such transaction(s) receive as a distribution with respect to securities of the Company, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the acquiring entity immediately after such transaction(s).

Notwithstanding the foregoing, if (i) a transaction does not qualify as a change in control event within the meaning of Section 409A of the Code and (ii) treating such transaction as a Change in Control would cause, give rise to or otherwise result in a failure to satisfy the distribution requirements of Section 409A(a)(2)(A) of the Code (to the extent the Plan and the applicable Award Agreement are not exempt therefrom), then such transaction will not be deemed a Change in Control.

2.10"Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.11"Committee" means a committee of two or more members of the Board appointed to administer the Plan, as set forth in Section 9.1.

2.12"Common Stock" means the Common Stock of the Company, subject to adjustment pursuant to Section 4.2.

2.13"Company" means Tandem Diabetes Care, Inc., a Delaware corporation, or any entity that is a successor to the Company.

2.14"Continuous Service" Unless otherwise provided in the Award Agreement, the terms of which may be different from the following, “Continuous Service” means (a) Participant’s employment by either the Company or any Affiliated Company, or by a successor entity following a Change in Control, which is uninterrupted except for vacations, illness (not including permanent Disability), or leaves of absence which are approved in writing by the Company or any of such other employer corporations, as applicable, (b) service as a member of the Board until the Participant resigns, is removed from office, or Participant’s term of office expires and he or she is not reelected, or (c) so long as the Participant is engaged as a consultant or other Service Provider. Notwithstanding the foregoing, if (i) a termination, leave of absence, resignation, expiration or other cessation of engagement or employment does not qualify as a separation from service from the Company within the meaning of Section 409A of the Code and (ii) treating such termination, leave of absence, resignation, expiration or other cessation of engagement or employment as a termination of Continuous Service would cause, give rise to or

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Appendix B
otherwise result in a failure to satisfy the distribution requirements of Section 409A(a)(2)(A) of the Code (to the extent the Plan and the applicable Award Agreement are not exempt therefrom), then such termination, leave of absence, resignation, expiration or other cessation of engagement or employment will not be deemed a termination of Continuous Service.

2.15"Disability" means permanent and total disability as defined in Section 22(e)(3) of the Code. The Administrator’s determination of a Disability or the absence thereof shall be conclusive and binding on all interested parties and for purposes of non-qualified deferred compensation subject to Section 409A of the Code that is payable on or by reference to a Disability, “Disability” shall have the meaning ascribed to in the Section 409A of the Code.

2.16"Effective Date" means May 24, 2023, the date on which the Company’s stockholders approved the Plan.

2.17"Exchange Act" means the U.S. Securities and Exchange Act of 1934, as amended.

2.18"Exercise Price" means the purchase price per share of Common Stock payable by the Optionee to the Company upon exercise of an Option.

2.19"Fair Market Value" on any given date means the value of one share of Common Stock, determined as follows:

(a)If the Common Stock is then listed or admitted to trading on The Nasdaq Stock Market or another stock exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price on the date of valuation on The Nasdaq Stock Market or principal stock exchange on which the Common Stock is then listed or admitted for trading, or, if no closing sale price is quoted on such day, then the Fair Market Value shall be the closing sale price of the Common Stock on The Nasdaq Stock Market or such exchange on the last preceding day on which a closing sale price is reported.

(b)If the Common Stock is not then listed or admitted to trading on The Nasdaq Stock Market or a stock exchange which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the Common Stock in the over the counter market on the date of valuation.

(c)If neither (a) nor (b) is applicable as of the date of valuation, then the Fair Market Value shall be determined by the Administrator in good faith using any reasonable method of evaluation in a manner consistent with the valuation principles under Section 409A of the Code, which determination shall be conclusive and binding on all interested parties.

2.20"FINRA Dealer" means a broker-dealer that is a member of the Financial Industry Regulatory Authority.

2.21"Full Value Award" means any Award or corresponding Predecessor Plan Award, other than an (i) Option, (ii) Stock Appreciation Right or (iii) other Award for which the Participant pays (or the value or amount payable under the Award is reduced by) an amount equal to or exceeding the Fair Market Value of the shares of Common Stock, determined as of the date of grant.

2.22"Incentive Option" means any Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

2.23"Incentive Option Agreement" means an Option Agreement with respect to an Incentive Option.

2.24"Insider Trading Policy" means the insider trading policy of the Company, as adopted by the Board and then in effect.

2.25"New Incentives" has the meaning set forth in Section 11.1(b).

2.26"Nonqualified Option" means any Option that is not an Incentive Option. To the extent that any Option designated as an Incentive Option fails in whole or in part to qualify as an Incentive Option, including, without limitation, for failure to meet the limitations applicable to a 10% Stockholder or because it exceeds the annual limit provided for in Section 5.8 below, it shall to that extent constitute a Nonqualified Option.

2.27"Nonqualified Option Agreement" means an Option Agreement with respect to a Nonqualified Option.

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Appendix B
2.28"Option" means any option to purchase Common Stock granted pursuant to this Plan.

2.29"Option Agreement" means the written agreement entered into between the Company and the Optionee with respect to an Option granted under this Plan.

2.30"Optionee" means any Participant who holds an Option.

2.31"Participant" means an individual or entity that holds Awards under this Plan.

2.32"Performance Criteria" means the criteria that the Administrator may select from time to time for purposes of establishing the performance goals or objectives applicable to the vesting of any Incentive Option, Nonqualified Option, Restricted Stock Units, Restricted Stock or Stock Appreciation Rights granted under the Plan, which may include, but is not limited to, any of the following (which may be applicable to the Company, an Affiliated Company, a division, business unit or product of the Company or any Affiliated Company, or any combination of the foregoing, and which may be stated as an absolute amount, a target percentage over a base percentage or absolute amount, or the occurrence of a specific event): revenue or sales, gross profit (loss), operating income (loss), earnings (loss) before interest, taxes, depreciation and amortization (EBITDA); net income (loss) (either before or after interest, taxes, depreciation and/or amortization), cash flow, cash or working capital balance, changes in the market price of the Common Stock, earnings (loss) per share of Common Stock (EPS), product development or regulatory milestones, acquisitions or strategic transactions, return on capital, assets, equity, or investment, total stockholder return, expense amount or reduction, operating efficiency, number of customers and customer satisfaction, recruiting and maintaining personnel, improvement in workforce diversity, fostering health and wellbeing, furthering climate positive actions, and other environmental, social or governance objectives, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

2.33"Plan" means this 2023 Long-Term Incentive Plan of the Company, as amended.

2.34"Predecessor Plan" means the Tandem Diabetes Care, Inc. Amended and Restated 2013 Stock Incentive Plan.

2.35"Purchase Price" means the purchase price per share of Restricted Stock.

2.36"Restricted Stock" means shares of Common Stock issued pursuant to Article 7, subject to any restrictions and conditions as are established pursuant to such Article 7.

2.37"Restricted Stock Agreement" means the written agreement entered into between the Company and a Participant evidencing the grant of Restricted Stock under the Plan.

2.38"Restricted Stock Unit" means a right to receive an amount equal to the Fair Market Value of one share of Common Stock, issued pursuant to Article 6, subject to any restrictions and conditions as are established pursuant to Article 6.

2.39"Restricted Stock Unit Agreement" means the written agreement evidencing the grant of Restricted Stock Units to a Participant under the Plan.

2.40"Securities Act" means the U.S. Securities Act of 1933, as amended.

2.41"Service Provider" means an employee, consultant, director or other person or entity the Administrator authorizes to become a Participant in the Plan and who provides services to (i) the Company, (ii) an Affiliated Company, or (iii) any other business venture designated by the Administrator in which the Company or an Affiliated Company has a significant ownership interest.

2.42"Stock Appreciation Right" means a right issued pursuant to Article 8, subject to any restrictions and conditions as are established pursuant to Article 8, that is designated as a Stock Appreciation Right.

2.43"Stock Appreciation Right Agreement" means the written agreement entered into between the Company and a Participant evidencing the grant of Stock Appreciation Rights under the Plan.

2.44"Tax-Related Items" means U.S. federal, state and/or local taxes, and/or taxes imposed by jurisdictions outside of the U.S. (including, but not limited to, income tax, social insurance contributions (or similar contributions), payroll tax, fringe

Tandem Diabetes Care	B-4	2024 Proxy Statement

Appendix B
benefits tax, payment on account, employment tax obligations, stamp taxes, and any other taxes or tax-related item that may be due) required by law to be withheld, including any employer liability shifted to the Participant under the terms of the applicable Award Agreement or otherwise.

2.45"10% Stockholder" means a person who, as of a relevant date, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of an Affiliated Company.

ARTICLE 3. ELIGIBILITY

3.1Incentive Options. Only employees of the Company or of an Affiliated Company (including members of the Board if they are employees of the Company or of an Affiliated Company) are eligible to receive Incentive Options under the Plan.

3.2Nonqualified Options; Restricted Stock Units; Restricted Stock and Stock Appreciation Rights.
Employees of the Company or of an Affiliated Company, members of the Board (whether or not employed by the Company or an Affiliated Company), and Service Providers are eligible to receive Nonqualified Options, Restricted Stock Units, Restricted Stock and Stock Appreciation Rights under the Plan.

3.3Award Limitations.

(a)Minimum Vesting Requirement. Any Award granted under the Plan shall be granted subject to a minimum vesting period of at least twelve (12) months, such that no such Awards shall vest prior to the first anniversary of the applicable grant date. Notwithstanding the foregoing, (i) up to 5% of the aggregate number of Shares authorized for issuance under this Plan (as described in Section 4.1) may be issued pursuant to Awards subject to any, or no, vesting conditions, as the Administrator determines appropriate, and (ii) the Administrator may accelerate the vesting of awards prior to the first anniversary of the applicable grant date as provided in Section 9.3 hereof.

(b)Annual Limitation. Subject to adjustment as to the number and kind of shares pursuant to Section 4.2, for grants to Participants that are non-employee directors of the Company, the aggregate grant date fair value of Awards granted during any one fiscal year of the Company, together with the value of any cash compensation paid to the non-employee director during such fiscal year, may not exceed $750,000 (on a per-director basis); provided however that the limitation that will apply in the fiscal year in which the non-employee director is initially appointed or elected to the Board shall instead be $1,000,000. For purposes of this limitation, the grant date fair value of an Award shall be determined in accordance with the assumptions that the Company uses to estimate the value of share-based payments for financial reporting purposes. For the sake of clarity, neither Awards granted, nor compensation paid, to an individual for his or her service as an employee or consultant but not as a non-employee director, shall count towards this limitation.

3.5Deferrals. To the extent permitted by Applicable Law, the Administrator, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made only in accordance with Section 409A of the U.S. Internal Revenue Code of 1986, as amended from time to time (the “Code”).

ARTICLE 4. PLAN SHARES

4.1Shares Subject to the Plan. The maximum number of shares of Common Stock reserved and available for issuance under this Plan shall not exceed 5,602,184 shares, subject to adjustment as to the number and kind of shares pursuant to Section 4.2, which number is the sum of (i) 2,602,184 shares initially available for issuance under the Plan, plus (ii) an additional 3,000,000 shares that were approved at the Company’s 2024 Annual Meeting of Stockholders. Following the Effective Date, no further shares will be granted as awards under the Predecessor Plan unless the Plan is not approved by stockholders. Subject to such overall limitation, the maximum aggregate number of shares of Common Stock that may be issued in the form of Incentive Options shall not exceed 5% of the aggregate number of Shares authorized for issuance under this Plan. For purposes of this limitation, in the event that (a) all or any portion of any Options or Stock Appreciation Rights granted under the Plan can no longer under any circumstances be exercised, (b) any shares of Common Stock are reacquired by the Company pursuant to an Option Agreement, or (c) all or any portion of any Restricted Stock Units or Restricted Stock granted under the Plan are forfeited or can no longer under any circumstances vest, the shares of Common Stock allocable to

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or covered by the unexercised or unvested portion of such Options, Stock Appreciation Rights, Restricted Stock Units or Restricted Stock or the shares of Common Stock so reacquired shall again be available for grant or issuance under the Plan. In addition, to the extent shares of Common Stock covered by a Full Value Award are retained or are otherwise not issued by the Company in order to satisfy withholding obligations for Tax-Related Items in connection with the Full Value Award, such shares of Common Stock shall again be available for grant or issuance under the Plan. The following shares of Common Stock may not again be made available for issuance as Awards under the Plan: (x) the gross number of shares of Common Stock subject to outstanding Stock Appreciation Rights settled in exchange for shares of Common Stock, (y) shares of Common Stock used to pay the Exercise Price related to outstanding Options, or (z) shares of Common Stock used to pay withholding taxes related to outstanding Options, Stock Appreciation Rights or Restricted Stock Units. The shares available for issuance under the Plan may be authorized but unissued shares of Common Stock or shares of Common Stock reacquired by the Company.

4.2Changes in Capital Structure. In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, reverse stock split, reclassification, stock dividend, or other similar change in the capital structure of the Company, then appropriate adjustments shall be made to the aggregate number and kind of shares subject to this Plan, the number and kind of shares and the price per share subject to or covered by outstanding Award Agreements and the limit on the number of shares under Section 3.3, all in order to preserve, as nearly as practical, but not to increase, the benefits to Participants.

ARTICLE 5. OPTIONS

5.1Grant of Stock Options. The Administrator (or pursuant to Section 9.2, an officer of the Company) shall have the right to grant pursuant to this Plan, Options subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant. Such conditions may include, but are not limited to, continued employment or the achievement of specified performance goals or objectives established by the Administrator with respect to one or more Performance Criteria, which require the Administrator to certify whether and the extent to which such Performance Criteria were achieved.

5.2Option Agreements. Each Option granted pursuant to this Plan shall be evidenced by an Option Agreement which shall specify the number of shares subject thereto, vesting provisions relating to such Option, the Exercise Price per share, and whether the Option is an Incentive Option or Nonqualified Option. As soon as is practical following the grant of an Option, an Option Agreement shall be duly executed and delivered by or on behalf of the Company to the Optionee to whom such Option was granted. Each Option Agreement shall be in such form and contain such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem appropriate. Each Option Agreement may be different from each other Option Agreement.

5.3Exercise Price. The Exercise Price per share of Common Stock covered by each Option shall be determined by the Administrator, subject to the following: (a) the Exercise Price of an Incentive Option shall not be less than 100% of Fair Market Value on the date the Incentive Option is granted, (b) the Exercise Price of a Nonqualified Option shall not be less than 100% of Fair Market Value on the date the Nonqualified Option is granted, and (c) if the person to whom an Incentive Option is granted is a 10% Stockholder on the date of grant, the Exercise Price shall not be less than 110% of Fair Market Value on the date the Incentive Option is granted. However, an Option may be granted with an Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Sections 409A and 424 of the Code.

5.4Payment of Exercise Price. Payment of the Exercise Price shall be made upon exercise of an Option and may be made, in the discretion of the Administrator, subject to any legal restrictions, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock owned by the Optionee, which surrendered shares shall be valued at Fair Market Value as of the date of such exercise; (d) the cancellation of indebtedness of the Company to the Optionee; (e) provided that a public market for the Common Stock exists, a “same day sale” commitment from the Optionee and a FINRA Dealer whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the Exercise Price and whereby the FINRA Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; or (f) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by Applicable Law.

5.5Term and Termination of Options. The term and provisions for termination of each Option shall be as fixed by the Administrator, but no Option may be exercisable more than ten (10) years after the date it is granted. An Incentive Option

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granted to a person who is a 10% Stockholder on the date of grant shall not be exercisable more than five (5) years after the date it is granted.

5.6Date of Grant. The date of grant of an Option will be the date on which the Administrator makes the determination to grant such Options unless a later date is otherwise specified by the Administrator. The Option Agreement and a copy of this Plan will be delivered to the Optionee within a reasonable time after the granting of the Option.

5.7Vesting and Exercise of Options. Each Option shall vest and become exercisable in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goals or objectives established with respect to one or more Performance Criteria as shall be determined by the Administrator.

5.8Annual Limit on Incentive Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Options granted under this Plan and any other plan of the Company or any Affiliated Company become exercisable for the first time by an Optionee during any calendar year shall not exceed $100,000.

5.9Nontransferability of Options. Except as otherwise provided in this Section 5.9, Options shall not be assignable or transferable except by will, the laws of descent and distribution or pursuant to a domestic relations order entered by a court in settlement of marital property rights, and during the life of the Optionee, Options shall be exercisable only by the Optionee. At the discretion of the Administrator and in accordance with rules it establishes from time to time, Optionees may be permitted to transfer some or all of their Nonqualified Options to one or more “family members,” which is not a “prohibited transfer for value,” provided that (a) the Optionee (or such Optionee’s estate or representative) shall remain obligated to satisfy all income or other tax withholding obligations associated with the exercise of such Nonqualified Option; (b) the Optionee shall notify the Company in writing that such transfer has occurred and disclose to the Company the name and address of the “family member” or “family members” and their relationship to the Optionee, and (c) such transfer shall be effected pursuant to transfer documents in a form approved by the Administrator. For purposes of the foregoing, the terms “family members” and “prohibited transfer for value” have the meaning ascribed to them in the General Instructions to Form S-8 (or any successor form) promulgated under the Securities Act.

5.10Rights as a Stockholder. An Optionee or permitted transferee of an Option shall have no rights or privileges as a stockholder with respect to any shares covered by an Option until such Option has been duly exercised in accordance with the terms of the relevant Option Agreement.

5.11Unvested Shares. The Administrator shall have the discretion to grant Options that are exercisable for unvested shares of Common Stock on such terms and conditions as the Administrator shall determine from time to time.

5.12Notice of Disqualifying Disposition of Incentive Option Shares. If a Participant sells or otherwise disposes of any of the shares of Common Stock acquired pursuant to the exercise of an Incentive Option on or before the later of (i) the date two (2) years after the date of grant of such Incentive Option, or (ii) the date one (1) year after the date of exercise of such Incentive Option, such Participant shall immediately notify the Company in writing of such disposition.

5.13Compliance with Code Section 409A. Notwithstanding anything in this Article 5 to the contrary, to the extent that any Option is subject to Code Section 409A, the Option is intended to be structured to satisfy the requirements of Code Section 409A, or an applicable exemption, as determined by the Administrator.

ARTICLE 6. RESTRICTED STOCK UNITS

6.1Grants of Restricted Stock Units. The Administrator shall have the right to grant pursuant to this Plan Restricted Stock Units subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant. Such conditions may include, but are not limited to, continued employment or the achievement of specified performance goals or objectives established by the Administrator with respect to one or more Performance Criteria, which require the Administrator to certify whether and the extent to which such Performance Criteria were achieved.

6.2Restricted Stock Unit Agreements. A Participant shall have no rights with respect to the Restricted Stock Units covered by a Restricted Stock Unit Agreement until the Participant has executed and delivered to the Company the applicable Restricted Stock Unit Agreement. Each Restricted Stock Unit Agreement shall be in such form, and shall set forth such other terms, conditions, and restrictions of the Restricted Stock Unit Agreement, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem appropriate. Each Restricted Stock Unit Agreement may be different from each other Restricted Stock Unit Agreement.

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6.3Vesting of Restricted Stock Units. Each Restricted Stock Unit shall vest in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goals or objectives established with respect to one or more Performance Criteria as shall be determined by the Administrator.

6.4Form and Timing of Settlement. Except as otherwise provided in a Restricted Stock Unit Agreement, settlement in respect of vested Restricted Stock Units will be automatic upon vesting thereof. Payment in respect thereof will be made no later than thirty (30) days thereafter and may, in the discretion of the Administrator, be in cash, shares of Common Stock of equivalent Fair Market Value as of the date of vesting, or a combination of both, except as otherwise provided in a Restricted Stock Unit Agreement.

6.5Rights as a Stockholder. Holders of Restricted Stock Units shall have no rights or privileges as a stockholder with respect to any shares of Common Stock covered thereby unless and until they become owners of shares of Common Stock following settlement in respect of such Restricted Stock Units, in whole or in part, in shares of Common Stock, pursuant to the terms, restrictions and conditions set forth in the relevant Restricted Stock Unit Agreement.

6.6Restrictions. Restricted Stock Units may not be sold, pledged, or otherwise encumbered or disposed of and shall not be assignable or transferable except by will, the laws of descent and distribution or pursuant to a domestic relations order entered by a court in settlement of marital property rights, except as specifically provided in the Restricted Stock Unit Agreement or as authorized by the Administrator.

6.7Compliance with Code Section 409A. Notwithstanding anything in this Article 6 to the contrary, all awards of Restricted Stock Units must be structured to satisfy the requirements of Code Section 409A, or an applicable exemption, as determined by the Administrator.

ARTICLE 7. RESTRICTED STOCK

7.1Issuance and Sale of Restricted Stock. The Administrator shall have the right to issue shares of Restricted Stock subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant. Such conditions may include, but are not limited to, continued employment or the achievement of specified performance goals or objectives established by the Administrator with respect to one or more Performance Criteria, which require the Administrator to certify whether and the extent to which such Performance Criteria were achieved. The Purchase Price of Restricted Stock (which may be zero) shall be determined by the Administrator.

7.2Restricted Stock Purchase Agreements. A Participant shall have no rights with respect to the shares of Restricted Stock covered by a Restricted Stock Agreement until the Participant has paid the full Purchase Price, if any, to the Company in the manner set forth in Section 7.3 and has executed and delivered to the Company the applicable Restricted Stock Agreement. Each Restricted Stock Agreement shall be in such form, and shall set forth such terms, conditions, and restrictions of the Restricted Stock, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem appropriate. Each Restricted Stock Agreement may be different from each other Restricted Stock Agreement.

7.3Payment of Purchase Price. Subject to any legal restrictions, payment of the Purchase Price, if any, may be made, in the discretion of the Administrator, by: (a) cash; (b) check; (c) the Participant’s promissory note in a form and on terms acceptable to the Administrator; (d) the cancellation of indebtedness of the Company to the Participant; (e) the waiver of compensation due or accrued to the Participant for services rendered; or (f) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by Applicable Law.

7.4Vesting of Restricted Stock. Each share of Restricted Stock shall vest in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goals or objectives established with respect to one or more Performance Criteria as shall be determined by the Administrator.

7.5Rights as a Stockholder. Upon complying with the provisions of Section 7.2, a Participant shall have the rights of a stockholder with respect to Restricted Stock, including voting and dividend rights (subject to Section 9.6), subject to the terms, restrictions and conditions set forth in the relevant Restricted Stock Agreement.

7.6Dividends. If payment for shares of Restricted Stock is made by promissory note, any cash dividends paid with respect to the Restricted Stock may be applied, in the discretion of the Administrator, to repayment of such note.

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7.7Compliance with Code Section 409A. Notwithstanding anything in this Article 7 to the contrary, all awards of Restricted Stock must be structured to satisfy the requirements of Code Section 409A, or an applicable exemption, as determined by the Administrator.

ARTICLE 8. STOCK APPRECIATION RIGHTS

8.1Grants of Stock Appreciation Rights. The Administrator shall have the right to grant pursuant to this Plan, Stock Appreciation Rights subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant. Such conditions may include, but are not limited to, continued employment or the achievement of specified performance goals or objectives established by the Administrator with respect to one or more Performance Criteria, which require the Administrator to certify whether and the extent to which such Performance Criteria were achieved.

8.2Stock Appreciation Right Agreements. A Participant shall have no rights with respect to the Stock Appreciation Rights covered by a Stock Appreciation Right Agreement until the Participant has executed and delivered to the Company the applicable Stock Appreciation Right Agreement. Each Stock Appreciation Right Agreement shall be in such form and shall set forth the Base Price and such other terms, conditions and restrictions of the Stock Appreciation Right Agreement, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem appropriate. Each such Stock Appreciation Right Agreement may be different from each other Stock Appreciation Right Agreement.

8.3Base Price. The Base Price per share of Common Stock covered by each Stock Appreciation Right shall be determined by the Administrator and will be not less than 100% of Fair Market Value on the date the Stock Appreciation Right is granted. However, a Stock Appreciation Right may be granted with a Base Price lower than that set forth in the preceding sentence if such Stock Appreciation Right is granted pursuant to an assumption or substitution for another stock appreciation right in a manner satisfying the provisions of Section 409A of the Code.

8.4Term and Termination of Stock Appreciation Rights. The term and provisions for termination of each Stock Appreciation Right shall be as fixed by the Administrator, but no Stock Appreciation Right may be exercisable more than ten (10) years after the date it is granted.

8.5Vesting and Exercise of Stock Appreciation Rights. Each Stock Appreciation Right shall vest and become exercisable in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goals or objectives as shall be determined by the Administrator.

8.6Amount, Form and Timing of Settlement. Upon exercise of a Stock Appreciation Right, the Participant who holds such Stock Appreciation Right will be entitled to receive payment from the Company in an amount equal to the product of (a) the difference between the Fair Market Value of a share of Common Stock on the date of exercise over the Base Price per share of Common Stock covered by such Stock Appreciation Right and (b) the number of shares of Common Stock with respect to which such Stock Appreciation Right is being exercised. Payment in respect thereof will be made no later than thirty (30) days after such exercise, provided that such payment will be made in a manner such that no amount of compensation will be treated as deferred under Treasury Regulation Section 1.409A‑1(b)(5)(i)(D). Such payment may, in the discretion of the Administrator, be in cash, shares of Common Stock of equivalent Fair Market Value as of the date of exercise, or a combination of both, except as specifically provided in the Stock Appreciation Right Agreement.

8.7Rights as a Stockholder. Holders of Stock Appreciation Rights shall have no rights or privileges as a stockholder with respect to any shares of Common Stock covered thereby unless and until they become owners of shares of Common Stock following settlement in respect of such Stock Appreciation Rights, in whole or in part, in shares of Common Stock, pursuant to the terms, restrictions and conditions set forth in the relevant Stock Appreciation Rights Agreement.

8.8Restrictions. Stock Appreciation Rights may not be sold, pledged, or otherwise encumbered or disposed of and shall not be assignable or transferable except by will, the laws of descent and distribution or pursuant to a domestic relations order entered by a court in settlement of marital property rights, except as specifically provided in the Stock Appreciation Right Agreement or as authorized by the Administrator.

8.9Unvested Shares. The Administrator shall have the discretion to grant Stock Appreciation Rights that may be exercised or settled for unvested shares of Common Stock on such terms and conditions as the Administrator shall determine from time to time.

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8.10Compliance with Code Section 409A. Notwithstanding anything in this Article 8 to the contrary, all award of Stock Appreciation Rights are intended to be structured to satisfy the requirements of Code Section 409A, or an applicable exemption, as determined by the Administrator.

ARTICLE 9. ADMINISTRATION OF THE PLAN

9.1Administrator. Authority to control and manage the operation and administration of the Plan shall be vested in the Board, which may delegate such responsibilities in whole or in part to the Committee. Each of the members shall meet the independence requirements under the then applicable rules, regulations or listing requirements adopted by The Nasdaq Stock Market or the principal exchange on which the Common Stock is then listed or admitted to trading. Members of the Committee may be appointed from time to time by, and shall serve at the pleasure of, the Board. The Board may limit the composition of the Committee to those persons necessary to comply with the requirements of Section 16 of the Exchange Act. As used herein, the term “Administrator” means the Board or, with respect to any matter as to which responsibility has been delegated to the Committee, the term Administrator shall mean the Committee.

9.2Delegation of Authority. To the extent permitted by Applicable Law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company or to such other person or body as it deems appropriate the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 9; provided, however, that in no event shall an officer of the Company or other person or body as referenced herein be delegated the authority to grant Awards to, or amend Awards held by: (a) individuals who are subject to Section 16 of the Exchange Act or (b) officers of the Company (or Directors) or other persons or bodies to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 9.2 shall serve in such capacity at the pleasure of the Board and the Committee.

9.3Powers of the Administrator. In addition to any other powers or authority conferred upon the Administrator elsewhere in this Plan or by law, the Administrator shall have full power and authority: (a) to determine the persons to whom, and the time or times at which, Incentive Options, Nonqualified Options, Restricted Stock Units, Restricted Stock or Stock Appreciation Rights shall be granted, the number of shares to be represented by each Award Agreement, and the Exercise Price of such Options, the Purchase Price of the Restricted Stock and the Base Price of such Stock Appreciation Rights; (b) to interpret the Plan; (c) to create, amend or rescind rules and regulations relating to the Plan; (d) to determine the terms, conditions and restrictions contained in, and the form of, Award Agreements; (e) to determine the identity or capacity of any persons who may be entitled to exercise a Participant’s rights under any Option Agreement, Restricted Stock Unit Agreement, Restricted Stock Agreement or Stock Appreciation Right Agreement under the Plan; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement; (g) to accelerate the vesting of any Award; (h) to extend the expiration date of any Option Agreement or Stock Appreciation Right Agreement; (i) to amend outstanding Award Agreements to provide for, among other things, any change or modification which the Administrator could have included in the original agreement or in furtherance of the powers provided for herein; and (j) to make all other determinations necessary or advisable for the administration of this Plan, but only to the extent not contrary to the express provisions of this Plan. Any action, decision, interpretation, or determination made in good faith by the Administrator in the exercise of its authority conferred upon it under this Plan shall be final and binding on the Company and all Participants. Notwithstanding any term or provision in this Plan, the Administrator shall not have the power or authority, by amendment or otherwise to extend the expiration date of an Option or Stock Appreciation Right beyond the original expiration date of such Option or Stock Appreciation Right.

9.4Repricing Prohibited. Subject to Section 4.2, and except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), neither the Committee nor the Board shall amend the terms of outstanding Awards to reduce the Exercise Price of outstanding Options or the Base Price of outstanding Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, Options with an Exercise Price that is less than the Exercise Price of the original Options, or Stock Appreciation Rights with a Base Price that is less than the Base Price of the original Stock Appreciation Rights, in each case without approval of the Company’s stockholders, evidenced by a majority of votes cast.

9.5Limitation on Liability. No employee of the Company or member of the Board or Committee shall be subject to any liability with respect to duties under the Plan unless the person acts fraudulently or in bad faith. To the extent permitted

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by law, the Company shall indemnify each member of the Board or Committee, and any employee of the Company with duties under the Plan, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of such person’s conduct in the performance of duties under the Plan.

9.6No Dividends on Unvested Awards. The Administrator may not provide for the current payment of dividends or dividend equivalents with respect to any shares of Common Stock subject to an outstanding Award granted under the Plan (or portion thereof) that has not vested. For any such Award, the Administrator may provide only for the accrual of dividends or dividend equivalents that will not be payable to the Participant unless and until, and only to the extent that, such Award vests. No dividends or dividend equivalents shall be paid on Options or Stock Appreciation Rights.

ARTICLE 10. RESTRICTIONS; EXTENSIONS

10.1Clawback/Recovery. All Options and Stock Appreciation Rights, or any shares of Common Stock or cash issued or awarded pursuant to the exercise of Options or Stock Appreciation Rights, and all Restricted Stock and Restricted Stock Units will be subject to recoupment in accordance with any clawback or recovery policy that the Company adopts pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of an event constituting Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

10.2Termination for Cause. Except as explicitly provided otherwise in a Participant’s Stock Option Agreement or Stock Appreciation Right Agreement or other individual written agreement between the Company or any Affiliated Company and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR will terminate immediately upon such Participant’s termination of Continuous Service, and the Participant will be prohibited from exercising his or her Option or SAR from and after the date of such termination of Continuous Service. “Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, shall mean Cause as defined in this Plan. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Administrator, in its sole discretion. Any determination by the Administrator that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Options or Stock Appreciation Rights held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

10.3Extension of Termination Date.

(a)If the exercise of an Option or Stock Appreciation Right following the termination of the Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the Securities Act, then the Option or Stock Appreciation Right will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post termination exercise period after the termination of the Participant’s Continuous Service (as set forth in the applicable Award Agreement) as extended for any period of time during which the exercise of the Option or Stock Appreciation Right would violate the Securities Act, and (ii) the final expiration of the Option or Stock Appreciation Right as set forth in the applicable Stock Option Agreement or Stock Appreciation Right Agreement.

(b)Unless otherwise provided in a Participant’s Option Agreement or Stock Appreciation Right Agreement, if the sale of any Common Stock received on exercise of an Option or Stock Appreciation Right following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s Insider Trading Policy (assuming, for this purpose, that Participant’s Continuous Service had not terminated and thus the provisions of the Insider Trading Policy continued to apply to Participant), then the Option or Stock Appreciation Right will terminate on the earlier of (i) the expiration of a period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service (as set forth in the applicable Award Agreement) as extended for any period of time during which the sale of the Common Stock received upon exercise of the Option or Stock Appreciation Right would violate the Insider Trading Policy (assuming, for this purpose, that Participant’s Continuous Service had not terminated and thus the provisions of the

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Insider Trading Policy continued to apply to Participant) if, and only if, such violation of the Insider Trading Policy arose during the unmodified post-termination exercise period, or (ii) the final expiration of the term of the Option or Stock Appreciation Right as set forth in the applicable Stock Option Agreement or Stock Appreciation Right Agreement.

ARTICLE 11. CHANGE IN CONTROL

11.1Options and Stock Appreciation Rights. In order to preserve a Participant’s rights with respect to any outstanding Options or Stock Appreciation Rights in the event of a Change in Control of the Company:

(a)Vesting of all outstanding Options and Stock Appreciation Rights shall accelerate automatically effective as of immediately prior to the consummation of the Change in Control unless the Options or Stock Appreciation Rights are to be assumed by the acquiring or successor entity (or parent thereof) or new options, stock appreciation rights or New Incentives are to be issued in exchange therefor, as provided in subsection (b) below.

(b)Vesting of outstanding Options or Stock Appreciation Rights shall not accelerate if and to the extent that: (i) the Options or Stock Appreciation Rights (including the unvested portion thereof) are to be assumed by the acquiring or successor entity (or parent thereof) or new options or stock appreciation rights of comparable value and containing such terms and provisions as the Administrator in its discretion may consider equitable are to be issued in exchange therefor pursuant to the terms of the Change in Control transaction, or (ii) the Options or Stock Appreciation Rights (including the unvested portion thereof) are to be replaced by the acquiring or successor entity (or parent thereof) with other incentives of comparable value containing such terms and provisions as the Administrator in its discretion may consider equitable under a new incentive program (“New Incentives”). If outstanding Options or Stock Appreciation Rights are assumed, or if new options or stock appreciation rights of comparable value are issued in exchange therefor, then each such Option, new option, Stock Appreciation Right or new stock appreciation right shall be appropriately adjusted, concurrently with the Change in Control, to apply to the number and class of securities or other property that the Participant would have received pursuant to the Change in Control transaction in exchange for the shares that would have been issued upon exercise of the Option or Stock Appreciation Right had the Option or Stock Appreciation Right been exercised immediately prior to the Change in Control and, with respect to Stock Appreciation Rights, payments in respect of such Stock Appreciation Right been made in shares, and appropriate adjustment also shall be made to the Exercise Price or Base Price such that the aggregate Exercise Price of each such Option or new option or Base Price of each Stock Appreciation Right or new stock appreciation right shall remain the same as nearly as practicable and in a manner satisfying the provisions of Sections 409A and 424 of the Code.

(c)If any Option or Stock Appreciation Right is assumed by an acquiring or successor entity (or parent thereof) or a new option or stock appreciation right of comparable value or New Incentive is issued in exchange therefor pursuant to the terms of a Change in Control transaction, then, if so provided in an Option Agreement or Stock Appreciation Right Agreement, the vesting of the Option, new option, Stock Appreciation Right, new stock appreciation right or New Incentive shall accelerate if and at such time as the Participant’s service as an employee, director, officer, consultant or other Service Provider to the acquiring or successor entity (or a parent or subsidiary thereof) is terminated involuntarily or voluntarily under certain circumstances within a specified period following consummation of the Change in Control, pursuant to such terms and conditions as shall be set forth in the Option Agreement or Stock Appreciation Right Agreement.

(d)If vesting of outstanding Options or Stock Appreciation Rights will accelerate pursuant to subsection (a) above, the Administrator in its discretion may provide, in connection with the Change in Control transaction, for the purchase or exchange of each Option or Stock Appreciation Right for an amount of cash or other property having a value equal to (i) with respect to each Option, the amount (or “spread”) by which, (x) the value of the cash or other property that the Optionee would have received pursuant to the Change in Control transaction in exchange for the shares issuable upon exercise of the Option had the Option been exercised immediately prior to the Change in Control, exceeds (y) the Exercise Price of the Option, and (ii) with respect to each Stock Appreciation Right, the value of the cash or other property that the Participant would have received had the Stock Appreciation Right been exercised immediately prior to the Change in Control.

(e)The Administrator shall have the discretion to provide in each Option Agreement and Stock Appreciation Right Agreement other terms and conditions that relate to (i) vesting of such Option or Stock Appreciation Right in the event of a Change in Control and (ii) assumption of such Options or Stock Appreciation Rights or issuance of

Tandem Diabetes Care	B-12	2024 Proxy Statement

Appendix B
comparable securities or New Incentives in the event of a Change in Control. The aforementioned terms and conditions may vary in each Option Agreement and Stock Appreciation Right Agreement and may be different from and have precedence over the provisions set forth in Sections 11.1(a) - 11.1(d) above.

(f)Outstanding Options and Stock Appreciation Rights shall terminate and cease to be exercisable upon consummation of a Change in Control except to the extent that the Options or Stock Appreciation Rights are assumed by the successor entity (or parent thereof) pursuant to the terms of the Change in Control transaction.

(g)If outstanding Options or Stock Appreciation Rights will not be assumed by the acquiring or successor entity (or parent thereof), the Administrator shall cause written notice of a proposed Change in Control transaction to be given to the Participants who hold Options and Stock Appreciation Rights not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction.

11.2Restricted Stock Units and Restricted Stock. In order to preserve a Participant’s rights with respect to any outstanding Restricted Stock Units or Restricted Stock in the event of a Change in Control of the Company:

(a)All Restricted Stock Units and Restricted Stock shall vest in full effective as of immediately prior to the consummation of the Change in Control, except to the extent that in connection with such Change in Control, the acquiring or successor entity (or parent thereof) provides for the continuance or assumption of Restricted Stock Unit Agreements or Restricted Stock Agreements or the substitution of new agreements of comparable value covering shares of a successor corporation, with appropriate adjustments as to the number and kind of shares.

(b)The Administrator in its discretion may provide in any Restricted Stock Unit Agreement or Restricted Stock Agreement that if, upon a Change in Control, the acquiring or successor entity (or parent thereof) assumes such Restricted Stock Unit Agreement or Restricted Stock Agreement or substitutes new agreements of comparable value and containing such terms and provisions as the Administrator in its discretion may consider equitable covering shares of a successor corporation (with appropriate adjustments as to the number and kind of shares), then the Restricted Stock Units or Restricted Stock or any substituted shares covered thereby shall immediately vest in full, if the Participant’s service as an employee, director, officer, consultant or other Service Provider to the acquiring or successor entity (or a parent or subsidiary thereof) is terminated involuntarily or voluntarily under certain circumstances within a specified period following consummation of a Change in Control, pursuant to such terms and conditions as shall be set forth in the Restricted Stock Unit Agreement or Restricted Stock Agreement.

(c)If vesting of outstanding Restricted Stock Units or Restricted Stock will accelerate pursuant to subsection (a) above, the Administrator in its discretion may provide, in connection with the Change in Control transaction, for the purchase or exchange of each Restricted Stock Unit or Restricted Stock for an amount of cash or other property having a value equal to the value of the cash or other property that the Participant would have received had the Restricted Stock vested immediately prior to the Change in Control.

(d)The Administrator shall have the discretion to provide in each Restricted Stock Unit Agreement or Restricted Stock Agreement other terms and conditions that relate to (i) vesting of such Restricted Stock Units or Restricted Stock in the event of a Change in Control and (ii) assumption of such Restricted Stock Unit Agreements or Restricted Stock Agreements or issuance of substitute new agreements of comparable value in the event of a Change in Control. The aforementioned terms and conditions may vary in each Restricted Stock Unit Agreement or Restricted Stock Agreement and may be different from and have precedence over the provisions set forth in Sections 11.2(a) - 11.2(c) above.

11.3Dissolution or Liquidation. Except as otherwise provided in an Award Agreement, in the event of a dissolution, liquidation or winding up of the Company, all outstanding Awards will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition under an award of Restricted Stock or pursuant to early exercise of an Option, may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service; provided, however, that the Administrator may, in its sole discretion, cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution, liquidation or winding up is completed but contingent on its completion.

Tandem Diabetes Care	B-13	2024 Proxy Statement

Appendix B
ARTICLE 12. AMENDMENT AND TERMINATION OF THE PLAN

12.1Amendments. The Board may from time to time alter, amend, suspend, or terminate this Plan in such respects as the Board may deem advisable. No such alteration, amendment, suspension, or termination shall be made which shall substantially affect or impair the rights of any Participant under an outstanding Award Agreement without such Participant’s consent. The Board may alter or amend the Plan to comply with requirements under the Code relating to Incentive Options or other types of options which give Optionees more favorable tax treatment than that applicable to Options granted under this Plan as of the Effective Date. Upon any such alteration or amendment, any outstanding Option granted hereunder may, if the Administrator so determines and if permitted by Applicable Law, be subject to the more favorable tax treatment afforded to an Optionee pursuant to such terms and conditions. The Board may also adopt amendments of the Plan relating to certain nonqualified deferred compensation under Section 409A of the Code and/or ensuring the Plan or any Awards granted under the Plan are exempt from, or compliant with, the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of Applicable Law.

12.2Foreign Participants. The Board may from time to time adopt such procedures, terms and conditions and sub-plans as are necessary or appropriate to facilitate participation in the Plan by Service Providers who are foreign nationals or employed or providing services outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreements that are required or advisable for compliance with the laws of the relevant foreign jurisdiction).

12.3Plan Termination. Unless this Plan shall theretofore have been terminated, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date and no Awards may be granted under the Plan thereafter, but Award Agreements then outstanding shall continue in effect in accordance with their respective terms.

ARTICLE 13. TAXES

13.1Withholding. The Company or any Affiliated Company, as applicable, shall have the authority and the right to deduct or withhold, or to require a Participant to remit to the Company or one or more of its Affiliated Companies, the amount of any Tax-Related Items concerning a Participant arising as a result of the Participant’s participation in the Plan or to take such other action as may be necessary or appropriate in the opinion of the Company or an Affiliated Company, as applicable, to satisfy such Tax-Related Items. The Company may defer making payment of an Award if any such Tax-Related Items may be pending unless and until indemnified to its satisfaction, and neither the Company nor any Affiliated Company shall have any liability to any Participant for exercising the foregoing right. The Committee may, in its sole discretion and subject to such rules as it may adopt, permit or require a Participant to pay all or a portion of the Tax-Related Items arising in connection with an Award by, one or a combination of the following: (a) having the Participant pay an amount in cash (by check or wire transfer), (b) having the Company or Affiliated Company withhold from the Participant’s wages or other cash compensation; (c) having the Company withholding from the proceeds of the sale of shares of Common Stock underlying an Award, either through a voluntary sale or a mandatory sale arranged by the Company on the Participant’s behalf, without need of further authorization; (d) having the Company withhold shares of Common Stock otherwise issuable under an Award (or allowing the return of shares of Common Stock) sufficient, as determined by the Company in its sole discretion, to satisfy such Tax-Related Items; (e) having the Participant deliver shares of Common Stock (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six (6) months (or such other period as established from time to time by the Company to avoid adverse accounting treatment under applicable accounting standards) sufficient, as determined by the Company in its sole discretion, to satisfy such Tax-Related Items; (f) requiring the Participant to repay the Company or Affiliated Company, as applicable, in cash or in shares of Common Stock, for Tax-Related Items paid on the Participant’s behalf, or (vii) any other method of withholding determined by the Committee that is permissible under Applicable Laws.

Tandem Diabetes Care	B-14	2024 Proxy Statement

Appendix B
13.2Compliance with Section 409A of the Code. Options, Restricted Stock Units, Restricted Stock and Stock Appreciation Rights will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code such that the grant, payment, settlement, or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement is intended to meet the requirements of Section 409A of the Code and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or grant, payment, settlement, or deferral thereof is subject to Section 409A of the Code such Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, such that the grant, payment, settlement or deferral thereof will not be subject to the additional tax or interest applicable under Section 409A of the Code. Notwithstanding the generality of the preceding sentence, to the extent any grant, payment, settlement or deferral of an Award subject to Section 409A is subject to the requirement under Section 409A(a)(2)(B)(i) of the Code that such grant, payment, settlement or deferral be delayed until six (6) months after Participant’s separation from service if Participant is a specified employee within the meaning of the aforesaid section of the Code at the time of such separation from service, then such grant, payment, settlement or deferral will not be made before the date which is six (6) months after the date of such separation from service (or, if earlier, the date of death of such Participant).

13.3No Representations or Covenants with respect to Tax Qualification. Although the Company may endeavor to (a) qualify an Award under the Plan for favorable or specific tax treatment under the laws of the United States or jurisdictions outside of the United States or (b) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, anything to the contrary in this Plan, including Section 13.2 hereof, notwithstanding. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan. Nothing in this Plan or in an Award Agreement shall provide a basis for any person to take any action against the Company or any Affiliated Company based on matters covered by Section 409A of the Code, including the tax treatment of any Awards, and neither the Company nor any Affiliated Company will have any liability under any circumstances to the Participant or any other party if the Award that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Administrator with respect thereto.

ARTICLE 14. MISCELLANEOUS

14.1Benefits Not Alienable. Other than as provided above, benefits under this Plan may not be assigned or alienated, whether voluntarily or involuntarily. Any unauthorized attempt at assignment, transfer, pledge, or other disposition shall be without effect.

14.2No Enlargement of Employee Rights. This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Participant to be consideration for, or an inducement to, or a condition of, the employment of any Participant. Nothing contained in the Plan shall be deemed to give the right to any Participant to be retained as an employee of the Company or any Affiliated Company or to interfere with the right of the Company or any Affiliated Company to discharge any Participant at any time. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising any right under any outstanding Awards under the Plan. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Option or any other form of Award under the Plan or a possible period in which such Option or other Award may not be exercised. The Company has no duty or obligation to reduce the tax consequences of any Award granted to a Participant under the Plan.

14.3Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Common Stock and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

14.4Fractional Shares. Unless the Administrator otherwise determines, no fractional shares of Common Stock shall be issued and the Administrator, in its discretion, shall determine whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

Tandem Diabetes Care	B-15	2024 Proxy Statement

Appendix B

14.5Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Option Agreements or Restricted Stock Agreements, except as otherwise provided herein, will be used for general corporate purposes.

14.6Governing Law. The Plan and any Agreements hereunder shall be administered, interpreted, and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

14.7Annual Reports. During the term of this Plan, the Company will furnish to each Participant who does not otherwise receive such materials, copies of all reports, proxy statements and other communications that the Company distributes generally to its stockholders or as otherwise required by Applicable Law.

14.8Stockholder Approval. This Plan shall be effective as of the approval of the stockholders of the Company.

14.9Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

Tandem Diabetes Care	B-16	2024 Proxy Statement

TANDEM Diabetes Care

NASDAQ GLOBAL MARKET | TNDM

Corporate Headquarters
12400 High Bluff Drive
San Diego, CA 92130
(858) 366-6900
tandemdiabetes.com

Independent Registered Public Accounting Firm
Ernst & Young LLP
4365 Executive Drive, Suite 1600
San Diego, CA 92121

Transfer Agent
Equiniti
6201 15th Avenue
Brooklyn, NY 11219
equiniti.com

DATE & TIME

Annual Stockholder Meeting

The annual meeting of Tandem Diabetes Care stockholders will be held virtually on **Wednesday, May 22, 2024 at 3 pm (Pacific).**

Stockholder Inquiries
Stockholders may obtain copies of our news releases, Securities and Exchange Commission filings, including Forms 10-K, 10-Q, and 8-K, — and other Company information by accessing our website at investor.tandemdiabetes.com or by contacting Investor Relations at (858) 366-6900.

© 2024 Tandem Diabetes Care, Inc. All rights reserved. Tandem Diabetes Care, the Tandem logo, Tandem Mobi, and t:slim X2 are either registered trademarks or trademarks of Tandem Diabetes Care, Inc. in the United States and/or other countries. All other trademarks are the property of their respective owners. CM-001298_E

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 21, 2024, for shares held directly and by 11:59 P.M. ET on May 20, 2024, for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TNDM2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 21, 2024, for shares held directly and by 11:59 P.M. ET on May 20, 2024, for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V44440-P08637

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TANDEM DIABETES CARE, INC.

The Board of Directors recommends you vote FOR each of the following:

Nominees:	For	Against	Abstain
1a. Rebecca Robertson	☐	☐	☐
1b. Dick Allen	☐	☐	☐
1c. Myoungil Cha	☐	☐	☐
1d. Peyton Howell	☐	☐	☐
1e. Joao Malagueira	☐	☐	☐
1f. Kathleen McGroddy-Goetz	☐	☐	☐
1g. John Sheridan	☐	☐	☐
1h. Rajwant Sodhi	☐	☐	☐
1i. Christopher Twomey	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting of Stockholders, Proxy Statement, Form of Electronic Proxy Card and Annual Report on Form 10-K are available at www.proxyvote.com

V44441-P08637

TANDEM DIABETES CARE, INC.
Annual Meeting of Stockholders
Wednesday, May 22, 2024 at 3:00 P.M., Pacific Time
This proxy is solicited by the Board of Directors

The undersigned stockholder hereby appoints Rebecca Robertson and Leigh Vosseller, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of TANDEM DIABETES CARE, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held virtually at 3:00 P.M., Pacific Time on Wednesday, May 22, 2024, or at any adjournment or postponement thereof, at www.virtualshareholdermeeting.com/TNDM2024.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side